UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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DEERE & COMPANY
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JOHN DEERE

DEERE
544L

NOTICE OF 2020

ANNUAL MEETING AND PROXY STATEMENT

DEERE & COMPANY WORLD HEADQUARTERS | MOLINE, ILLINOIS | FEBRUARY 26, 2020

Who we are

John Deere is a world leader in providing advanced products and services and is committed to the success of customers whose work is linked to the land — those who cultivate, harvest, transform, enrich, and build upon the land to meet the world’s dramatically increasing need for food, fuel, shelter, and infrastructure.

OUR COMMITMENT	OUR CORE VALUES	OUR SUSTAINABILITY EFFORTS

We are committed to those linked to the land. We believe that by serving them we support improving the quality of life for people around the world. Through the excellence of our products and services, we help our customers meet two of the biggest challenges in the world: feeding a population growing in size and affluence and developing the infrastructure required to support growing urbanization.

John Deere, with major agricultural and construction equipment businesses, is uniquely positioned to help our customers meet those challenges.

In conducting our business, we are guided by four core values that company founder John Deere was known for — integrity, quality, commitment, and innovation.

We apply those values in creating our products and services, maintaining our relationships, and operating our factories.

John Deere is in a unique position to improve the quality of life and land for people all around the world. Sustainability is deeply rooted in John Deere’s higher purpose. That’s why, after more than 182 years, we have demonstrated our dedication to feeding a growing population, empowering global prosperity, protecting natural resources, and more.

January 10, 2020

DEAR FELLOW SHAREHOLDERS,

On behalf of the Board of Directors and the senior management team, we cordially invite you to attend Deere & Company’s Annual Meeting of Shareholders, which will be held on Wednesday, February 26, 2020, at 10 a.m. Central Standard Time at Deere & Company World Headquarters, One John Deere Place, Moline, Illinois, 61265.

At this meeting, you will have a chance to vote on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement, and we will share a report on our operations.

Your vote is important. Even if you plan to attend the Annual Meeting, please vote by internet, telephone, or mail as soon as possible to ensure your vote is recorded promptly. The instructions set forth in the Proxy Statement and on the proxy card explain how to vote your shares.

On behalf of the Board of Directors, thank you for your ongoing support of Deere & Company.

Sincerely,

Samuel R. Allen	Vance D. Coffman
Chairman of the Board	Presiding Director

Notice of 2020 Annual Meeting of Shareholders

DATE
Wednesday, February 26, 2020

TIME
10 a.m. Central Standard Time

PLACE
Deere & Company
World Headquarters
One John Deere Place
Moline, Illinois 61265

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON FEBRUARY 26, 2020:
The Proxy Statement and Annual Report are available on our website at www.JohnDeere.com/stock.

Your opinion is very important. Please vote on the matters described in the accompanying Proxy Statement as soon as possible, even if you plan to attend the 2020 Annual Meeting of Shareholders (the “Annual Meeting”). You can find voting instructions on page 86.

In addition to the Proxy Statement, we are sending you our Annual Report, which includes our fiscal 2019 financial statements. If you wish to receive future proxy statements and annual reports electronically rather than receiving paper copies in the mail, please turn to the section entitled “Electronic Delivery of Proxy Statement and Annual Report” on page 90 for instructions.

At the Annual Meeting, shareholders will be asked to:
1.	Elect the 11 director nominees named in the Proxy Statement (see page 6).	4.	Approve the John Deere 2020 Equity and Incentive Plan (see page 72).
2.	Approve an amendment to Deere’s Bylaws to provide that courts located in Delaware will be the exclusive forum for certain legal disputes (see page 25).	5.	Ratify the appointment of Deloitte & Touche LLP as Deere’s independent registered public accounting firm for fiscal 2020 (see page 80).
3.	Approve the compensation of Deere’s named executives on an advisory basis (“say-on-pay”) (see page 27).	6.	Vote on the shareholder proposal, if properly presented at the meeting (see page 83).
		7.	Consider any other business properly brought before the meeting.

PLEASE VOTE YOUR SHARES
If you were a Deere shareholder of record at the close of business on December 31, 2019, we encourage you to vote promptly in one of the following ways:
BY TELEPHONE
In the U.S. or Canada, you can vote your shares by calling 1-800-690-6903.
BY MAIL
You can vote by mail by marking, dating, and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

BY INTERNET
You can vote your shares online at www.proxyvote.com. You will need the 16-digit control number on the Notice of Internet Availability or proxy card.
IN PERSON
You can vote in person at the Annual Meeting. See page 88 for information on how to pre-register.

On behalf of the Board of Directors, I thank you for exercising your right to vote your shares.

For the Board of Directors,

Todd E. Davies, Corporate Secretary
Moline, Illinois, January 10, 2020

This Proxy Statement is issued in connection with the solicitation of proxies by the Board of Directors of Deere & Company for use at the Annual Meeting and at any adjournment or postponement thereof. On or about January 10, 2020, we will begin distributing print or electronic materials regarding the Annual Meeting to each shareholder entitled to vote at the meeting. Shares represented by a properly executed proxy will be voted in accordance with instructions provided by the shareholder.

Proxy Summary
2	Proxy Summary

Election of Directors
6	Item 1 – Election of Directors
14	Corporate Governance
20	Compensation of Directors
22	Security Ownership of Certain Beneficial Owners and Management
24	Review and Approval of Related Person Transactions

Bylaw Amendment Proposal
25	Item 2 – Approval of Bylaw Amendment to Provide that the Courts Located in Delaware Will Be the Exclusive Forum for Certain Legal Disputes

Advisory Vote on Executive Compensation
27	Item 3 – Advisory Vote on Executive Compensation
28	Compensation Discussion and Analysis
	30	Executive Summary
	32	2019 Compensation Overview
	34	Direct Compensation Elements
	48	Indirect Compensation Elements
	50	Compensation Methodology and Process
	54	Risk Assessment of Compensation Policies and Practices
55	Compensation Committee Report
56	Executive Compensation Tables
71	Pay Ratio Disclosure
71	Equity Compensation Plan Information

Approval of the John Deere 2020 Equity and Incentive Plan
72	Item 4 – Approval of the John Deere 2020 Equity and Incentive Plan
72	Summary of Proposal
74	Principal Features of the Plan
78	U.S. Federal Income Tax Consequences of Stock Options
79	New Plan Benefits

Ratification of Independent Registered Public Accounting Firm
80	Item 5 – Ratification of Independent Registered Public Accounting Firm
82	Audit Review Committee Report

Shareholder Proposal
83	Item 6 – Shareholder Proposal

Additional Information
86	Voting and Meeting Information
89	Annual Report
89	Householding Information
90	Electronic Delivery of Proxy Statement and Annual Report
90	Information not Incorporated into This Proxy Statement
90	Other Matters
90	2021 Shareholder Proposals and Nominations
91	Cost of Solicitation

Appendices
92	Appendix A – Director Independence Categorical Standards of Deere & Company Corporate Governance Policies
94	Appendix B – Deere & Company Reconciliation of Variable Compensation Measures to Non-GAAP Measures
96	Appendix C – John Deere 2020 Equity and Incentive Plan

1	DEERE & COMPANY	2020 PROXY STATEMENT

Proxy Summary
Meeting Agenda and Voting Recommendations

Proxy Summary

This summary highlights selected information contained in this Proxy Statement, but it does not contain all the information you should consider. We urge you to read the whole Proxy Statement before you vote. You also may wish to review Deere’s Annual Report on Form 10-K for the fiscal year ended November 3, 2019. Deere uses a 52/53 week fiscal year ending on the last Sunday in the reporting period. Deere’s 2019, 2018, and 2017 fiscal years ended on November 3, 2019, October 28, 2018, and October 29, 2017, respectively. Unless otherwise stated, all information presented in this Proxy Statement is based on Deere’s fiscal calendar.

Meeting Agenda and Voting Recommendations

Item		Voting Standard	Vote Recommendation	Page Reference
1.	Annual election of directors	Majority of votes cast	FOR each nominee	6
2.	Approval of Bylaw Amendment regarding exclusive forum	Majority of votes present in person or by proxy	FOR	25
3.	Advisory vote on executive compensation	Majority of votes present in person or by proxy	FOR	27
4.	Approval of John Deere 2020 Equity and Incentive Plan	Majority of votes present in person or by proxy	FOR	72
5.	Ratification of independent registered public accounting firm	Majority of votes present in person or by proxy	FOR	80
6.	Shareholder proposal	Majority of votes present in person or by proxy	AGAINST the proposal	83

Director Nominees
Every member of our Board of Directors is elected annually. You are being asked to vote on the election of these 11 nominees, all of whom currently serve as directors.

All directors other than Samuel R. Allen and John C. May are INDEPENDENT.

			Committee Memberships
Name	Age	Director Since	Executive	Audit Review	Compensation	Corporate Governance	Finance
Samuel R. Allen Chairman, Deere & Company	66	2009	CHAIR
Alan C. Heuberger Senior Manager, BMGI	46	2016		⬛			⬛
Charles O. Holliday, Jr. Chairman of Royal Dutch Shell plc	71	2007-2016; since 2018			⬛	⬛
Dipak C. Jain President (Europe), China Europe International Business School	62	2002		⬛			⬛
Michael O. Johanns Retired United States Senator from Nebraska	69	2015		⬛		⬛
Clayton M. Jones Retired Chairman, Rockwell Collins	70	2007	⬛		⬛	CHAIR
John C. May Chief Executive Officer, Deere & Company	50	2019
Gregory R. Page Chairman, Corteva, Inc.	68	2013	⬛	⬛			CHAIR
Sherry M. Smith Former Executive VP and CFO, SuperValu	58	2011	⬛	CHAIR			⬛
Dmitri L. Stockton Retired Special Advisor to Chairman and Senior VP, GE and Former Chairman, President, and CEO, GE Asset Management	55	2015			⬛		⬛
Sheila G. Talton President and CEO, Gray Matter Analytics	67	2015		⬛			⬛

2	DEERE & COMPANY	2020 PROXY STATEMENT

Proxy Summary
Annual Meeting of Shareholders

Annual Meeting of Shareholders
You are entitled to vote at the meeting if you were a holder of record of our common stock at the close of business on December 31, 2019. Please see “Additional Information – Voting and Meeting Information – How Do I Vote?” for instructions on how to vote your shares and other important Annual Meeting information. If you wish to attend the meeting in person, we encourage you to register on or prior to Tuesday, February 25, 2020, to obtain an admission ticket. See “Additional Information – Voting and Meeting Information – Attendance at the Annual Meeting” for additional instructions.

Governance and Compensation Changes
Over our more than 180-year history, one of the things we have learned is the inevitability of change. As a result, we regularly assess what we do to determine how we can adapt and improve. This approach applies to our corporate governance and compensation plans as much as it does to our manufacturing processes and product innovation. Here is a summary of the changes we have made in recent years.

CORPORATE GOVERNANCE

—We adopted a bylaw in 2016 allowing shareholders meeting certain requirements to nominate directors and have such nominees included in the proxy statement, commonly referred to as “proxy access.”
—In 2017, we increased the retirement age for board members to 75 to reflect recent industry trends and to provide stability in the composition of our board.

COMPENSATION

—The performance goals for our short-term incentive plan were significantly increased in 2018 to align more appropriately to our current enterprise strategy.
—A downward TSR Modifier for LTIC was implemented for the performance periods ending in FY2017, FY2018, and FY2019. If TSR performance was below the 50th percentile, the payout would be reduced by the modifier. For the performance period ending in FY2020, the TSR modifier will be multiplicative and could adjust upward or downward based upon TSR performance as compared to the peer group.
—Performance Stock Units (PSUs) will now be based solely on a revenue growth metric. TSR as a standalone metric will apply only to the cash portion of the long-term award.
—The consolidated financials of the Wirtgen acquisition are excluded from the Equipment Operations Operating Return on Operating Assets (OROA) and Shareholder Value Added (SVA) for calculating variable compensation for fiscal 2018 and 2019 to allow for integration and to determine appropriate incentive metrics. Wirtgen is included in the revenue component of the variable pay metrics to incent executive leadership to drive for successful integration and continued growth of the business.

Fiscal 2019 Performance Highlights

Deere & Company (Deere or the Company) achieved net sales and revenues of $39.258 billion in fiscal 2019 — a record — compared with $37.358 billion in fiscal 2018. Performance was bolstered by a record year for the Construction & Forestry Division, which included a full year of Wirtgen sales. (Fiscal 2018 included only 10 months of Wirtgen results.)

Fiscal 2019 net income attributable to Deere & Company was $3.253 billion, or $10.15 per share, compared with $2.368 billion, or $7.24 per share, in fiscal 2018. Common stock closed at $176.11 on November 3, 2019. The company boosted dividends to $3.04 per share for the year, up nearly 18 percent from 2018.

In 2019, Deere continued to invest heavily in the future, devoting nearly $1.8 billion to research and development. The results included a new generation of tractors, Deere’s largest-ever combine, and several other industry leading products and services. Development investments also strengthened the company’s precision ag capabilities, which we believe will continue to be a key differentiator of our products.

Other financial highlights for the year include:

—	Generating $1.515 billion in economic profit, or Shareholder Value Added
—	Returning nearly $2.196 billion to stockholders in the form of dividends and share repurchases

For more information regarding our fiscal 2019 financial performance, please see our Annual Report, which is available at www.JohnDeere.com/stock.

3	DEERE & COMPANY	2020 PROXY STATEMENT

Proxy Summary
Fiscal 2019 Performance Highlights

NET SALES AND REVENUES (Millions)	NET INCOME (1) (Millions)	ADJUSTED NET INCOME (2) (Millions)	SHAREHOLDER VALUE ADDED (3) (Millions)

Net sales and revenues rose 5% over fiscal 2018 due in part to strong Construction & Forestry equipment sales, plus two additional months of Wirtgen sales. Agriculture & Turf sales rose modestly.	Net income increased 37% to $3.253 billion, from $2.368 billion in 2018. Earnings per share rose 40% to $10.15, from $7.24 in 2018. See adjusted Net Income for effects of tax reform in 2018 and 2019.	Net income in 2019 was increased by $68 million and net income in 2018 was reduced by $705 million from discrete income tax adjustments related to tax reform. Adjusted earnings per share were $9.94 and $9.39 for the same respective periods.	Shareholder Value Added (SVA) slid 19% for the year, though all businesses delivered positive SVA. SVA represents operating profit less an implied charge for capital.

DEERE SHARE PRICE (at fiscal year-end)		CASH FLOW FROM OPERATING ACTIVITIES (Millions)

Deere share price closed the year at $176.11, up 32% from 2018. The company also declared $3.04 in dividends per share for the year, up from $2.58 in 2018.

Consolidated cash flow from operations totaled $3.4 billion. Cash flow funded important strategic projects and paid roughly $2.2 billion to investors in 2019 in the form of dividends and share repurchases.

(1)	Net income attributable to Deere & Company.
(2)	Adjusted net income is a non-GAAP measure that excludes discrete adjustments to the provision for income taxes related to the tax law enacted by the U.S. Government on December 22, 2017 (tax reform).
(3)	SVA is a non-GAAP measure and excludes Wirtgen. See Appendix B for details.

4	DEERE & COMPANY	2020 PROXY STATEMENT

Proxy Summary
Fiscal 2019 Executive Compensation Highlights

Fiscal 2019 Executive Compensation Highlights

Our compensation programs and practices are designed to create incentive opportunities for advancing our shareholders’ long-term interests. We use metrics that align with our business strategy and motivate our executives to create value for shareholders at all points in the business cycle. For fiscal 2019, we had three separate variable pay components (described below) — Short-Term Incentive (STI), Long-Term Incentive Cash (LTIC), and Long-Term Incentive (LTI) — which stimulate complementary behaviors.

This Metric	For this type of compensation	Contributes to this goal
Operating return on operating assets (OROA) (1)(2)	Annual cash bonus (known within Deere as STI)	exceptional operating performance for Equipment Operations
Return on equity (ROE) (1)		exceptional operating performance for Financial Services
Net Sales and Revenues		importance of sustainable growth in near-term decisions
Shareholder Value Added (SVA) (2)	Long-term cash (known within Deere as LTIC)	sustainable, profitable growth
Total Shareholder Return (TSR)		exceptional equity appreciation
Revenue growth	Long-term equity (known within Deere as LTI)	sustainable growth

(1)

OROA is a non-GAAP measure. The Equipment Operations OROA calculation excludes the assets from our Financial Services segment and certain corporate assets. Corporate assets are primarily the Equipment Operations’ retirement benefits, deferred income tax assets, marketable securities, and cash and cash equivalents. ROE is based solely on the Financial Services segment. See Appendix B for details.

(2)	Wirtgen is excluded from both the Equipment Operations OROA and SVA calculations for FY19 variable pay to allow time for integration and assimilation. See Appendix B for details.

For information about the metrics we use to measure compensation and the resulting payouts, see the Executive Summary of the Compensation Discussion and Analysis (CD&A).

The table below highlights the 2019 compensation for the Chairman and CEO and, on average, for all the other named executive officers (NEOs) as disclosed in the Fiscal 2019 Summary Compensation Table. The table also shows how much compensation was delivered in cash (versus equity) and the significant portion that is performance-based and therefore at risk.

Summary Compensation Table Elements	Salary	STI	LTIC	Performance Stock Units	Restricted Stock Units and Stock Options	Retirement and Other Compensation	Total
Chairman and CEO
Compensation	$1,591,667	$1,640,451	$2,119,920	$6,863,973	$5,471,866	$4,010,008	$21,697,885
% of Total	7%	8%	10%	32%	25%	18%	100%
Cash vs. Equity	Total Cash 25%			Total Equity 57%		Other 18%	100%
Short-Term vs. Long-Term	Short-Term 15%		Long-Term 85%				100%
Fixed vs. Performance-Based	Fixed 7%		Performance-Based 75%			Other 18%	100%

Average Other NEO
Compensation	$712,858	$490,454	$664,320	$1,354,141	$1,520,024	$966,842	$5,708,639
% of Total	12%	9%	12%	24%	27%	16%	100%
Cash vs. Equity	Total Cash 33%			Total Equity 51%		Other 16%	100%
Short-Term vs. Long-Term	Short-Term 21%		Long-Term 79%				100%
Fixed vs. Performance-Based	Fixed 12%	Performance-Based 72%				Other 16%	100%

5	DEERE & COMPANY	2020 PROXY STATEMENT

Item 1 – Election of Directors

How We Identify and Evaluate Director Nominees
The Corporate Governance Committee of the Board is responsible for screening candidates and recommending director nominees to the full Board. The Board nominates the slate of directors for election at each Annual Meeting of Shareholders and elects directors to fill vacancies or newly created Board seats.

The Corporate Governance Committee considers candidates recommended by shareholders, directors, officers, and third-party search firms. If you wish to nominate a director, please review the procedures described under “Additional Information – 2021 Shareholder Proposals and Nominations” in this Proxy Statement. The Corporate Governance Committee evaluates all candidates in the same manner, regardless of the source of the recommendation.

Deere’s Corporate Governance Policies, which are described in the “Corporate Governance” section of this Proxy Statement, establish the general criteria and framework for assessing director candidates. In particular, the Corporate Governance Committee considers each nominee’s skills, experience, international versus domestic background, and age, as well as legal and regulatory requirements and the particular needs of the Board at the time. In addition, the Board assesses the diversity of its members and nominees as part of an annual performance evaluation by considering, among other factors, diversity in expertise, experience, background, ethnicity, and gender. We believe a Board composed of members with complementary skills, qualifications, experiences, and attributes is best equipped to meet its responsibilities effectively.

Any director who experiences a material change in occupation, career, or principal business activity, including retirement, must tender a resignation to the Board. Upon recommendation from the Corporate Governance Committee, the Board may decline to accept any such resignation. Directors must retire from the Board upon the first Annual Meeting of Shareholders after reaching the age of 75, except as approved by the Board.

Director Nominees
The Corporate Governance Committee has recommended and the Board has nominated each of Samuel R. Allen, Alan C. Heuberger, Charles O. Holliday, Jr., Dipak C. Jain, Michael O. Johanns, Clayton M. Jones, John C. May, Gregory R. Page, Sherry M. Smith, Dmitri L. Stockton, and Sheila G. Talton to be elected for terms expiring at the Annual Meeting in 2021. Mr. Coffman has reached the mandatory retirement age and is not standing for re-election. The Board intends to reduce the size of the Board from 12 to 11 directors following the Annual Meeting. All of the nominees are current members of the Board, but Deere’s Certificate of Incorporation and good governance practices require all members of the Board to be elected annually.

6	DEERE & COMPANY	2020 PROXY STATEMENT

Election of Directors
Item 1 – Election of Directors

We have confidence that this talented slate of nominees will lead Deere capably in the year ahead. We discuss the nominees’ professional backgrounds and qualifications in the short biographies that follow.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL 11 NOMINEES.

Board Diversity
The Corporate Governance Committee believes that our Board is most effective when it embodies a diverse set of viewpoints and practical experiences. To maintain an effective Board, the Corporate Governance Committee considers how each nominee’s particular background, experience, qualifications, attributes, and skills will contribute to Deere’s success. As shown below, the independent members of our Board have a range of viewpoints, backgrounds, and expertise.

BOARD MEMBER SKILLS

	Executive	Manufacturing	International	Academic	Government	Agriculture	Finance	Risk Management	Corporate Governance
Samuel R. Allen	⬛	⬛	⬛			⬛
Alan C. Heuberger	⬛					⬛	⬛	⬛	⬛
Charles O. Holliday, Jr.	⬛	⬛	⬛				⬛		⬛
Dipak C. Jain			⬛	⬛					⬛
Michael O. Johanns			⬛		⬛	⬛			⬛
Clayton M. Jones	⬛	⬛	⬛				⬛		⬛
John C. May	⬛	⬛	⬛			⬛
Gregory R. Page	⬛	⬛	⬛			⬛	⬛		⬛
Sherry M. Smith	⬛						⬛	⬛	⬛
Dmitri L. Stockton	⬛		⬛				⬛	⬛	⬛
Sheila G. Talton	⬛		⬛					⬛	⬛
⬛	Audit committee financial expert under Securities and Exchange Commission (SEC) rules

7	DEERE & COMPANY	2020 PROXY STATEMENT

Election of Directors
Item 1 – Election of Directors

Age: 66 Director since: 2009 Committees: Executive (Chair)	SAMUEL R. ALLEN Chairman of Deere & Company (since 2019)
	Past Positions at Deere & Company —Chairman and Chief Executive Officer — 2010 to 2019 —President and Chief Executive Officer — 2009 to 2010 —President and Chief Operating Officer — 2009	Other Current Directorships —Whirlpool Corporation —Dow Inc.
Key Qualifications, Experiences, and Attributes
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Allen should serve on Deere’s Board of Directors: his leadership experience as Chairman of Deere since 2010 and as an officer of Deere since 2001; the breadth of his management experiences within, and knowledge of, each of Deere’s major global operations; and his subject matter knowledge in the areas of engineering, manufacturing, and industrial management.

Age: 46 Director since: 2016 Committees: Audit Review, Finance	ALAN C. HEUBERGER Senior Manager, BMGI (since 2004)
Past Positions at BMGI (private investment management) —Investment Analyst — 1996 to 2004
Key Qualifications, Experiences, and Attributes
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Heuberger should serve on Deere’s Board of Directors: his leadership qualities developed from his service as Senior Manager of BMGI; the breadth of his experience in governance, strategy, and other areas of oversight while serving as a member of the boards of directors and advisors of various asset management entities and privately-held corporations; and his subject matter knowledge in the areas of agriculture industry investments, asset management, finance, and economics.

8	DEERE & COMPANY	2020 PROXY STATEMENT

Election of Directors
Item 1 – Election of Directors

Age: 71 Director since: 2007 to 2016; 2018 Committees: Compensation, Corporate Governance	CHARLES O. HOLLIDAY, JR. Chairman of Royal Dutch Shell plc (oil and natural gas exploration, refining, and product sales) (since 2015)

Past Positions

—Chairman of the National Academy of Engineering (nonprofit engineering institution) — 2012 to 2016
—Chairman of Bank of America Corporation (banking, investing, and asset management) — 2010 to 2014
—Chairman from 1999 to 2009 and Chief Executive Officer from 1998 through 2008 of DuPont (agricultural, electronics, material science, safety and security, and biotechnology)
Other Current Directorships —HCA Healthcare, Inc. —Royal Dutch Shell plc Previous Directorships —CH2M HILL Companies, Ltd.
Key Qualifications, Experiences, and Attributes
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Holliday should serve on Deere’s Board of Directors: his leadership qualities developed from his experiences while serving as Chairman of Royal Dutch Shell, Chairman of the National Academy of Engineering, Chairman of Bank of America Corporation, and Chairman and Chief Executive Officer of DuPont; the breadth of his experiences in auditing, compensation, and other areas of oversight while serving as a member of the boards of directors of other global corporations; and his subject matter knowledge in the areas of engineering, finance, business development, and corporate responsibility.

Age: 62 Director since: 2002 Committees: Audit Review, Finance	DIPAK C. JAIN President (European), China Europe International Business School (since 2018)

Past Positions

—Co-President/Global Advisor, China Europe International Business School – 2017 to 2018
—Director, Sasin Graduate Institute of Business Administration (international graduate business school) — 2014 to 2017
—Chaired Professor of Marketing, INSEAD (international graduate business school) — 2013 to 2014
—Dean, INSEAD — 2011 to 2013
—Dean and Associate Dean for Academic Affairs, Kellogg School of Management, Northwestern University — 1996 to 2009
—Sandy and Morton Goldman Professor of Entrepreneurial Studies and Professor of Marketing, Kellogg School of Management, Northwestern University — 1994 to 2001 and since 2009
Other Current Directorships —Reliance Industries Limited, India Previous Directorships —Global Logistics Properties Limited, Singapore —Northern Trust Corporation
Key Qualifications, Experiences, and Attributes
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Jain should serve on Deere’s Board of Directors: his leadership qualities developed from his experiences while serving as Director or Dean at several prominent graduate business schools and as a foreign affairs advisor for the Prime Minister of Thailand; the breadth of his experiences in compensation, corporate governance, and other areas of oversight while serving as a member of the boards of directors of other global corporations; and his subject matter knowledge in the areas of marketing, global product diffusion, and new product forecasting and development.

9	DEERE & COMPANY	2020 PROXY STATEMENT

Election of Directors
Item 1 – Election of Directors

Age: 69 Director since: 2015 Committees: Audit Review, Corporate Governance	MICHAEL O. JOHANNS Retired U.S. Senator from Nebraska and former U.S. Secretary of Agriculture
	Past Positions —United States Senator from Nebraska — 2009 to 2015 —United States Secretary of Agriculture — 2005 to 2007 —Governor of Nebraska — 1999 to 2005	Other Current Directorships —Corteva, Inc.
Key Qualifications, Experiences, and Attributes
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Johanns should serve on Deere’s Board of Directors: his leadership qualities developed from his service in state and federal government, including serving as Governor of Nebraska; the breadth of his experiences in law, governance, and other areas of oversight while serving as a partner of a law firm and a member of the U.S. Senate and various Senate committees; and his subject matter knowledge in the areas of agriculture, banking, commerce, and foreign trade.

Age: 70 Director since: 2007 Committees: Corporate Governance (Chair), Compensation, Executive	CLAYTON M. JONES Retired Chairman and Chief Executive Officer of Rockwell Collins, Inc.

Past Positions at Rockwell Collins, Inc.
(aviation electronics and communications)

—Chairman — 2013 to 2014
—Chairman and Chief Executive Officer — 2012 to 2013
—Chairman, President, and Chief Executive Officer — 2002 to 2012
Other Current Directorships —Motorola Solutions, Inc. Previous Directorships —Cardinal Health, Inc.
Key Qualifications, Experiences, and Attributes
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Jones should serve on Deere’s Board of Directors: his leadership qualities developed from his service as Chairman and Chief Executive Officer of Rockwell Collins; the breadth of his experiences in finance, compensation, and other areas of oversight while serving as a member of the boards of directors of other global corporations; and his subject matter knowledge in the areas of government affairs and marketing.

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Item 1 – Election of Directors

Age: 50 Director since: 2019	JOHN C. MAY Chief Executive Officer and President of Deere & Company (since 2019)

Past Positions at Deere & Company

—President and Chief Operating Officer — April 2019 to November 2019
—President, Worldwide Agriculture & Turf Division, Global Harvesting and Turf Platforms, Ag Solutions (Americas and Australia) — 2018 to 2019
—President, Agricultural Solutions & Chief Information Officer — 2012 to 2018
—Vice President, Agriculture & Turf Global Platform, Turf & Utility — 2009 to 2012
—Factory Manager, John Deere Dubuque Works — 2007 to 2009
—Director, China Operations — 2004 to 2007

Key Qualifications, Experiences, and Attributes
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. May should serve on Deere’s Board of Directors: his leadership experience as an officer of Deere since 2009; the breadth of his management experiences within, and knowledge of, Deere’s global operations, precision agriculture, and information technology; and his subject matter knowledge in the areas of leadership, manufacturing, and information technology.

Age: 68 Director since: 2013 Committees: Finance (Chair), Audit Review, Executive	GREGORY R. PAGE Chairman of Corteva, Inc. (agricultural seeds, crop protection products, and digital solutions) (since 2019)

Past Positions at Cargill, Incorporated (agricultural, food, financial, and industrial products and services)

—Executive Director — 2015 to 2016
—Executive Chairman — 2013 to 2015
—Chairman and Chief Executive Officer — 2011 to 2013
—Chairman, Chief Executive Officer, and President — 2007 to 2011
Other Current Directorships —Eaton Corporation plc —3M Company —Corteva, Inc. Previous Directorships —Carlson, Inc. —Cargill, Incorporated
Key Qualifications, Experiences, and Attributes
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Page should serve on Deere’s Board of Directors: his leadership qualities developed from his experiences while serving as Chairman of Corteva, Inc. and Chairman and Chief Executive Officer of Cargill; the breadth of his experiences in auditing, corporate governance, and other areas of oversight while serving as a member of the boards of directors of other global corporations; and his subject matter knowledge in the areas of commodities, agriculture, operating processes, finance, and economics.

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Item 1 – Election of Directors

Age: 58 Director since: 2011 Committees: Audit Review (Chair), Finance, Executive	SHERRY M. SMITH Former Executive Vice President and Chief Financial Officer of SuperValu Inc.

Past Positions at SuperValu Inc. (retail and wholesale grocery and retail general merchandise products)

—Executive Vice President and Chief Financial Officer — 2010 to 2013
—Senior Vice President, Finance — 2005 to 2010
—Senior Vice President, Finance and Treasurer — 2002 to 2005
Other Current Directorships —Piper Jaffray Companies —Realogy Holdings Corp. —Tuesday Morning Corporation
Key Qualifications, Experiences, and Attributes
In addition to her professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Ms. Smith should serve on Deere’s Board of Directors: her leadership qualities developed from her experience while serving as a senior executive and as Chief Financial Officer of SuperValu; the breadth of her experiences in auditing, finance, accounting, compensation, strategic planning, and other areas of oversight while serving as a member of the boards of directors of other public corporations; her family farming background; and her subject matter knowledge in the areas of finance, accounting, and food and supply chain management.

Age: 55 Director since: 2015 Committees: Compensation, Finance

DMITRI L. STOCKTON

Retired Special Advisor to Chairman and Senior Vice President of General Electric Company and Former Chairman, President, and Chief Executive Officer of GE Asset Management Incorporated

Past Positions

—Special Advisor to the Chairman and Senior Vice President of GE (power and water, aviation, oil and gas, healthcare, appliances and lighting, energy management, transportation and financial services) — 2016 to 2017
—Chairman, President, and Chief Executive Officer of GE Asset Management Incorporated (global investments) and Senior Vice President of General Electric Company — 2011 to 2016
—President and Chief Executive Officer of GE Capital Global Banking and Senior Vice President of GE London — 2008 to 2011

Other Current Directorships

—Ryder System, Inc.
—Stanley Black & Decker, Inc.
—Target Corporation

Previous Directorships

—GE Asset Management Incorporated
—GE RSP U.S. Equity Fund and GE RSP Income Fund
—Elfun Funds (six directorships)
—Synchrony Financial

Key Qualifications, Experiences, and Attributes
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Stockton should serve on Deere’s Board of Directors: his leadership qualities developed from his service as Chairman, President, and Chief Executive Officer of GE Asset Management and as a senior officer of other global operations; the breadth of his experiences in risk management, governance, regulatory compliance, and other areas of oversight while serving as a member of the boards of directors and trustees of global asset management, investment, and employee benefit entities; and his subject matter knowledge in the areas of finance, banking, and asset management.

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Item 1 – Election of Directors

Age: 67 Director since: 2015 Committees: Audit Review, Finance	SHEILA G. TALTON President and Chief Executive Officer of Gray Matter Analytics (healthcare analytics for healthcare providers, payers, and pharma companies) (since 2013)

Past Positions

—President and Chief Executive Officer of SGT Ltd. (strategy and technology consulting services) — 2011 to 2013
—Vice President of Cisco Systems, Inc. (information technology and solutions) — 2008 to 2011
Other Current Directorships —OGE Energy Corp. —Sysco Corporation Previous Directorships —Acco Brands Corporation —Wintrust Financial Corporation
Key Qualifications, Experiences, and Attributes
In addition to her professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Ms. Talton should serve on Deere’s Board of Directors: her leadership qualities developed from her service as President and Chief Executive Officer of Gray Matter Analytics and as an officer of other global technology and consulting firms; the breadth of her experiences in compensation, governance, risk management, and other areas of oversight while serving as a member of the boards of directors of other global public corporations; and her subject matter knowledge in the areas of technology, data analytics, and global strategies.

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Election of Directors
Corporate Governance

Corporate Governance

Corporate Governance Highlights
At Deere, we recognize that strong corporate governance contributes to long-term shareholder value. We are committed to sound governance practices, including those described below:

INDEPENDENCE

—All of our director nominees, except our CEO and our Chairman, are independent
—The independent Presiding Director has a role with significant governance responsibilities
—All standing Board committees other than the Executive Committee are composed wholly of independent directors
—Independent directors meet regularly in executive session without management present

BEST PRACTICES

—Directors may not stand for re-election after their 75th birthday, absent Board approval under rare circumstances
—Our recoupment policy requires an executive to return any incentive compensation found to have been awarded erroneously due to accounting misconduct
—Directors and executives are subject to stock ownership requirements
—Directors and executives are prohibited from hedging or pledging their Deere stock

ACCOUNTABILITY

—All directors are elected annually
—In uncontested elections, directors are elected by majority vote
—The Board and each Board committee conducts an annual performance self-evaluation
—Shareholders have the ability to include nominees in our proxy statement (so-called proxy access rights)

RISK OVERSIGHT

—The Board oversees Deere’s overall risk-management structure
—Individual Board committees oversee certain risks related to their specific areas of responsibility
—We have robust risk management processes throughout the company

Our Values
At Deere, our actions are guided by our core values: integrity, quality, commitment, and innovation. We strive to live up to these values in everything we do — not just because it is good business, but because we are committed to strong corporate governance. We are committed to strong corporate governance as a means of upholding these values and ensuring that we are accountable to our shareholders.

Director Independence
The Board has adopted categorical standards (see Appendix A) that help us evaluate each director’s independence. Specifically, these standards are intended to assist the Board in determining whether certain relationships between our directors and Deere or its affiliates are “material relationships” for purposes of the New York Stock Exchange (NYSE) independence standards. The categorical standards establish thresholds, short of which any such relationship is deemed not to be material. In addition, each director’s independence is evaluated under our Related Person Transactions Approval Policy, as discussed in the “Review and Approval of Related Person Transactions” section. Deere’s independence standards meet or exceed the NYSE’s independence requirements.

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Corporate Governance

In November 2019, we reviewed the independence of each then-sitting director, applying the independence standards set forth in our Corporate Governance Policies. The reviews considered relationships and transactions between each director (and the director’s immediate family and affiliates) and Deere, Deere’s management, and Deere’s independent registered public accounting firm. Based on this review, the Board affirmatively determined at its regular December 2019 meeting that no director other than Mr. Allen and Mr. May has a material relationship with Deere and its affiliates and that each director other than Mr. Allen and Mr. May are independent as defined in our Corporate Governance Policies and the NYSE’s listing standards. Mr. Allen and Mr. May are not independent directors because of their employment relationship with Deere.

Board Leadership Structure
Samuel R. Allen currently serves as Deere’s Chairman. John C. May serves as Deere’s Chief Executive Officer and President. Although the position of Chairman has traditionally been held by Deere’s Chief Executive Officer, the Board believes the decisions as to who should serve as Chairman and as Chief Executive Officer and whether the offices shall be combined or separated is the proper responsibility of the Board. The Board also believes that having an independent Chairman is unnecessary in normal circumstances. The Board’s governance processes preserve Board independence by ensuring discussion among independent directors and independent evaluation of and communication with members of senior management. Additionally, the enhanced role of the independent Presiding Director provides a strong counterbalance to the non-independent Chairman and Chief Executive Officer roles.

Presiding Director
Vance D. Coffman has served as our independent Presiding Director since the 2016 Annual Meeting. Upon Mr. Coffman’s retirement in February 2020, Charles O. Holliday, Jr. will become Presiding Director.

The Presiding Director is elected by a majority of the independent directors upon a recommendation from the Corporate Governance Committee. The Presiding Director is appointed for a one-year term beginning upon election and expiring upon the selection of a successor.

The Board has assigned the Presiding Director the following duties and responsibilities:

—	Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
—	Serve as liaison between the Chairman and the independent directors;
—	In consultation with the Chairman, review and approve the schedule of meetings of the Board, the proposed agendas, and the materials to be sent to the Board;
—	Call meetings of the independent directors when necessary; and
—	Remain available for consultation and direct communication with Deere’s shareholders.

The Board believes the role of the Presiding Director exemplifies Deere’s continuing commitment to strong corporate governance and Board independence.

Board Meetings
Under Deere’s bylaws, regular meetings of the Board are held at least quarterly. Our typical practice is to schedule at least one Board meeting per year at a company location other than our World Headquarters so directors have an opportunity to observe different aspects of our business first-hand. The Board met four times during fiscal 2019.

Directors are expected to attend Board meetings, meetings of committees on which they serve, and shareholder meetings. More to the point, directors are expected to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During fiscal 2019, all incumbent directors attended 75% or more of the meetings of the Board and committees on which they served. Overall attendance at Board and committee meetings was 100%. All directors then in office attended the Annual Meeting of Shareholders in February 2019.

Each Board meeting normally begins or ends with a session among the Chairman, the CEO, and the independent directors. This provides a platform for discussions outside the presence of the non-Board management attendees. The independent

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directors may meet in executive session, without the Chairman and CEO, at any time, but such non-management executive sessions are scheduled and typically occur at each regular Board meeting. The Presiding Director presides over these executive sessions.

Board Committees
The Board has delegated some of its authority to five committees: the Executive Committee, the Audit Review Committee, the Compensation Committee, the Corporate Governance Committee, and the Finance Committee.

Periodically, the Board approves the rotation of certain directors’ committee memberships. The Board believes that committee rotation is generally desirable to ensure that committees regularly benefit from new perspectives. Effective February 2020, Michael O. Johanns is appointed to the Compensation Committee and will leave the Audit Review Committee and Sheila G. Talton is appointed to the Corporate Governance Committee and will leave the Finance Committee. In addition, Dmitri L. Stockton will become Chair of the Compensation Committee effective February 2020.

Each of our Board committees has adopted a charter that complies with current NYSE rules relating to corporate governance matters. Copies of the committee charters are available at www.JohnDeere.com/corpgov and may also be obtained upon request to the Deere & Company Shareholder Relations Department. Each committee (other than the Executive Committee, which did not meet in 2019 and of which Mr. Allen serves as chair) is composed solely of independent directors.

The committee structure and memberships described below do not reflect the changes that become effective in February 2020. Every committee other than the Executive Committee regularly reports on its activities to the full Board.

EXECUTIVE COMMITTEE 2019 meetings: 0 Members: Samuel R. Allen (Chair) Vance D. Coffman Clayton M. Jones Gregory R. Page Sherry M. Smith
—Acts on matters requiring Board action between meetings of the full Board
—Has authority to act on certain significant matters, limited by our bylaws and applicable law
—All members, other than Mr. Allen, are independent

AUDIT REVIEW COMMITTEE 2019 meetings: 5 Members: Sherry M. Smith (Chair) Alan C. Heuberger Dipak C. Jain Michael O. Johanns Gregory R. Page Sheila G. Talton
—Oversees the independent registered public accounting firm’s qualifications, independence, and performance
—Assists the Board in overseeing the integrity of our financial statements, compliance with legal requirements, and the performance of our internal auditors
—Pre-approves all audit and allowable non-audit services by the independent registered public accounting firm
—With the assistance of management, approves the selection of the independent registered public accounting firm’s lead engagement partner
—All members have been determined to be independent and financially literate under current NYSE listing standards, including those standards applicable specifically to audit committee members
—The Board has determined that Ms. Smith, Mr. Heuberger, and Mr. Page are “audit committee financial experts” as defined by the SEC and that each has accounting or related financial management expertise as required by NYSE listing standards

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COMPENSATION COMMITTEE 2019 meetings: 5 Members: Vance D. Coffman (Chair) Charles O. Holliday, Jr. Clayton M. Jones Dimitri L. Stockton
—Makes recommendations to the Board regarding incentive and equity-based compensation plans
—Evaluates and approves the compensation of our executive officers (except for the compensation of our CEO, which is approved by the full Board), including reviewing and approving the performance goals and objectives that will affect that compensation
—Evaluates and approves compensation granted pursuant to Deere’s equity-based and incentive compensation plans, policies, and programs
—Retains, oversees, and assesses the independence of compensation consultants and other advisors
—Oversees our policies on structuring compensation programs for executive officers relative to tax deductibility
—Reviews and discusses the CD&A with management and determines whether to recommend to the Board that the CD&A be included in our filings with the SEC
—All members have been determined to be independent under current NYSE listing standards, including those standards applicable specifically to compensation committee members

CORPORATE GOVERNANCE COMMITTEE 2019 meetings: 4 Members: Clayton M. Jones (Chair) Vance D. Coffman Charles O. Holliday, Jr. Michael O. Johanns
—Monitors corporate governance policies and oversees our Center for Global Business Conduct
—Reviews senior management succession plans and identifies and recommends to the Board individuals to be nominated as directors
—Makes recommendations concerning the size, composition, committee structure, and fees for the Board
—Reviews and reports to the Board on the performance and effectiveness of the Board
—Oversees the evaluation of our management
—Monitors and oversees corporate sustainability risks and matters
—All members have been determined to be independent under current NYSE listing standards

FINANCE COMMITTEE 2019 meetings: 4 Members: Gregory R. Page (Chair) Alan C. Heuberger Dipak C. Jain Sherry M. Smith Dmitri L. Stockton Sheila G. Talton
—Reviews the policies, practices, strategies, and risks relating to Deere’s financial affairs
—Exercises oversight of the business of Deere’s Financial Services segment
—Formulates our pension funding policies
—Oversees our pension plans
—All members have been determined to be independent under current NYSE listing standards

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Corporate Governance

Board Oversight of Risk Management
The Board believes that strong and effective internal controls and risk management processes are essential for achieving long-term shareholder value. The Board, directly and through its committees, is responsible for monitoring risks that may affect Deere.

RISK MANAGEMENT APPROACH

We maintain a structured risk management approach to facilitate our strategic business objectives. To that end, we identify and categorize risks and then escalate them as needed. Our internal risk management structure is administered by a Management Risk Committee consisting of the CEO and his direct reports. This committee provides periodic reports to the Board regarding Deere’s risk management processes and reviews with the Board high-priority areas of enterprise risk.

Dedicated risk management reports typically take place at regularly scheduled Board meetings each February and August, and risk management topics are discussed as needed at other Board and committee meetings.

BOARD AND COMMITTEE RISK OVERSIGHT RESPONSIBILITIES

Each Board committee is responsible for oversight of risk categories related to its specific area of focus, while the full Board exercises ultimate responsibility for overseeing the risk management function as a whole and has direct oversight responsibility for many risk categories, including cyber security risks.

The areas of risk oversight exercised by the Board and its committees are:

Who is responsible?	Primary areas of risk oversight
Full Board	Oversees overall risk management function and regularly receives and evaluates reports and presentations from the chairs of the individual Board committees on risk-related matters falling within each committee’s oversight responsibilities.
Audit Review Committee
Monitors operational, strategic, and legal and regulatory risks by regularly reviewing reports and presentations given by management, including our Senior Vice President and General Counsel, Senior Vice President and Chief Financial Officer, and Vice President, Internal Audit, as well as other operational personnel.

Regularly reviews our risk management practices and risk-related policies (for example, Deere’s risk management and insurance portfolio, and legal and regulatory reviews, evaluates potential risks related to internal control over financial reporting and information system risks, and shares with the full Board oversight responsibility for cyber security risks).

Compensation Committee	Monitors potential risks related to the design and administration of our compensation plans, policies, and programs, including our performance-based compensation programs, to promote appropriate incentives that do not encourage executive officers or employees to take unnecessary and/or excessive risks.
Corporate Governance Committee
Monitors potential risks related to our governance practices by, among other things, reviewing succession plans and performance evaluations of the Board and CEO, monitoring legal developments and trends regarding corporate governance practices, monitoring the Code of Business Conduct, and evaluating potential related person transactions.

Monitors risks relating to environmental factors, as well as product safety and other compliance matters.

Finance Committee
Monitors operational and strategic risks related to Deere’s financial affairs, including capital structure and liquidity risks, and reviews the policies and strategies for managing financial exposure and contingent liabilities.

Monitors potential risks related to funding our U.S. qualified pension plans (other than the defined contribution savings and investment plans) and monitors compliance with applicable laws and internal policies and objectives.

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Shareholder Outreach
To ensure the continued delivery of sustainable, long-term value to our shareholders, we engage in regular dialogue with them. During 2019, we discussed governance, executive compensation, sustainability, and other issues with shareholders representing more than 40% of our outstanding shares. The Board considers feedback from these conversations during its deliberations, and we regularly review and adjust our corporate governance structure and executive compensation policies and practices in response to comments from our shareholders.

Communication with the Board
If you wish to communicate with the Board, you may send correspondence to: Corporate Secretary, Deere & Company, One John Deere Place, Moline, Illinois 61265-8098. The Corporate Secretary will submit your correspondence to the Board or the appropriate committee, as applicable.

You may communicate directly with the Presiding Director by sending correspondence to: Presiding Director, Board of Directors, Deere & Company, Department A, One John Deere Place, Moline, Illinois 61265-8098.

Corporate Governance Policies
Because we believe corporate governance is integral to creating long-term shareholder value, our Board of Directors has adopted company-wide Corporate Governance Policies, which are periodically reviewed and revised as appropriate to ensure that they reflect the Board’s corporate governance objectives.

Please visit the Corporate Governance section of our website (www.JohnDeere.com/corpgov) to learn more about our corporate governance practices and to access the following materials:

—	Leadership Biographies
—	Core Values
—	Code of Ethics
—	Corporate Governance Policies
—	Charters for our Board Committee
—	Guiding Principles
—	Code of Business Conduct
—	Supplier Code of Conduct
—	Support of Human Rights in Our Business Practices
—	Conflict Minerals Policy

Political Contributions
To promote transparency and good corporate citizenship we have provided voluntary disclosure relating to the political contributions of Deere and its political action committee. This information is publicly available at www.JohnDeere.com/politicalcontributions.

Sustainability
Sustainability is deeply rooted in John Deere’s higher purpose—to improve the quality of life for people around the world through our commitment to serving those linked to the land. To find out more about how executing the Deere strategy is delivering sustainable outcomes for all stakeholders, visit and read the Deere & Company Sustainability report at www.JohnDeere.com/sustainabilityreport.

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Compensation of Directors

Compensation of Directors

We have structured the compensation of our non-employee directors with the following objectives in mind:

—	Recognize the substantial investment of time and expertise necessary for the directors to discharge their duties to oversee Deere’s global affairs
—	Align the directors’ interests with the long-term interests of our shareholders
—	Ensure that compensation is easy to understand and is regarded positively by our shareholders and employees

We pay non-employee directors an annual retainer. In addition, committee chairpersons and the Presiding Director receive fees for assuming those responsibilities. Directors who are employees receive no additional compensation for serving on the Board. We do not pay committee member retainers or meeting fees, but we do reimburse directors for expenses related to meeting attendance.

To supplement their cash compensation and align their interests with those of our shareholders, non-employee directors are awarded restricted stock units (RSUs) after each Annual Meeting. A person who serves a partial term as a non-employee director will receive a prorated retainer and a prorated RSU award.

Compensation for non-employee directors is reviewed annually by the Corporate Governance Committee. At its December 2016 and December 2018 meetings, the Board approved compensation as noted below for non-employee directors as recommended by the Corporate Governance Committee. The cash components are effective on January 1 following approval and the equity component is effective for the annual award in March following approval.

The following chart describes amounts we pay and the value of awards we grant to non-employee directors:

Date Approved by Corporate Governance Committee: Effective Date of Annual Amounts:	December 2016 January & March 2017	December 2018 January & March 2019
Retainer	$125,000	$135,000
Equity Award	$145,000	$160,000
Presiding Director Fee	$25,000	$30,000
Audit Review Committee Chair Fee	$25,000	$25,000
Compensation Committee Chair Fee	$20,000	$20,000
Corporate Governance Committee Chair Fee	$15,000	$15,000
Finance Committee Chair Fee	$15,000	$15,000

Under our Non-employee Director Deferred Compensation Plan, directors may choose to defer some or all of their annual retainers until they retire from the Board. For deferrals through December 2016, a director could elect to have these deferrals invested in either an interest-bearing account or an account with a return equivalent to an investment in Deere common stock. For deferrals effective in January 2017 and later, directors may choose from a list of investment options, none of which yields an above-market earnings rate.

Our stock ownership guidelines require each non-employee director to own Deere common stock equivalent in value to at least three times the director’s annual cash retainer. This ownership level must be achieved within five years of the date the director joins the Board. Restricted shares (regularly granted to non-employee directors prior to 2008), RSUs, and any common stock held personally by the non-employee director are included in determining whether the applicable ownership threshold has been reached. Each non-employee director has achieved stockholdings in excess of the applicable multiple as of the date of this Proxy Statement.

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Compensation of Directors

We require non-employee directors to hold all equity awards until the occurrence of one of the following triggering events: retirement from the Board, total and permanent disability, death, or a change in control of Deere combined with a qualifying termination of the director. Directors may not sell, gift, or otherwise dispose of their equity awards before the occurrence of a triggering event. While the restrictions are in effect, non-employee directors may vote their restricted shares (but not shares underlying RSUs) and receive dividends on the restricted shares and dividend equivalents on the RSUs.

In fiscal 2019, we provided the following compensation to our non-employee directors:

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Non-Qualified Deferred Compensation Earnings (3)	Total
Vance D. Coffman	$182,500	$159,869	$–	$342,369
Alan C. Heuberger	$133,333	$159,869	$–	$293,202
Charles O. Holliday, Jr.	$133,333	$159,869	$–	$293,202
Dipak C. Jain	$133,333	$159,869	$46,952	$340,154
Michael O. Johanns	$133,333	$159,869	$–	$293,202
Clayton M. Jones	$148,333	$159,869	$–	$308,202
Gregory R. Page	$148,333	$159,869	$516	$308,718
Sherry M. Smith	$158,333	$159,869	$1,436	$319,638
Dmitri L. Stockton	$133,333	$159,869	$–	$293,202
Sheila G. Talton	$133,333	$159,869	$–	$293,202

(1)	All fees earned in fiscal 2019 for services as a director, including committee chairperson and Presiding Director fees, whether paid in cash or deferred under the Non-employee Director Deferred Compensation Plan, are included in this column.
(2)	Represents the aggregate grant date fair value of RSUs computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation and does not correspond to the actual value that will be realized by the non-employee directors. The values in this column exclude the effect of estimated forfeitures. All grants are fully expensed in the fiscal year granted based on the grant price (the average of the high and low price for Deere common stock on the grant date). For fiscal 2019, the grant date was March 6, 2019, and the grant price was $159.55.
The non-employee director grant date is seven calendar days after the Annual Meeting. The assumptions made in valuing the RSUs reported in this column are discussed in Note 25, “Stock Option and Restricted Stock Awards,” of our consolidated financial statements filed with the SEC as part of our annual report on Form 10-K for the fiscal year 2019. The following table lists the cumulative restricted shares and RSUs held by the non-employee directors as of November 3, 2019:

Director Name	Restricted Stock	RSUs	Director Name	Restricted Stock	RSUs
Vance D. Coffman	6,532	17,954	Clayton M. Jones	824	17,954
Alan C. Heuberger	-	3,489	Gregory R. Page	-	8,406
Charles O. Holliday, Jr.	-	2,134	Sherry M. Smith	-	10,556
Dipak C. Jain	13,234	17,954	Dmitri L. Stockton	-	5,700
Michael O. Johanns	-	6,216	Sheila G. Talton	-	5,700

(3)	Directors are eligible to participate in the Non-employee Director Deferred Compensation Plan. Under this plan, participants may defer part or all of their annual cash compensation. Through December 2016, two investment choices were available for these deferrals:
	—	an interest-bearing alternative that pays interest at the end of each calendar quarter (i) for amounts deferred between fiscal 2010 through December 2016, at a rate based on the Moody’s “A”-rated Corporate Bond Rate and (ii) for amounts deferred prior to fiscal 2010, at a rate based on the prime rate as determined by the Federal Reserve Statistical Release plus 2%
	—	an equity alternative denominated in units of Deere common stock that earns additional shares each quarter at the quarterly dividend rate on Deere common stock
Amounts included in this column represent the above-market earnings on any amounts deferred under the Non-employee Director Deferred Compensation Plan. Above-market earnings represent the difference between the interest rate used to calculate earnings under the applicable investment choice and 120% of the applicable federal long-term rate.

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Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number of shares of Deere common stock beneficially owned as of December 31, 2019, (unless otherwise indicated) by:

—	each person who, to our knowledge, beneficially owns more than 5% of our common stock
—	each individual who was serving as a non-employee director as of December 31, 2019
—	each of the named executive officers listed in the Summary Compensation Table of this Proxy Statement
—	all individuals who served as directors or executive officers on December 31, 2019, as a group

A beneficial owner of stock (represented in column (a)) is a person who has sole or shared voting power (meaning the power to control voting decisions) or sole or shared investment power (meaning the power to cause the sale or other disposition of the stock). A person also is considered the beneficial owner of shares to which that person has the right to acquire beneficial ownership (within the meaning of the preceding sentence) within 60 days. For this reason, the following table includes exercisable stock options (represented in column (b)), restricted shares, and RSUs that could become exercisable or be settled within 60 days of December 31, 2019, at the discretion of an individual identified in the table (represented in column (c)).

All individuals listed in the table have sole voting and investment power over the shares unless otherwise noted.
As of December 31, 2019, Deere had no preferred stock issued or outstanding.

	Shares Beneficially Owned and Held (a)	Exercisable Options (b)	Options, Restricted Shares, and RSUs Available Within 60 Days (c)	Total	Percent of Shares Outstanding
Greater Than 5% Owners Cascade Investment, L.L.C. (1) 2365 Carillon Point Kirkland, WA 98033

The Vanguard Group, Inc. (2) 100 Vanguard Blvd. Malvern, PA 19355

BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055

Non-Employee Directors (4)
Vance D. Coffman
Alan C. Heuberger
Charles O. Holliday, Jr.
Dipak C. Jain
Michael O. Johanns
Clayton M. Jones
Gregory R. Page
Sherry M. Smith
Dmitri L. Stockton
Sheila G. Talton

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Election of Directors
Security Ownership of Certain Beneficial Owners and Management

	Shares Beneficially Owned and Held (a)	Exercisable Options (b)	Options, Restricted Shares, and RSUs Available Within 60 Days (c)	Total	Percent of Shares Outstanding
Named Executive Officers (5)
Samuel R. Allen					*
Ryan D. Campbell					*
James M. Field					*
Rajesh Kalathur					*
John C. May					*
Cory J. Reed
All directors and executive officers as a group (19 persons) (6)					*

* Less than 1% of the outstanding shares of Deere common stock.

(1)	The ownership information for Cascade Investment, L.L.C. is based on information supplied by Cascade in an initial statement of beneficial ownership on Form 3 filed with the SEC on September 6, 2019. All shares of common stock held by Cascade may be deemed beneficially owned by William H. Gates III as the sole member of Cascade. Cascade has sole voting power and sole dispositive power over 31,510,573 shares owned.
(2)	The ownership information for The Vanguard Group, Inc. is based on information supplied by Vanguard in a statement on Amendment No. 4 to Schedule 13G filed with the SEC on February 11, 2019. Vanguard holds the shares in its capacity as a registered investment advisor on behalf of numerous investment advisory clients, none of which is known to own more than 5 percent of Deere’s shares. Vanguard has sole voting power over 394,411 shares owned and sole dispositive power over 22,837,088 shares owned.
(3)	The ownership information for BlackRock, Inc. (“BlackRock”) is based on information supplied by BlackRock in a statement on Amendment No. 2 to Schedule 13G filed with the SEC on February 4, 2019. BlackRock holds the shares in its capacity as a registered investment advisor on behalf of numerous investment advisory clients, none of which is known to own more than five percent of Deere’s shares. BlackRock has sole voting power over 15,909,517 shares owned and sole dispositive power over 18,444,703 shares owned.
(4)	The table includes restricted shares and RSUs awarded to directors under the Deere & Company Non-employee Director Stock Ownership Plan (see footnote (2) to the Fiscal 2019 Director Compensation Table). Restricted shares and RSUs may not be transferred prior to retirement as a director. RSUs are payable only in Deere common stock following retirement and have no voting rights until they are settled in shares of stock. In addition, directors own the following number of deferred stock units, which are payable solely in cash under the terms of the Non-employee Director Deferred Compensation Plan:
Director	Deferred Units
Vance D. Coffman
Dipak C. Jain
Michael O. Johanns
Gregory R. Page
Dmitri L. Stockton
(5)	See the Outstanding Equity Awards table for additional information regarding equity ownership for NEOs.
(6)	The number of shares shown for all directors and executive officers as a group includes __ shares owned jointly with family members over which the directors and executive officers share voting and investment power.

23	DEERE & COMPANY	2020 PROXY STATEMENT

Election of Directors
Review and Approval of Related Person Transactions

Review and Approval of Related Person Transactions

The Board has adopted a written Related Person Transactions Approval Policy that assigns our Corporate Governance Committee the responsibility for reviewing, approving, or ratifying all related person transactions.

The written Related Person Transactions Approval Policy is concerned with three types of “related persons”:

1.	executive officers and directors of Deere
2.	any holder of 5% or more of Deere’s voting securities
3.	immediate family members of anyone in category (1) or (2)

Each year, our directors and executive officers complete questionnaires designed to elicit information about potential related person transactions. In addition, the directors and officers must promptly advise our Corporate Secretary if there are any changes to the information they previously provided. After consultation with our General Counsel, management, and outside counsel, as appropriate, our Corporate Secretary determines whether any transaction is reasonably likely to be a related person transaction. Transactions deemed reasonably likely to be related person transactions are submitted to the Corporate Governance Committee for consideration at its next meeting, unless action is required sooner. In such a case, the transaction would be submitted to the Chairperson of the Corporate Governance Committee, whose determination would be reported to the full committee at its next meeting.

When evaluating potential related person transactions, the Corporate Governance Committee or its Chairperson, as applicable, considers all reasonably available relevant facts and circumstances and approves only those related person transactions determined in good faith to be in compliance with or not inconsistent with our Code of Ethics and Code of Business Conduct and in the best interests of our shareholders.

The sister of Mary K. W. Jones, Senior Vice President & General Counsel, is an employee in the Company’s global communications department. Mrs. Jones does not directly or indirectly supervise her sister. During fiscal 2019, the employee earned approximately $135,797 in direct cash compensation along with customary employee benefits available to salaried employees generally. The employee’s compensation is consistent with that of other employees at the same grade level. Pursuant to the Related Person Transactions Approval Policy, this transaction was approved by the Corporate Governance Committee after determining that it is not inconsistent with our Code of Ethics or Code of Business Conduct.

24	DEERE & COMPANY	2020 PROXY STATEMENT

Item 2 – Approval of Bylaw Amendment to Provide that the Courts Located in Delaware Will Be the Exclusive Forum for Certain Legal Disputes

We are asking shareholders to approve an amendment (the “Amendment”) to the Company’s Amended Bylaws (the “Bylaws”) that, if adopted, would result in the courts located within the State of Delaware serving as the exclusive forum for the adjudication of certain legal actions involving the Company. Specifically, if this proposal is approved by shareholders, the Bylaws will be amended to insert a new provision as Article VIII, Section 5 to the Bylaws and to make appropriate conforming changes. The text of the proposed new Article VIII, Section 5 is set forth below.

Supporting Statement
The Board believes that adopting the Amendment is in the best interests of the Company and its shareholders for the following reasons:

—	The Amendment provides that all intra-corporate disputes will be litigated in the State of Delaware, where the Company is incorporated and whose law governs such disputes;
—	The Delaware courts have developed considerable expertise in dealing with corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance;
—	The Amendment will help the Company avoid multiple lawsuits in multiple jurisdictions relating to such disputes, thus saving significant costs and effort in addressing cases brought in multiple jurisdictions;
—	The Amendment will reduce the risk that the outcome of cases in multiple jurisdictions could be inconsistent, even though each jurisdiction purports to follow Delaware law;
—	The Amendment will regulate only the forum where our shareholders may file claims relating to the specified intra-corporate disputes; it does not restrict the ability of our shareholders to bring such claims, nor does it affect the remedies available if such claims are ultimately successful;
—	The Company will retain the ability to consent to an alternative forum in appropriate circumstances where the Company determines that its interests and those of its shareholders are best served by permitting a particular dispute to proceed in a forum other than Delaware;
—	Delaware law expressly permits companies incorporated in Delaware to include in bylaws exclusive forum provisions of the type being proposed; and
—	The Amendment is not being proposed in anticipation of any specific litigation or transaction.

25	DEERE & COMPANY	2020 PROXY STATEMENT

Bylaw Amendment
Item 2 – Approval of Bylaw Amendment to Provide that the Courts Located in Delaware Will Be the Exclusive Forum for Certain Legal Disputes

The Board is committed to strong corporate governance practices, as evidenced by this proposal and the other key corporate governance practices described under “Election of Directors—Corporate Governance” above.

After considering the foregoing, the Board believes the Amendment is in the best interests of the Company and its shareholders and recommends that our shareholders approve the Amendment. If approved by shareholders, the Amendment will be immediately effective. If the Amendment is not approved, the Board will reconsider whether the Amendment is in the best interests of the Company and its shareholders and may conduct further outreach to shareholders on the topic.

Shareholder approval is not required for the Board to amend our Bylaws; however, we believe it is beneficial to seek shareholder input on such important governance issues and to serve the best interests of our shareholders. Approval of the Amendment requires the affirmative “for” vote of a majority of shares present in person or represented by proxy and entitled to vote on the proposal. Abstentions are treated as shares represented in person or by proxy and entitled to vote on the proposal and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

TEXT OF PROPOSED ARTICLE VIII, SECTION 5:
FORUM FOR ADJUDICATION OF CERTAIN DISPUTES. Unless the Company consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any director, officer, stockholder, employee or agent of the Company arising out of or relating to any provision of the General Corporation Law of Delaware or the Company’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Company or any director, officer, stockholder, employee or agent of the Company governed by the internal affairs doctrine of the State of Delaware, provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Failure to enforce the foregoing provisions would cause the Company irreparable harm and the Company shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Section 5. If any action the subject matter of which is within the scope of this Section 5 is filed in a court other than the Court of Chancery of the State of Delaware (or any other state or federal court located within the State of Delaware, as applicable) (a “Foreign Action”) by or in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware (or such other state or federal court located within the State of Delaware, as applicable) in connection with any action brought in any such court to enforce this Section 5 and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Company’s ongoing consent right as set forth above in this Section 5 with respect to any current or future actions or claims.

FOR THE REASONS STATED, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO OUR BYLAWS ESTABLISHING THE COURTS LOCATED WITHIN THE STATE OF DELAWARE AS THE EXCLUSIVE FORUM FOR THE ADJUDICATION OF CERTAIN LEGAL DISPUTES

26	DEERE & COMPANY	2020 PROXY STATEMENT

Item 3 – Advisory Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, we are asking our shareholders to approve, on an advisory basis, the compensation of the executives named in the Summary Compensation Table of this Proxy Statement. Deere’s practice, which was approved by our shareholders at the 2017 Annual Meeting, is to conduct this non-binding vote annually.

Supporting Statement
PAY FOR PERFORMANCE
Deere’s compensation philosophy is to pay for performance, support Deere’s business strategies, and offer competitive compensation. Our compensation programs consist of complementary elements that reward achievement of both short-term and long-term objectives. The metrics used for our incentive programs are either associated with operating performance or are based on a function of Deere’s stock price with linkage to revenue growth and Total Shareholder Return (TSR). See “Review of Pay for Performance Relative to Peer Group” in the CD&A, which highlights our success in connecting executive compensation with Deere’s financial performance.

PROGRAM DESIGN
The CD&A offers a detailed description of our compensation programs and philosophy. Our compensation approach is supported by the following principles, among others, as fully described in the CD&A:

—	We strive to attract, retain, and motivate high-caliber executives
—	As executives assume more responsibility, we increase the portion of their total compensation that is at-risk and that is tied to long-term incentives
—	We recognize the cyclical nature of our equipment businesses and the need to manage value throughout the business cycle
—	We provide opportunities for NEOs to be long-term shareholders of Deere
—	We structure our compensation program to be regarded positively by our shareholders and employees

27	DEERE & COMPANY	2020 PROXY STATEMENT

Advisory Vote on Executive Compensation
Compensation Discussion and Analysis

At our 2019 Annual Meeting, we held a shareholder advisory vote on executive compensation in which shareholders approved the advisory vote on the compensation of our NEOs.

The Board believes that the executive compensation as disclosed in the CD&A, the accompanying tables, and other disclosures in this Proxy Statement is consistent with our compensation philosophy and aligns with the pay practices of our peer group.

FOR THE REASONS STATED, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING NON-BINDING RESOLUTION:

“RESOLVED, that the shareholders approve the compensation of the NEOs as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the CD&A, tabular disclosures, and other narrative executive compensation disclosures.”

Effect of Proposal
The say-on-pay resolution is non-binding, but the Board values your opinion as expressed through your votes and other communications. Therefore, the Board and the Compensation Committee will carefully consider the outcome of the advisory vote and those opinions when making future compensation decisions. However, the Board believes that the Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in the best interests of Deere and its shareholders. Therefore, the final decision regarding the compensation and benefits of our executive officers and whether and how to address shareholder concerns remains with the Board and the Compensation Committee.

Compensation Discussion and Analysis

We design our compensation plans to reward planning and behavior that:

—	Help us pivot quickly in a chronically cyclical sector;
—	Emphasize research and development in an ever-changing global economy; and
—	Enable us to benefit from the diversity of our products, services, and geographic locations.

Our competitive base pay promotes stable planning and prudent risk taking. In addition, our benefits plans are designed to secure a healthy, loyal, and long-term focused employee base. Our business strategy emphasizes achieving superior operating and financial performance throughout the business cycle. This includes maintaining aggressive goals for operating margin and asset turns, while achieving sustained Shareholder Value Added growth through disciplined expansion. Our at-risk pay is designed to motivate NEOs to execute this strategy. Since aligning the metrics of our compensation program with our strategy in 2002, we have demonstrated our ability to operate profitably at every point throughout the business cycle.

28	DEERE & COMPANY	2020 PROXY STATEMENT

Advisory Vote on Executive Compensation
Compensation Discussion and Analysis

Following is a detailed description of our compensation programs, including the underlying philosophy and strategy, the individual elements, the Board’s and the Compensation Committee’s (“Committee”) methodology and processes used to make compensation decisions, and the relationship between our performance and compensation delivered in fiscal 2019. We focus on the compensation of our CEO who served during 2019, two officers who served as CFO during fiscal 2019, and the next three most highly compensated executive officers for fiscal year 2019, as noted in the chart directly below:

Name	Title at the Close of Fiscal 2019
Samuel R. Allen	Chairman and Chief Executive Officer (1)
Ryan D. Campbell	Senior Vice President and Chief Financial Officer (2)
Rajesh Kalathur	President, John Deere Financial and Chief Information Officer (3)
James M. Field	President, Worldwide Construction & Forestry and Power Systems (4)
John C. May	President and Chief Operating Officer (5)
Cory J. Reed	President, Worldwide Agriculture & Turf Division: Americas and Australia; Global Harvesting and Turf Platforms; and Ag Solutions (6)

(1)	Effective November 4, 2019, Mr. Allen became Chairman of the Board.
(2)	Effective April 1, 2019, Mr. Campbell became Senior Vice President and Chief Financial Officer.
(3)	Effective November 15, 2018, Mr. Kalathur became Senior Vice President and Chief Financial Officer and Chief Information Officer. Effective April 1, 2019, Mr. Kalathur became President, John Deere Financial and Chief Information Officer.
(4)	Effective November 15, 2018, Mr. Field became President, Worldwide Construction & Forestry Division. Effective January 1, 2019, Mr. Field also became President of John Deere Power Systems.
(5)	Effective November 15, 2018, Mr. May became President, Worldwide Agriculture & Turf Division: Global Harvesting and Turf Platforms, Ag Solutions Americas and Australia. Effective April 1, 2019, Mr. May became President and Chief Operating Officer. Effective November 4, 2019, Mr. May became Chief Executive Officer. Mr. May was also named a board director in fiscal year 2019.
(6)	Effective April 1, 2019, Mr. Reed became President, Worldwide Agriculture & Turf Division: Americas and Australia; Global Harvesting and Turf Platforms; and Ag Solutions.

Leadership Transition
As part of an orderly succession and leadership transition in April 2019, John C. May was promoted to President and Chief Operating Officer due to his record of success, proven leadership skills, and his guiding role in the company’s precision-agriculture initiative and experience as Chief Information Officer. After a thorough succession planning process, in August 2019 the Board elected Mr. May as member of the Board immediately and Chief Executive Officer effective November 4, 2019. Mr. May has 22 years of service with the company and has been a senior officer since 2012. Mr. May’s broad range of experience, keen intellect, collaborative style, and understanding of the vital importance of technology make him highly qualified to assume these important duties and become the company’s 10th chief executive. In addition, Samuel R. Allen was named Chairman of the Board and will continue to chair Deere’s Board of Directors and work closely with Mr. May on long-term strategic initiatives for the Company.

Over the last year, there were several other leadership transitions to support the continued development of leadership talent as part of Deere’s ongoing leadership succession planning coordinated with the retirement of two senior officers. James M. Field was appointed initially as President, Worldwide Construction & Forestry and later his responsibilities were expanded to also include Power Systems. In addition to Mr. Field leading two critical components of the business, his leadership is also critical to the integration of the Wirtgen business, the company’s largest acquisition ever. To ensure the continuity of his leadership and reward him for his successful performance, Mr. Field was granted a special equity award in March 2019. The $4 million award was made up of Restricted Stock Units and Performance Stock Units. The time-based award vests over a three-year period. The performance portion, which was one-fourth of the award, is based on Construction & Forestry Division profit margin targets and continuing to build synergies among the Construction & Forestry businesses.

For further details of the leadership changes for all NEO’s please see the Base Salary section in the Compensation Discussion and Analysis.

29	DEERE & COMPANY	2020 PROXY STATEMENT

Executive Summary	Advisory Vote on Executive Compensation Compensation Discussion and Analysis Executive Summary

Our business strategy emphasizes achieving superior operating and financial performance throughout the business cycle. This includes maintaining aggressive goals for operating margin and asset turns while realizing sustainable Shareholder Value Added growth through disciplined expansion. Deere’s compensation program is designed to motivate NEOs to execute this strategy.

NET SALES & REVENUES	NET INCOME* (attributable to Deere & Company)	SHAREHOLDER VALUE ADDED
$39.26	$3.25	$1.52
BILLION	BILLION	BILLION
UP 5%	UP 37%	DOWN 19%
*Excluding the discrete tax reform effects, adjusted net income was $3.19 billion in 2019.

In fiscal 2019, net sales and revenues reached $39.258 billion — a record high — while net income attributable to Deere & Company totaled $3.253 billion, second highest in company history. Execution was hindered by higher production costs, unfavorable effects of foreign exchange, increased research and development costs, and higher selling, administrative, and general expenses. Shareholder Value Added, our measure of economic profit, dropped to $1.515 billion, down 19 percent.

Since aligning the metrics of our compensation program with our strategy in 2002, Deere has shown an ability to operate profitably throughout the business cycle.

Financial Performance and Compensation Metrics
As outlined below, the metrics Deere uses to measure success in its business strategy are the same used in our compensation programs to ensure that employees are working in aligned, high-performance teams. Further details below illustrate how the company’s compensation plans and payouts are sensitive to fluctuations in business conditions. Deere has made no significant changes to the compensation structure in fiscal 2019 and as we look ahead for fiscal 2020. Wirtgen financials were excluded from the OROA and SVA compensation metrics for fiscal 2019 and will be for 2020.

DRIVERS OF ONE-YEAR OROA, ROE, AND REVENUE GROWTH (STI) —Operating cost management —Disciplined asset management —Efficient use of equity —Near-term business execution

DRIVERS OF THREE-YEAR SVA (LTIC)

—Cost management decisions with a long-term focus
—Efficient use of long-term assets
—Long-term investment decisions for capital and research and development
—World-class distribution systems
—Technology innovation
DRIVERS OF REVENUE GROWTH AND TSR (LTI) —Market conditions —Market share —Successful execution of business strategy —Stock price appreciation over the long term

30	DEERE & COMPANY	2020 PROXY STATEMENT

Advisory Vote on Executive Compensation
Compensation Discussion and Analysis
Executive Summary

		2018	2019	% Change	Fiscal 2019 Actions and Results
STI	OROA (1)	24.42%	21.55%	-12%	The STI payout was 69% of target, resulting in an award of $1.6 million for the CEO and awards ranging from $0.3 million to $0.7 million for the other NEOs.
	ROE	11.06%	10.70%	-3%
	Net Sales and Revenues	$37,358M	$39,258M	5%
	Payout as a % of Target	98%	69%	-30%
LTIC	3-Year Accumulated SVA (1)	$3,493M	$4,684M	34%	The LTIC payout for the 2017-2019 performance period was 117% of target. With TSR performance at the 88th percentile, there was no adjustment to the payout due to the TSR modifier. This resulted in an award of $2.1 million for the CEO and awards of approximately $0.2 for the CFO (2) and $0.8 million for each of the other NEOs.
	3-Year TSR as of 31 Oct.	22.94%	27.83%	+4.89 pts
	TSR Performance Results as Compared to S&P Industrial Sector	85th percentile	88th percentile	4%
	TSR Modifier	100%	100%	0%
	Payout as a % of Target	83%	117%	41%
LTI-Revenue Growth	Deere Growth Rate	8.98%	13.79%	+4.81 pts	The LTI grant for the 2019-2021 performance period was received in December 2018 and was based solely on Revenue Growth. The CEO received an LTI award valued at $9.1 million, a 20% increase over the base-level award; LTI awards for the other NEOs were increased an average of 12%, valued at $1.5 million; adjustments reflect strong operating performance and rapid response to challenging business conditions.
	Revenue Growth Performance Results as Compared to S&P Industrial Sector	80th percentile	89th percentile	11%
	PSU Payout as a % of Target	200%	200%	0%
LTI-TSR	Stock Price as of 31 Oct.	$135.44	$174.14	29%
	3-Year TSR as of 31 Oct.	22.94%	27.83%	+4.89 pts
	TSR Performance Results as Compared to S&P Industrial Sector	85th percentile	88th percentile	4%
	PSU Payout as a % of Target	200%	200%	0%

(1)	Wirtgen financials were excluded from the OROA and SVA compensation metrics for fiscal 2018 and 2019.
(2)	Effective April 1, 2019, Mr. Campbell became Senior Vice President and Chief Financial Officer. His LTIC award was based upon the median of his position as of September 30, 2018.

Shareholder Outreach
As part of our ongoing annual review in 2019, we invited our top shareholders to participate in discussions regarding executive compensation, sustainability, and governance issues. During the year, we met with shareholders representing over 40% of our outstanding shares, to ensure changes to our program were understood and aligned with their expectations. We discussed our approach to executive compensation programs, as well as various sustainability and corporate governance topics important to investors. Discussions with shareholders did not indicate any significant issues with current compensation programs.

Our learnings included:

—	Deere has strong alignment between business strategy and compensation design
—	Our shareholders understand how OROA, ROE, and SVA are linked to successful operating performance
—	The STI and LTIC programs contribute to successful operating performance, drive the right employee behavior and promote the creation of long-term value throughout the business cycle
—	Shareholders understand the exclusion of Wirtgen in certain 2020 STI and LTIC program metrics recognizing the ongoing efforts to integrate Wirtgen financials to Deere performance metrics
—	Shareholders appreciate the linkage between our strategy and ability to deliver sustainable outcomes to our stakeholders

We regularly analyze our practices to ensure we remain a leader in executive compensation best practices and remain aware of shareholder concerns. We recognize the value of the ongoing feedback and will continue regular shareholder engagement activities to gain their perspective firsthand.

31	DEERE & COMPANY	2020 PROXY STATEMENT

Advisory Vote on Executive Compensation
Compensation Discussion and Analysis
2019 Compensation Overview

2019 Compensation Overview

Deere is committed to a compensation philosophy that incorporates the principles of paying for performance, supporting business strategies, and paying competitively. The Committee believes this philosophy continues to drive our NEOs and salaried employees to produce sustainable, positive results for Deere and our shareholders.

Snapshot of Compensation Governance
To ensure that our compensation program meets Deere’s business objectives without compromising our core values, we regularly compare our compensation practices and governance against market best practices. Here are some of the best practices we have implemented.

WE DO:	WE DON’T:
▲use a combination of short-term and long-term incentives to ensure a strong connection between Deere’s operating performance and actual compensation delivered

▲regularly evaluate our peer group and pay positioning under a range of performance scenarios

▲annually review all our compensation plans, policies, and significant practices

▲annually review risks associated with compensation

▲include a “double-trigger” change in control provision in our executive Change in Control Severance Program, as well as our current equity plan, so participants will receive severance benefits only if both a change in control and a qualifying termination occur

▲annually review and limit executive perquisites

▲retain an independent compensation consultant who does not perform other significant services for Deere

▲have an Executive Incentive Compensation Recoupment Policy to ensure accountability in the presentation of our financial statements

▲enforce stock ownership requirements to ensure that directors and executives have interests in common with our shareholders

▲provide executive officers with benefits such as health care insurance, life insurance, disability, and retirement plans on the same basis as other full-time Deere employees

▼offer employment agreements to our U.S.-based executives

▼provide tax gross-ups for executives, except for those available to all employees generally

▼provide excise tax gross-ups upon a change in control to any employees

▼offer above-market earnings on new contributions to deferred compensation accounts

▼grant stock options with an exercise price less than the fair market value of Deere’s common stock on the date of grant

▼re-price stock options without the prior approval of our shareholders

▼cash out underwater stock options

▼include reload provisions in any stock option grant

▼permit directors or employees, or their respective related persons, to engage in short sales of Deere’s stock or to trade in instruments designed to hedge against price declines in Deere’s stock

▼permit directors or officers to hold Deere securities in margin accounts or to pledge Deere securities as collateral for loans or other obligations

32	DEERE & COMPANY	2020 PROXY STATEMENT

Advisory Vote on Executive Compensation
Compensation Discussion and Analysis
2019 Compensation Overview

Snapshot of Compensation Elements
The components of our 2019 compensation program are:

	Total Direct Compensation				Total Indirect Compensation
	Short-Term Compensation		Long-Term Compensation		Other Compensation and Benefits
	Base Salary	Short-term Incentive (STI)	Cash (LTIC)	Equity (LTI)
Purpose	Based on level of responsibility, experience, and sustained individual performance	Annual cash award for profitability and efficient operations during the fiscal year	Cash award for sustained profitable growth during a three-year period	Equity award for creating shareholder value as reflected by stock price and revenue growth	Perquisites, retirement benefits, deferred compensation benefits, additional benefits payable upon a change in control
Characteristics	Fixed cash component generally targeted at the peer group median	A target STI award is designed to contribute to annual cash compensation and overall compensation at the peer group median	A target LTIC award is designed to contribute to overall compensation at the peer group median	Awarded in a combination of RSUs, PSUs, and stock options, a base-level LTI award is designed to contribute to overall compensation at the peer group median
Metrics	- CEO: Increase to $1.6M for 2019 - Other NEOs: Various increases to align with market median and related to company reorganization as of April 1, 2019	- Operating Return on Operating Assets (OROA), Return On Equity (ROE), and net sales and revenues in current-year performance(1)	- Shareholder Value Added (SVA)(1) and Total Shareholder Return (TSR) modifier to the payout	- Revenue Growth(2) - LTI awards can be increased by up to 20% to recognize individual performance"

(1)	Wirtgen is excluded from both the Equipment Operations OROA and SVA calculations for FY19 variable pay to allow time for integration and assimilation. See Appendix B for details.
(2)	The equity award for performance periods starting in FY2018 will only be based on revenue growth. Prior to FY2018, PSUs were based on revenue growth and TSR.

As this table suggests, we compare each component of compensation to the median level for that component awarded by our peers. In addition, we strive to have each NEO’s total annual cash compensation and overall compensation at target compare favorably to the median levels for comparable executives. For example, in fiscal 2019, our CEO’s base salary and target STI were 29% of his overall compensation, compared to an average of 26% for CEOs in our peer group.

33	DEERE & COMPANY	2020 PROXY STATEMENT

Advisory Vote on Executive Compensation
Compensation Discussion and Analysis
2019 Compensation Overview

2019 Target Direct Compensation Mix
Pay for performance is an essential element of our compensation philosophy. We believe compensation should motivate our executives to substantially contribute — both individually and collaboratively — to Deere’s long-term, sustainable growth. To that end, our performance-based compensation program consists of three components (STI, LTIC, and LTI), all driven by metrics that align with Deere’s business strategy and reflect the cyclical nature of the industries in which Deere operates.

To enhance the connection between pay and performance, as our NEOs assume greater responsibility, we award a larger portion of their total compensation in the form of “at risk” incentive awards and a larger portion of their incentive awards in the form of equity. This practice is apparent in the following charts, which illustrate the allocation of all fiscal 2019 Direct Compensation components at target for our CEO and for our other NEOs as a group.

CEO TARGET COMPENSATION MIX	NEO TARGET COMPENSATION MIX

(a)	”At risk” implies awards that are subject to performance conditions and stock price performance
(b)	Variable pay that is metric driven
(c)	Variable pay that is stock price driven

Direct Compensation Elements

As shown in the Target Compensation Mix charts under 2019 Compensation Overview, the majority of direct compensation for the CEO and NEOs is based on “at-risk,” variable pay. Our performance-based compensation programs fall into two categories: short-term incentives based on annual metrics and long-term incentives based on a three-year performance period. Long-term performance based incentives are awarded in the form of cash and equity (RSUs, PSUs, and stock options). The following information describes each direct compensation element, including the applicable performance metrics.

Base Salary
In determining salary levels for each of our NEOs, the Committee considers factors such as the financial and operational performance, leadership, development of people, time in position, internal equity, and potential. The Committee also considers each NEO’s current salary as compared to the salary range and median salary practices of our peer group. With recent senior

34	DEERE & COMPANY	2020 PROXY STATEMENT

Advisory Vote on Executive Compensation
Compensation Discussion and Analysis
Direct Compensation Elements

officer retirements, the Company reorganized and consolidated roles to the current senior officer group. As a result, salaries were increased to reflect the broader responsibilities. The following increases reflect the Committee’s assessment of the NEOs’ favorable performances and to position base salaries closer to market median given the NEO’s broadened responsibilities. Senior officer salary levels still remain below the market median for similar positions after increases in fiscal 2019. Deere has developed a multi-year plan to reward and retain our senior officers and to position them to market medians assuming continued favorable performance by the senior officer.

After considering all relevant information, the Board determined that Samuel R. Allen’s fiscal 2019 base salary as Chairman and Chief Executive Officer should increase to reflect his successful 2018 performance. As of November 4, 2019, Mr. Allen has stepped down as Chief Executive Officer. He will remain on the Board of Directors and will serve as Chairman. Mr. Allen’s base salary has been adjusted to $1,100,000 as he provides guidance and support to the senior officer group during the leadership transition.

During 2019, John C. May initially transitioned to President, Worldwide Agriculture & Turf Division: Global Harvesting and Turf Platforms, Ag Solutions Americas and Australia and then to President and Chief Operating Officer on April 1, 2019. Mr. May received salary increases during 2019 for his promotions and favorable performance. On August 28, 2019, the Board of Directors of Deere & Company elected Mr. May Chief Executive Officer of Deere & Company, effective November 4, 2019 which also aligns with the start of fiscal 2020. With the new role and expanded responsibilities, Mr. May’s annual base salary increased to $1,200,000. The Board also voted to elect Mr. May as a Director effective immediately. Mr. May is still below the market median and may receive salary increases in the future to more closely align with market median assuming continued favorable performance by Mr. May.

Ryan D. Campbell was promoted to Senior Vice President and Chief Financial Officer in 2019 and received an increase in salary with his promotion. Mr. Campbell was named Vice President and Deputy Financial Officer in 2018. He previously served as Vice President and Comptroller, and as a Finance Director for the Company’s Agriculture & Turf Division. Mr. Campbell joined the company in 2007.

During 2019, Rajesh Kalathur was named President, John Deere Financial and Chief Information Officer. As a result, his base salary was increased for the new responsibilities. Mr. Kalathur had served as Senior Vice President, Chief Financial Officer and Chief Information Officer since November 2018.

James M. Field’s salary increased due to broadened responsibilities with the consolidation of Construction & Forestry and Power Systems, which resulted in his new title of President, Worldwide Construction & Forestry and Power Systems.

In 2019, Cory J. Reed became President, Worldwide Agriculture & Turf Division: Americas and Australia; Global Harvesting and Turf Platforms; and Ag Solutions and as a result received an increase to his salary. Mr. Reed joined the company in 1998 and, prior to this, he had roles as the President, John Deere Financial and also led our Intelligent Solutions Group.
Officer	Base Salary as of Dec. 1, 2017	Salary Increase %	Base Salary as of Apr. 1, 2019 (1)
Samuel R. Allen (2)	$1,500,000	7%	$1,600,000
Ryan D. Campbell	n/a	n/a	$567,768
Rajesh Kalathur	$658,608	10%	$724,476
James M. Field	$726,264	10%	$798,900
John C. May (3)	$647,004	55%	$1,000,764
Cory J. Reed	$579,660	21%	$701,400

(1)	This column reflects that a number of salary changes occurred between the window of December 2017 to April 2019.
(2)	Effective November 4, 2019, Mr. Allen stepped down as Chief Executive Officer and his salary was adjusted to $1,100,000 to reflect his new role.
(3)	Effective November 4, 2019, Mr. May was elected Chief Executive Officer and his salary was increased to $1,200,000 to reflect his new responsibilities.

Short-Term Incentive (STI)
PERFORMANCE METRICS FOR STI
The Committee believes that operating margins, efficient deployment of our assets (both fixed and working capital), and growth are key drivers in creating long-term shareholder value. For this reason, the Committee has designed the STI program to motivate our executives and most other salaried employees to focus on reducing costs and optimizing asset and capital efficiency no matter where we are in the business cycle each fiscal year.

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—	OROA (for our Equipment Operations segments) supports our strategic approach to sound investment of capital and asset utilization. ROE (for our financial service segment) effectively measures the efficient use of equity.
—	Net sales and revenues measure our growth.

By consistently managing OROA results through all points in the business cycle, we have paid out more than half of cash flow from our operations to investors through dividends and net share repurchases since 2004.

For fiscal 2019, the performance results for these metrics are combined to determine STI awards as follows:

Company Performance Factor Weighting:
Enterprise OROA/ROE Metric *	67%
Net Sales and Revenues Metric	33%
Enterprise OROA/ROE Metric Weighting:
Equipment Operations OROA	50%
Agriculture & Turf Operations OROA	25%
Construction & Forestry Operations OROA	15%
Financial Services ROE	10%

*	Appendix B, “Deere & Company Reconciliation of Variable Compensation Measures to Non-GAAP Measures” illustrates in detail how OROA and ROE are calculated.

The emphasis on the OROA performance of the Equipment Operations in calculating STI reflects the critical position these operations have as drivers of our business: Equipment Operations’ net sales accounted for 89% of our net sales and revenues in fiscal 2019. The 50% weighting for the combined Equipment Operations reflects the importance of employees’ aligning with the overall business strategies, including working together to develop technology and drive synergies.

OROA – Equipment Operations Metric
OROA goals are formulaically adjusted to reflect the cyclical nature of our business. We are primarily a manufacturing company with high investment in fixed assets, such as buildings and machinery, and significant expenses with longer-term payoffs, such as research and development. As a result, our business can be affected by external economic factors beyond our control. For instance: when commodity prices are low or the housing and infrastructure sectors are weak, our customers may elect to delay equipment purchases and upgrades, affecting our short-term financial forecast.

Thus, our long-term strategy, which includes a focus on OROA performance, is designed to enable management to respond promptly and purposefully to changing business conditions to drive sustained operational results across business cycles. Because business conditions can quickly change, the Committee sets a range of OROA goals for a range of potential conditions rather than for a static forecast. This allows us to be agile, encourages us to prepare in advance for a variety of business conditions, and to quickly make necessary structural changes, such as those related to cost reduction, capacity, and assets (especially inventory) as business conditions change during the year.

WHAT IS MID-CYCLE?
—	We calculate mid-cycle sales for each product line by annually gathering historical information on the size of the industry (for example, the total number of tractors sold in the U.S. market) and our market share for every product line (in this example, the number of tractors sold by Deere).
—	At the peak of a typical business cycle, actual sales constitute 120% of mid-cycle sales; at the trough, actual sales constitute 80% of mid-cycle sales, generally speaking. OROA goals vary each year to reflect where we are on this spectrum.

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—	To maintain the rigor of the program, the specific goals for any year are determined based on where we are in the business cycle. This ensures that our employees are not unduly rewarded when the economy is strong and penalized for poor economic conditions. The Committee fixes threshold, target, and maximum OROA goals that are more ambitious at the peak of a business cycle, when it is easier to cover fixed costs and achieve a higher asset turnover (and thus a better OROA), and less ambitious at the trough.
—	Our position in the business cycle is calculated by comparing current sales to projected mid-cycle sales. Performance targets are adjusted accordingly based upon position to the mid-cycle.
●	Equipment Operations sales are at 101% of mid-cycle
●	Construction & Forestry sales are at 121% of mid-cycle
●	Agriculture & Turf sales are at 95% of mid-cycle

How do OROA goals work?
For an example of how our multi-tiered OROA goals work in practice, assume we determined that mid-cycle sales are $30 billion. If actual sales for the year are $27 billion, that means we are at 90% of mid-cycle (27 ÷ 30 = .90). In that case, OROA goals would be lower than the goals for mid-cycle. On the other hand, if actual sales are $33 billion, that means we are at 110% of mid-cycle (33 ÷ 30 =1.1). In that case, OROA goals would be greater than the goals for mid-cycle. Both scenarios are illustrated below:

OROA GOALS INCREASED IN 2018 TO ENSURE THEIR RIGOR
To continue to improve operational performance and seize the benefits of our structural transformation, the Committee raised OROA goals for STI purposes to align more appropriately to the current business strategy. As the following charts show, the OROA goals implemented in fiscal 2018 are significantly more rigorous at mid-cycle and peak than they have been historically.

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OROA GOAL

	2015 OROA Goals			2016 OROA Goals			2017 OROA Goals			Current OROA Goals*
	Trough	Mid-Cycle	Peak	Trough	Mid-Cycle	Peak	Trough	Mid-Cycle	Peak	Trough	Mid-Cycle	Peak
Maximum	12%	20%	28%	13%	24%	36%	16%	26%	36%	17%	35%	48%
Target	8%	12%	20%	10%	18%	26%	12%	19%	26%	14%	29%	40%
Threshold	4%	8%	12%	8%	12%	16%	8%	12%	16%	12%	20%	28%

*	Current goals established in 2018.

ROE – Financial Services Metric
The ROE metric is the STI performance metric for the Financial Services business, a key differentiator for how we deliver value to our dealers and customers. ROE was selected because it effectively measures the efficient use of the segment’s equity. We have two distinct business models within Financial Services and we use different ROE goals for each.

Subsidized business: Historically, approximately 70% of Financial Services’ business has been subsidized by the Equipment Operations to reduce the interest rates that our customers and dealers would otherwise pay on financial products. The ROE goal for the subsidized business — 10% — is the same regardless of the business cycle as maximizing profitability is not the purpose of this segment. The goal is rigorous; however, our threshold goal, which is based on the implied after-tax cost of equity, represents upper-quartile performance compared to other financial institutions.

Non-subsidized business: The remaining offerings, which are non-subsidized, are intended to utilize equity to earn a profitable return. Consequently, this business has more traditional (and progressively more challenging) goals. The threshold goal equals the implied after-tax cost of equity for Financial Services; the ROE goals of 13% at target and 16% at maximum represent an even greater level of stretch both internally and compared to our peers.

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ROE goals are weighted based on the actual mix of subsidized versus non-subsidized business in a fiscal year. The Committee approved the following ROE goals at the beginning of fiscal 2019:

Fiscal 2019 ROE Goals	Subsidized business	Non-subsidized business	Weighted Goals
% of Business	64%	36%
Maximum	10%	16%	12%
Target	10%	13%	11%
Threshold	10%	10%	10%

Net Sales and Revenues – Corporate Metric
Company wide net sales and revenues together account for one-third of the STI payout. These metrics were added in 2017 to incorporate a growth factor into the incentive calculation.

For 2019, our net sales and revenues target goal is $39.84B. Net sales and revenues that fall more than 15% below target will result in no payout on that metric. Conversely, net sales and revenues that exceeds target by at least 15% will result in a maximum (200%) payout on that metric.

APPROVAL OF STI AWARD RATES

At the beginning of the fiscal year, after review and consideration of Deere’s peer group data for target cash bonuses, the Committee approves target STI rates as a percentage of each NEO’s base salary. The target STI rates for fiscal 2019 and 2020 are as follows:

	2019 Target Rate	2020 Target Rate
CEO	150%	150%
Chairman	n/a	120%
Other NEOs	100%	100%

Regardless of the award amount reached by applying these payout rates, no individual award under the STI plan may exceed $5 million or 200% of target.

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FISCAL 2019 PERFORMANCE RESULTS AND PAYOUT AMOUNTS

The chart below shows OROA results for the Agriculture & Turf Operations, the Construction & Forestry Operations, and Equipment Operations as a whole, based on actual sales volumes:

Those results, together with ROE for Financial Services, are weighted to determine STI, as follows:

Fiscal 2019 Performance Results for STI	Fiscal 2019 Performance Results	Performance as % of Target	Fiscal 2019 OROA/ROE Award Weighting	Weighted Award Results	Fiscal 2019 Award STI Weighting	Actual Performance Results
Equipment Operations OROA	21.6%	56%	50%	28%
Agriculture & Turf Operations OROA	21.4%	73%	25%	18%
Construction & Forestry Operations OROA	21.9%	0%	15%	0%
Financial Services ROE	10.7%	92%	10%	9%
Enterprise OROA/ROE Metric (1)				56%	67%	38%
Net Sales and Revenues	$39,258M	95%			33%	31%
Actual Performance as % of Target						69%

(1)	The Equipment Operations OROA calculation excludes the assets from our captive financial services and Wirtgen. ROE is based solely on the Financial Services segment. See Appendix B for details.

The amount of the STI award paid to a NEO is calculated as follows:

STI AWARD CALCULATIONS

Base salary for the fiscal year	✕	Target STI rate	✕	Actual performance as a percentage of target	=	STI award amount

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Actual STI awards paid to the NEOs are shown in the table to the right and detailed in the Fiscal 2019 Summary Compensation Table under footnote (4).

For fiscal 2019, STI awards paid to the NEOs consisted of approximately 1% of the total amount of STI awards paid to all eligible employees.

Officer	Fiscal 2019 STI Award Payout
Samuel R. Allen	$1,640,451
Ryan D. Campbell	$297,701
Rajesh Kalathur	$495,902
James M. Field	$546,845
John C. May	$651,466
Cory J. Reed	$460,356

Long-Term Incentive Cash (LTIC)

LTIC is a long-term cash award based on our performance against ambitious goals for Shareholder Value Added (SVA) over a three-year performance period.

SHAREHOLDER VALUE ADDED PERFORMANCE METRIC

SVA, which essentially measures earnings in excess of our cost of capital, was selected as the LTIC performance metric because the Committee believes we should:

—	earn, at a minimum, the weighted average cost of capital each year
—	ensure that investments earn their cost of capital

We believe we can realize sustainable improvement in SVA through a combination of revenue growth and high returns on invested capital. SVA incorporates both of these concepts and therefore serves as a barometer of long-term value.

We demonstrate how SVA is calculated in Appendix B, “Deere & Company Reconciliation of Variable Compensation Measures to Non-GAAP Measures.”

SETTING RIGOROUS SVA GOALS

Our SVA performance targets are intended to incentivize superior performance. Our goal for a maximum payout is calculated based on estimated enterprise SVA at mid-cycle sales levels for the first year of the performance period. We assume a compounded 7% annual growth rate for the remaining two years (our historical sales growth rate) to arrive at a cumulative three-year SVA goal, given limited visibility.

Once the maximum SVA goal is set, the target SVA goal is set at half of that amount. Our target goals are challenging to achieve. The threshold accumulated goal is set at $5 million.

Although the SVA goals have decreased, the same level of goal rigor exists due to the downturn in business conditions. The chart below details the threshold, target, and maximum accumulated SVA goals for each performance period that includes fiscal 2019. As the recent business downturn became part of the business cycle, mid-cycle volumes decreased, resulting in slightly lower mid-cycle SVA for the performance periods ending in 2019 through 2021. The SVA goals have increased at a compounded annual growth rate of 9% since the LTIC plan was introduced in 2004.

SVA Goals for LTIC	Fiscal 2017 through Fiscal 2019	Fiscal 2018 through Fiscal 2020	Fiscal 2019 through Fiscal 2021
Threshold SVA Required for Payout	$5 million	$5 million	$5 million
SVA Goal for Target Payout	$4,010 million	$3,900 million	$3,335 million
SVA Goal for Maximum Payout	$8,020 million	$7,800 million	$6,670 million

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MODIFICATION OF AWARDS BASED ON RELATIVE TSR
LTIC payouts may be modified based on relative TSR compared to a subset of the S&P 500 Industrial Sector. If our TSR is at or below the 25th percentile of the comparator group, which comprises around 40 companies, the final LTIC payout for our senior executives will be reduced by 25%. If our TSR is between the 25th and 50th percentiles, the final LTIC payout for our senior executives will be reduced by up to 25%, as shown in the graph below. When performance is between the 50th and 75th percentile the LTIC payout may be increased.

Beginning with the three-year performance period starting with fiscal 2018, which will pay out in 2020, the TSR modifier was amended to include an upside opportunity when performance is between the 50th and 75th percentile and also to create a steeper reduction when TSR performance is below the 50th percentile. In addition, in 2018 the performance peer group for TSR purposes was amended from the S&P Industrials peer group to a subset of the S&P Industrial Sector. This smaller group of around 40 peer companies is more closely aligned by industry or related to agricultural and construction business cycles. The same smaller peer group is used as the comparator group for PSU metrics. The payout factor based on SVA performance will be multiplied by the modifier to calculate a final payout factor. The charts below show how the different modifiers operate at different TSR rankings. In the original modifier, the reduction amount is subtracted from the SVA performance payout factor; the new modifier will apply a multiplicative percentage to the payout factor.

TSR MODIFIER FOR LTIC PAYMENTS

FOR PERFORMANCE PERIODS ENDING IN 2019	FOR PERFORMANCE PERIODS ENDING IN 2020 AND BEYOND

3-Year TSR Percentile vs. S&P Industrials	3-Year TSR Percentile vs. Subset of the S&P Industrials

APPROVAL OF LTIC AWARD RATES
At the beginning of each performance period, after considering data for our peer group, the Committee approves target LTIC payout rates as a percentage of the median salary for each NEO’s salary grade. For the performance period that begins in 2019, the target rates were increased to align closer to peers and market changes.
	Performance Periods Ending in 2019	Effective with Performance Period Ending with 2020
CEO	121%	135%
Chairman	n/a	121%
Other NEOs	93%	105%

Regardless of the amount calculated for each award using these payout rates, no employee can receive an award under the LTIC plan that exceeds $6 million or 200% of target.

FISCAL 2019 PERFORMANCE RESULTS FOR LTIC
The following table shows our accumulated SVA, calculated as described in Appendix B, for the three-year performance period ended in 2019, which resulted in a payout of 117%.

The payout percentage for fiscal 2019 was calculated as follows:

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Fiscal Year	SVA (in millions)
2017	$1,264
2018	$1,885
2019	$1,535
Accumulated SVA for 2017-2019 performance period	$4,684
SVA Goal for Target Payout	$4,010
TSR Modifier (if TSR ranking below the 50th percentile)	no modifier applied
Actual Performance as % of Target	117%

HISTORICAL ACCUMULATED SVA, LTIC GOALS, AND LTIC PAYOUTS

The following table shows historical LTIC information and how SVA for fiscal 2019 will affect LTIC awards for the performance periods ending in 2019, 2020, and 2021.

CALCULATION OF LTIC AWARDS

The amount of the LTIC award paid to a NEO is calculated as follows:

Median of actual salaries for the relevant salary grade (a)	×	Target LTIC rate	×	Actual performance as a percent of target	=	LTIC award amount

(a)	Median (or midpoint) is the basis of the LTIC calculation for all employees so that within a given salary structure and level, the employees receive the same LTIC payout.

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Actual LTIC awards paid to the NEOs are shown in the table to the right and detailed in the Fiscal 2019 Summary Compensation Table under footnote (4).

The results for the performance period ended in 2019 are also used to determine the LTIC awards for other eligible employees worldwide. LTIC awards paid to the NEOs for fiscal 2019 consisted of approximately 5% of the total amount of LTIC awards paid to all eligible employees.
Officer	Fiscal 2019 LTIC Award Payout
Samuel R. Allen	$2,119,920
Ryan D. Campbell (1)	$241,035
Rajesh Kalathur	$770,141
James M. Field	$770,141
John C. May	$770,141
Cory J. Reed	$770,141

(1)	Effective April 1, 2019, Mr. Campbell became Senior Vice President and Chief Financial Officer. His LTIC award was based upon the median of his position as of September 30, 2018.

Long-Term Incentive (LTI)
LTI is designed to reward the NEOs for creating sustained shareholder value, to encourage the ownership of Deere stock, to foster teamwork, and to retain and motivate high-caliber executives while aligning their interests with those of our shareholders. LTI awards consist of the following three components awarded annually under the John Deere Omnibus Equity and Incentive Plan (Omnibus Plan):

—	Performance Stock Units (PSUs)
—	Restricted Stock Units (RSUs)
—	Market-priced stock options

The Omnibus Plan is periodically approved by our shareholders and was last approved at the Annual Meeting in February 2015. Shareholders are voting on a new LTI plan with substantially the same terms as the Omnibus Plan at the February 2020 shareholder meeting. See Item 4 in this proxy statement for further details.

FISCAL 2019 LTI AWARD OVERVIEW FOR NEOS

	PSUs	RSUs	Stock Options
LTI Mix	40%	25%	35%
Performance measurements	Revenue growth*	Stock price appreciation	Stock price appreciation
Vesting period	Cliff vest on the third anniversary of the grant date	Cliff vest on the third anniversary of the grant date	Vest in approximately equal annual installments over three years
Conversion/ expiration	Converted to Deere common stock upon vesting	Converted to Deere common stock upon vesting	Expire 10 years from the grant date
Objective	Motivate and reward relative outperformance	Encourage ownership and retention while providing immediate alignment with shareholders	Reward for stock price appreciation

*Based on Deere’s compounded annual growth rate

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APPROVAL OF LTI AWARD VALUES
The Committee established LTI grants for the NEOs based on the following criteria:

—	level of responsibility
—	individual performance
—	current market practice
—	peer group data
—	the number of shares available under the Omnibus Plan

Awards granted in previous years are not a factor in determining the current year’s LTI award, nor is potential accumulated wealth.

At the first Committee meeting of each fiscal year, after consideration of peer group data on median values for long-term incentives, the Committee approves a dollar value for a base-level LTI award and the mix of awards to be delivered. The grant price is the closing price of Deere common stock on the NYSE on the grant date. The grant price is used to determine the number of PSUs, RSUs, and stock options to be awarded.

The Committee can increase (up to 20%) or decrease (down to $0) an individual NEO’s base-level award to distinguish that executive’s performance, deliver a particular LTI value, or reflect other adjustments as the Committee deems appropriate. For fiscal 2019, the Committee approved adjustments to base-level award values ranging up to 20% to recognize the accomplishments of the individual NEOs. LTI awards were approved for the NEOs as follows:

Adjusted Award Values*
Samuel R. Allen	$9,120,000
Ryan D. Campbell (1)	$414,000
Rajesh Kalathur	$1,794,000
Adjusted Award Values*
James M. Field	$1,794,000
John C. May	$1,872,000
Cory J. Reed	$1,794,000

*The amounts shown include PSUs valued at the grant price on the date of grant assuming a 100% payout. These amounts differ from the value of equity awards shown in the Fiscal Year 2019 Summary Compensation Table and Grants of Plan-Based Awards table because those tables reflect the probable outcome of the performance metrics for PSUs.

(1)	Effective April 1, 2019, Mr. Campbell became Senior Vice President and Chief Financial Officer. His LTI award was based upon the median of his position as of September 30, 2018.

See the Fiscal 2019 Grants of Plan-Based Awards table and footnotes for more information on LTI awards delivered, as well as the terms of the awards.

For fiscal 2019, the number of RSUs and PSUs granted to the NEOs represented 9% and 51%, respectively, of the total RSUs and PSUs granted to all eligible salaried employees; stock options granted to the NEOs represented 30% of the total stock options granted to eligible salaried employees.

CONVERSION OF PSUs TO DEERE STOCK
For the PSU performance periods ending in 2019, the actual number of shares to be issued will still be based equally on Deere’s revenue growth and TSR performance ranking, as compared to companies in the S&P Industrial Sector.

For PSUs granted in fiscal 2019 (December 2018), the actual number of shares to be issued upon conversion will be based solely on Deere’s revenue growth for the three-year performance period ending in 2021. Deere’s performance for PSU purposes will be measured relative to a subset of the companies in the S&P Industrial Sector as of the end of the performance period. The new performance peer group represents a more closely aligned industry comparison to our company.

PERFORMANCE TARGETS (PERFORMANCE PERIODS ENDING IN 2020 AND FORWARD)

Revenue Growth Payout %	×	100% of PSUs Awarded	=	Final Award

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The number of PSUs that vest and convert to shares can range from 0% to 200% of the number of PSUs awarded, depending on Deere’s relative performance during the performance period, as illustrated in the following table:

Deere’s Revenue Growth Relative to a subset of the S&P Industrial Sector	% of Target Shares Earned (Payout %) *
Below 25th percentile	0%
At 25th percentile	25%
At 50th percentile	100%
At or above 75th percentile	200%

* Interim points are interpolated

These performance targets reflect the Committee’s belief that median levels of relative performance should lead to median levels of compensation.

PAYOUT CAP ON PSUs
In response to shareholder concerns, for PSUs that vest at the end of fiscal 2019, the payout for the PSU portion will be capped at target if Deere’s TSR is negative, regardless of how Deere compares to its peers. PSUs that vest after 2019 will no longer be measured on TSR and therefore the cap on this metric is eliminated. Relative TSR will remain a metric for the modifier on the LTIC payout.

PERFORMANCE PERIOD 2017-2019 PSUs

The performance period for PSUs granted in fiscal 2017 ended on October 31, 2019. The final number of shares earned was based on Deere’s revenue growth and TSR relative to the S&P Industrial Sector over the three-year performance period. The Committee made its final payout determination in December 2019 following a review of the relative performances of Deere and the S&P Industrial Sector. Deere’s revenue growth and TSR were comparable to the 89th and 88th percentiles, respectively. This resulted in an overall payout of 200% of target. This compared to an overall payout of PSUs relative to target for each of the five prior three-year performance periods ending in fiscal 2014 through fiscal 2018 of 48.5%, 0%, 33.5%, 100%, and 200%, respectively.

Deere’s Revenue Growth and TSR Relative to the S&P Industrial Sector	3rd Year Results	Performance Results for Performance Period Relative to S&P Industrial Sector	% of Target Shares Earned	Award Weighting	Weighted Payout %
Revenue Growth	13.8%	89th percentile	200%	50%	100%
TSR	27.8%	88th percentile	200%	50%	100%

LTI REPORTED VERSUS REALIZABLE VALUE
The values for Stock and Option Awards included on the Summary Compensation Table are presented in accordance with SEC requirements. Although this allows for comparison across companies, the Committee feels the prescribed calculation does not fully represent the Committee’s annual decision and does not support a valid CEO pay-for-performance assessment. To calculate the realizable value, the stock units from the LTI awards granted in 2017, 2018, and 2019 are valued using the fiscal year end stock price. The value of PSUs also takes into consideration the current year payout and the current performance for the performance cycles in-process (2018-2020 and 2019-2021). The value of options is calculated using the Black-Scholes value as of fiscal year end. The following chart compares the LTI values reported on the Summary Compensation Table to Mr. Allen’s realizable LTI value for each of the grants in 2017, 2018, and 2019. The three-year TSR as of October 31, 2019 is 27.8%.

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REPORTED VS. REALIZABLE LTI VALUE

(a)	See footnotes (2) and (3) to the Summary Compensation Table for an explanation of these valuations.
(b)	Realizable LTI is calculated as:
–	The value of stock options that were granted in 2017, 2018, and 2019 using the Black-Scholes value as of November 3, 2019.
–	The value of RSUs that were granted in 2017, 2018, and 2019 using the stock price as of November 3, 2019 of $176.11.
–	The value of PSUs granted in 2017, 2018, and 2019 using the stock price as of November 3, 2019, of $176.11 and reflecting actual payout for the 2017-2019 performance and projected payouts for the in-process performance cycles of 200% for 2018-2020 and of 176% for 2019-2021.

Summary of Direct Compensation
The Committee believes each pay element included in Direct Compensation is consistent with our compensation philosophy. The Committee reviews Direct Compensation for the NEOs in the aggregate (excluding the CEO) as well as for each NEO individually and compares this compensation to the market position data of our peer group. This market position data takes into account the level of responsibility (including the level of sales volume) for each NEO’s respective operations.

A key element of these individual performance evaluations is a careful analysis of each NEO’s collaboration and contribution to the success of a high-performing team. Thus, while the market data for each position is a factor in reviewing Direct Compensation, the Committee also considers individual fulfillment of duties, teamwork, development, time in position, experience, and internal equity among NEOs other than the CEO. The Committee recognizes individual performance through adjustments to base salary and LTI.

Direct Compensation for the CEO is higher than for the other NEOs due to the CEO’s breadth of executive and operating responsibilities for the entire global enterprise. The Committee does not target CEO compensation as a certain multiple of the compensation of the other NEOs. The relationship between the CEO’s compensation and that of the other NEOs is influenced by our organizational structure, which does not usually include a chief operating officer. The ratio of Mr. Allen’s Direct Compensation to that of the other NEOs is generally comparable to that found among the companies in our peer group.

Other Compensation Matters
RULES RELATED TO STOCK OWNERSHIP, HOLDING REQUIREMENTS, AND ANTI-HEDGING AND ANTI-PLEDGING POLICIES
NEOs are required to hold a certain amount of Deere stock. The CEO is expected to hold stock equivalent to 6.0 times base salary, the COO is expected to hold stock equivalent to 4.5 times base salary, and the other NEOs are expected to hold stock equivalent to 3.5 times base salary. These ownership levels must be achieved within five years of the date the NEO is first appointed as CEO or as an executive officer. NEOs who have not achieved the requisite ownership level may not transfer any of the stock they acquire through our equity incentive plan. Only vested RSUs and any common stock held personally by an NEO are included in determining whether the applicable ownership requirement has been met. Once an NEO achieves the appropriate ownership level, the number of shares held at that time becomes that individual’s fixed stock ownership requirement for three years, even if base salary increases or Deere’s stock price decreases.

Our Insider Trading Policy precludes all directors and employees, including our NEOs, and their related persons from engaging in short sales of Deere’s stock or trading in instruments designed to hedge against or offset price declines by any Deere securities. Our Insider Trading Policy also prohibits our directors and officers from holding Deere stock in margin accounts or pledging Deere stock as collateral for loans or other obligations.

47	DEERE & COMPANY	2020 PROXY STATEMENT

Advisory Vote on Executive Compensation
Compensation Discussion and Analysis
Direct Compensation Elements

LIMITATIONS ON DEDUCTIBILITY OF COMPENSATION
Prior to the Tax Cuts and Jobs Act (“Tax Reform”) that was signed into law December 22, 2017, Section 162(m) of the Internal Revenue Code generally limited to $1 million the U.S. federal income tax deductibility of compensation paid in one year to a company’s CEO or any of its three next-highest-paid executive officers (other than its Chief Financial Officer). Performance-based compensation was not subject to this limit on deductibility so long as such compensation met certain requirements, including shareholder approval of material terms. The Committee strived to provide the NEOs with incentive compensation programs that preserved the tax deductibility of compensation paid by Deere, to the extent reasonably practicable and consistent with Deere’s other compensation objectives.

The Tax Reform includes a major overhaul of Section 162(m), which took effect for tax years beginning after December 31, 2017. Amongst other provisions, it retained the $1 million deduction limit, but repealed the performance-based compensation exemption. The Tax Reform also expanded the definition of “covered employees” to include the Chief Financial Officer and any executive who is subject to the limitation in tax years beginning after 2016. As a result, beginning with Deere’s fiscal 2019, compensation paid to our named executive officers in excess of $1 million will not be deductible for tax purposes unless it qualifies for transition relief applicable to certain binding written performance-based compensation arrangements in place as of November 2, 2017. No assurance can be given that any future compensation will qualify for the transition relief. While the Committee will continue to consider the tax deductibility of compensation as one of many factors, the Committee believes shareholder interests are best served by not restricting the Committee’s discretion and flexibility in structuring compensation programs to attract, retain, and motivate key executives, even though such programs may result in non-deductible compensation expense.

RECOUPMENT OF PREVIOUSLY PAID INCENTIVE COMPENSATION
Deere’s Executive Incentive Compensation Recoupment Policy authorizes the Committee to determine whether to require recoupment of cash and equity incentive compensation paid to or deferred by certain executives under certain conditions. Under the policy, the Committee may require recoupment if the Committee determines an executive received incentive compensation that was artificially inflated because the executive engaged in misconduct that:

—	contributed to the need for a restatement of all or a portion of Deere’s financial statements filed with the SEC; or
—	contributed to an incorrect calculation of operating metrics that are used to determine incentive plan payouts.

The Committee is closely monitoring proposed rules and rule amendments issued by the SEC to implement provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to recoupment of incentive-based compensation and will amend the Recoupment Policy if necessary when the final rules are adopted.

Indirect Compensation Elements

Perquisites
We offer our NEOs various perquisites that the Committee believes are reasonable in order to remain competitive. These perquisites, which are described in footnote (6) to the Fiscal 2019 Summary Compensation Table, constitute a small percentage of the NEOs’ total compensation. The Committee conducts an annual review of the perquisites offered to the NEOs. In addition to the items listed in footnote (6), NEOs, as well as other selected employees, are provided indoor parking at no incremental cost to Deere.

The Board requires the CEO to use company-owned aircraft for all business and personal travel because the ability to travel safely and efficiently provides substantial benefits that justify the cost. The geographic location of Deere’s headquarters in the Midwest, more than 150 miles from a major metropolitan airport, makes personal and business travel challenging. Moreover, traveling by company aircraft allows the CEO to conduct business confidentially while in transit. Personal use of company aircraft by other NEOs is minimal and must be approved by the CEO. The Committee has limited the CEO’s annual personal usage of company aircraft to approximately 100 hours.

48	DEERE & COMPANY	2020 PROXY STATEMENT

Advisory Vote on Executive Compensation
Compensation Discussion and Analysis
Indirect Compensation Elements

Retirement Benefits
All NEOs are covered by the same defined benefit pension plans, which include the same plan terms that apply to most qualifying U.S. salaried employees. We also maintain two additional defined benefit pension plans in which NEOs may participate: the Senior Supplementary Pension Benefit Plan (the “Senior Supplementary Plan”) and the John Deere Supplemental Pension Benefit Plan (the “Deere Supplemental Plan”).

The tax-qualified defined benefit pension plans have compensation limits imposed by the Internal Revenue Code. The Senior Supplementary Plan provides participants with the same benefit they would have received without those limits. This avoids the relative disadvantage that participants would experience compared to other qualified plan participants. The Deere Supplemental Plan is designed to reward career service at Deere above a specified grade level by utilizing a formula that takes into account only years of service above that grade level. We believe the defined benefit plans serve as important retention tools, provide a level of competitive income upon retirement, and reward long-term employment and service as an officer of Deere. In addition, the fact that the Senior Supplementary and Deere Supplemental Plans are unfunded (with benefit payments under these plans being made out of the general assets of Deere) and therefore at-risk (if Deere were to seek bankruptcy protection), creates a strong incentive for the NEOs to minimize risks that could jeopardize Deere’s long-term financial health. For additional information, see the Fiscal 2019 Pension Benefits Table, along with the accompanying narrative and footnotes.

We also maintain a tax-qualified defined contribution plan, the John Deere Savings and Investment Plan (SIP), which is available to most of our U.S. employees, including the NEOs. We make matching contributions to participating SIP accounts on up to six percent of an employee’s pay. The actual amount of the company match varies based on two factors: the STI results for the most recently completed fiscal year (see the “Fiscal 2019 Performance Results and Payout Amounts” in the STI section) and the pension option in which the employee participates (see the narrative preceding the Fiscal 2019 Pension Benefits Table). The following table illustrates Deere’s match for calendar 2019, which is reported for our NEOs under the “All Other Compensation” column of the Fiscal 2019 Summary Compensation Table:

Contemporary Option match on first 2% of eligible earnings:	300%

Contemporary Option match on next 4% of eligible earnings:	100%

Deferred Compensation Benefits
We also maintain certain deferred compensation plans that provide the NEOs with longer-term savings opportunities on a tax-efficient basis. Similar deferred compensation benefits are commonly offered by companies with which we compete for talent.

As of November 1, 2015, for the Defined Contribution Restoration Plan and as of November 1, 2016, for the John Deere Voluntary Deferred Compensation Plan, the investment options now parallel the investment options offered under our 401(k) plan, with certain limited exceptions. Funds deferred prior to these effective dates may remain invested under the previous options, although participants also may move these funds into the new options. Additionally, participants may change investment options at any time. These changes effectively ensure that participants cannot earn above-market interest on new deferrals.

See the “Nonqualified Deferred Compensation” section for additional details.

49	DEERE & COMPANY	2020 PROXY STATEMENT

Advisory Vote on Executive Compensation
Compensation Discussion and Analysis
Compensation Methodology and Process

Potential Payments upon Change in Control
Deere’s Change in Control Severance Program (the “CIC Program”) covers certain executives, including each of the NEOs, and is intended to facilitate continuity of management in the event of a change in control. The Committee believes the CIC Program:

—	encourages executives to act in the best interests of shareholders when evaluating transactions that, without a change in control arrangement, could be personally detrimental
—	keeps executives focused on running the business in the face of real or rumored transactions
—	protects Deere’s value by retaining key talent despite potential corporate changes
—	protects Deere’s value after a change in control by including restrictive covenants (such as non-compete provisions) and a general release of claims in favor of Deere
—	helps Deere attract and retain executives as a competitive practice

For more information, see “Fiscal 2019 Potential Payments upon Change in Control” and the corresponding table.

Other Potential Post-Employment Payments
Deere’s various plans and policies provide payments to NEOs upon certain types of employment terminations that are not related to a change in control. These events and amounts are explained in the section under Executive Compensation Tables entitled “Fiscal 2019 Potential Payments upon Termination of Employment Other than Following a Change in Control.”

Compensation Methodology and Process

Independent Review and Approval of Executive Compensation
The Committee is responsible for reviewing and approving goals and objectives related to incentive compensation for the majority of salaried employees. In particular, the Committee evaluates the NEOs’ performance in relation to established goals and ultimately approves compensation for the NEOs (except for the CEO). All substantive responsibilities related to the determination of compensation of the NEOs are undertaken exclusively by the members of the Committee, all of whom are independent under current NYSE listing standards.

The Committee periodically reviews the components of our compensation program to ensure the program is aligned with our business strategy, Deere’s performance, and the interests of our employees and shareholders. In addition, the Committee regularly reviews market practices for all significant elements of executive compensation and approves necessary adjustments to ensure Deere’s compensation remains competitive.

Generally, at the Board meeting in August, the full Board (in executive session without the CEO present) evaluates the CEO’s performance. The Committee considers the results of that evaluation when providing recommendations to the independent members of the Board for the CEO’s compensation, which they then approve. The CEO does not play a role in and is not present during discussions regarding his own compensation.

The CEO plays a significant role in setting the compensation for the other NEOs. In advance of the Committee meeting in December, the CEO evaluates each NEO’s individual performance and recommends changes to the NEOs’ base salaries and LTI awards. The CEO is not involved in setting the STI and LTIC awards because they are calculated using predetermined factors. The Committee has the discretion to accept, reject, or modify the CEO’s recommendations. No other executive officers play a substantive role in setting a NEO’s compensation.

50	DEERE & COMPANY	2020 PROXY STATEMENT

Advisory Vote on Executive Compensation
Compensation Discussion and Analysis
Compensation Methodology and Process

The Role of the Compensation Consultant
The Committee has retained Pearl Meyer, LLC (Pearl Meyer) as its compensation consultant. Pearl Meyer reviews our executive compensation program design and assesses our compensation approach relative to our performance and the market. The Committee has sole responsibility for setting and modifying the fees paid to Pearl Meyer, determining the nature and scope of its services, and evaluating its performance and can terminate Pearl Meyer’s engagement or hire another compensation consultant at any time.

Pearl Meyer periodically meets independently with the Chair of the Committee and regularly participates in executive sessions with the Committee (without any executives or other Deere personnel present) to review compensation data and discuss compensation matters. While the Committee values this expert advice, ultimately the Committee’s decisions reflect many factors and considerations. Management works with Pearl Meyer at the Committee’s direction to develop materials and analysis, such as competitive market assessments and summaries of current legal and regulatory developments, which are essential to the Committee’s compensation determinations.

During fiscal 2019, Pearl Meyer performed the following specific services:

—	Provided information on executive compensation trends and external developments, including regulatory changes
—	Provided a competitive evaluation of total compensation for the NEOs, as well as overall compensation program share usage, dilution, and LTI expense
—	Reviewed the peer group used for market analyses
—	Reviewed the competitiveness of actual pay delivered in relation to performance as compared to the peer group, as further discussed in the following section
—	Provided recommendations on CEO total compensation
—	Reviewed recommendations for our CEO’s compensation in relation to the other NEOs
—	Reviewed Committee agendas and supporting materials in advance of each meeting and raised questions or issues with management and the Committee Chair, as appropriate
—	Provided guidance and recommendations on incentive plan design, including rigor of metrics and goals
—	Reviewed drafts and commented on this CD&A and the related compensation tables

Pearl Meyer does not provide other significant services to Deere and has no other direct or indirect business relationships with Deere or any of its affiliates. Taking these and other factors into account, the Committee has determined that the work performed by Pearl Meyer does not raise any conflicts of interest. Additionally, based on its analysis of the factors identified in the Committee’s charter as being relevant to compensation consultant independence, the Committee has concluded that Pearl Meyer is independent of Deere’s management.

51	DEERE & COMPANY	2020 PROXY STATEMENT

Advisory Vote on Executive Compensation
Compensation Discussion and Analysis
Compensation Methodology and Process

Market Analysis
PEER GROUP

The companies in the peer group for our fiscal 2019 market analysis process, listed in the chart below, are similar to Deere in terms of sales volume, products, services, market capitalization, and global presence.

Company	Fiscal year	Employees*	Revenue* (MM)	Market Value 10/31/19 (MM)
3M Company	Dec ‘18	93,516	$32,765	$94,878
Arconic	Dec ‘18	43,000	$14,022	$12,092
Boeing Company	Dec ‘18	153,000	$101,127	$191,298
Caterpillar Inc.	Dec ‘18	104,000	$54,722	$76,156
Cummins Inc.	Dec ‘18	62,610	$23,771	$26,425
DuPont de Nemours, Inc.	Dec ‘18	98,000	$85,977	$48,827
Eaton Corp. plc	Dec ‘18	99,000	$21,609	$36,011
Emerson Electric Co.	Sep ‘19	88,000	$18,372	$43,149
General Dynamics Corporation	Dec ‘18	105,600	$36,193	$51,149
Honeywell International Inc.	Dec ‘18	114,000	$41,811	$123,421
Illinois Tool Works Inc.	Dec ‘18	48,000	$14,768	$54,183
Johnson Controls International plc	Sep ‘19	104,000	$23,968	$33,693
Lockheed Martin Corporation	Dec ‘18	105,000	$53,762	$106,251
PACCAR Inc.	Dec ‘18	28,000	$23,501	$26,307
United Technologies Corporation	Dec ‘18	240,000	$66,485	$123,924
Whirlpool Corporation	Dec ‘18	92,000	$21,037	$9,614
75th Percentile		105,150	$54,002	$97,721
Median		98,500	$28,367	$49,988
25th Percentile		81,653	$21,466	$31,876
Deere & Company	Oct ‘19	73,500	$39,258	$54,832
Deere Percentile		23rd	64th	60th

Source: Factset Research Systems, Inc.
* Reflects employees and revenues for most recent reported fiscal year

Compensation paid by our peer group is representative of the compensation we believe is required to attract, retain, and motivate executive talent. The Committee, in consultation with Pearl Meyer, periodically reviews the peer group to confirm that it remains an appropriate point of reference for NEO compensation.

REVIEW OF PAY FOR PERFORMANCE RELATIVE TO PEER GROUP
To ensure that total compensation for our NEOs aligns with the market, we compared our compensation and performance against the companies in our peer group. As part of this comparison, we evaluate our peers’ mix of cash versus equity and short-term versus long-term components.

In addition, we reviewed the relationship between total realizable compensation and our performance for the three fiscal years ended with fiscal year 2018 — the most recent fiscal year-end for which we can obtain corresponding compensation information for our peer companies. This review helps the Committee understand whether total compensation delivered to our NEOs aligns with our performance relative to our peer group. For purposes of this review, we use TSR to measure performance.

The analysis, as shown in the following graphs, reveals that realizable pay for Deere’s CEO and other NEOs was reasonably aligned with Deere’s relative TSR over the relevant time period. Based on these results and the results of similar past comparisons of pay and performance alignment, we believe our pay programs ensure that compensation for our executives is aligned with performance and market norms.

52	DEERE & COMPANY	2020 PROXY STATEMENT

Advisory Vote on Executive Compensation
Compensation Discussion and Analysis
Compensation Methodology and Process

DEERE 3-YEAR PAY FOR PERFORMANCE
REALIZABLE PAY VS. TOTAL SHAREHOLDER RETURN

CEO	OTHER NEOs

“Total realizable pay” for Deere’s NEOs is defined as the sum of the following components:

1.	Actual base salaries paid over the three-year period from 2016-2018
2.	Actual STI awards paid over the three-year period
3.	Actual LTIC awards paid over the three-year period
4.	The Black-Scholes value as of October 28, 2018, of any stock options granted over the three-year period
5.	The value as of October 28, 2018, of RSUs granted over the three-year period
6.	The value as of October 28, 2018, of PSUs (reflecting actual performance for the 2016-2018 performance cycle and the in-process 2017-2019 and 2018-2020 performance cycles)

For peer companies, total realizable pay includes cash- and equity-based long-term incentive plan and performance share plan payouts for performance cycles that are completed within the three-year period. Award values are then multiplied by a factor that reflects grant frequency and long-term incentive pay mix.

53	DEERE & COMPANY	2020 PROXY STATEMENT

Advisory Vote on Executive Compensation
Compensation Discussion and Analysis
Risk Assessment of Compensation Policies and Practices

Risk Assessment of Compensation Policies and Practices

As shown in the adjacent diagram, management conducted a comprehensive risk assessment of Deere’s compensation policies and practices, as we have done each year since 2010.

The inquiries in the risk assessment questionnaire focus on: pay-for-performance comparison against our peer group, balance of compensation components, program design and pay leverage, program governance, and factors that mitigate program risks.

Based on its most recent review, the Risk Assessment Team concluded that Deere’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. The Committee, along with its independent compensation consultant, reviewed the risk assessment and concurred with that conclusion. The Committee believes the following key factors support the Risk Assessment Team’s conclusion:

—	the performance metrics for our STI and LTIC incentive plans are based on enterprise publicly reported metrics with only minor adjustments and, therefore, are not easily susceptible to manipulation
—

the metrics for our STI and LTIC compensation and the related potential payouts are capped to reduce the risk that executives might be motivated to attain excessively high “stretch” goals to maximize payouts

In addition, Deere maintains stock ownership requirements that are designed to motivate our management team to focus on Deere’s long-term sustainable growth and a Recoupment Policy designed to prevent misconduct relating to financial reporting.

Convened a Risk Assessment Team comprised of management personnel representing relevant areas of oversight.

Completed an inventory of Deere’s compensation programs globally for both executive and non-executive employees.

Updated our existing detailed risk assessment questionnaire to take into account any relevant changes in our compensation structure or philosophy.

Applied the updated questionnaire to the compensation programs that, due to their size, potential payout, or structure, could have a material adverse effect on Deere.

54	DEERE & COMPANY	2020 PROXY STATEMENT

Advisory Vote on Executive Compensation
Compensation Discussion and Analysis
Compensation Committee Report

The reports of the Compensation Committee and the Audit Review Committee that follow do not constitute soliciting material and will not be deemed filed or incorporated by reference by any general statement incorporating by reference this Proxy Statement or future filings into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Deere specifically incorporates the information by reference, and will not otherwise be deemed filed under these statutes.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed it with Deere’s management. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in Deere’s Proxy Statement.

Vance D. Coffman, Chair
Charles O. Holliday, Jr.
Clayton M. Jones
Dmitri L. Stockton

55	DEERE & COMPANY	2020 PROXY STATEMENT

Advisory Vote on Executive Compensation
Executive Compensation Tables

Executive Compensation Tables

In this section, we provide tabular and narrative information regarding the compensation of our NEOs for fiscal 2019. Fiscal year 2019 is the first year Ryan D. Campbell and Cory J. Reed met the criteria for inclusion. Therefore, data for only fiscal year 2019 is included for Mr. Campbell and Mr. Reed.

FISCAL 2019 SUMMARY COMPENSATION TABLE

Name and Position	Fiscal Year	Salary(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Samuel R. Allen Chairman and Chief Executive Officer (7)	2019	$1,591,667	$9,143,848	$3,191,991	$3,760,371	$3,385,326	$624,682	$21,697,885
	2018	$1,500,000	$9,247,170	$3,191,963	$3,722,861	$286,516	$577,157	$18,525,667
	2017	$1,500,000	$5,479,540	$2,929,134	$4,404,082	$1,270,046	$469,390	$16,052,192
Ryan D. Campbell Senior Vice President and Chief Financial Officer (7)	2019	$486,928	$414,755	$144,873	$538,736	$266,736	$68,954	$1,920,982
Rajesh Kalathur President, John Deere Financial and Chief Information Officer (7)	2019	$721,732	$1,798,637	$627,860	$1,266,043	$872,056	$151,131	$5,437,459
	2018	$656,497	$1,739,879	$600,568	$1,130,603	$36,918	$172,386	$4,336,851
	2017	$632,241	$1,124,684	$601,227	$1,292,041	$271,898	$141,307	$4,063,398
James M. Field President, Worldwide Construction & Forestry and Power Systems (7)	2019	$795,874	$5,798,425	$627,860	$1,316,986	$1,382,119	$165,877	$10,087,141
	2018	$724,217	$1,818,823	$627,864	$1,197,219	$24,692	$186,782	$4,579,597
	2017	$700,553	$1,124,684	$601,227	$1,398,643	$418,443	$165,166	$4,408,716
John C. May President and Chief Operating Officer (7)	2019	$889,760	$1,876,726	$655,191	$1,421,607	$970,162	$192,246	$6,005,692
	2018	$644,930	$1,739,879	$600,568	$1,119,225	$1,606	$167,788	$4,273,996
	2017	$620,606	$1,124,684	$601,227	$1,273,884	$275,458	$149,905	$4,045,764
Cory J. Reed President, Worldwide Agriculture & Turf Division: Americas and Australia; Global Harvesting and Turf Platforms; and Ag Solutions (7)	2019	$669,999	$1,798,637	$627,860	$1,230,497	$640,851	$124,079	$5,091,923

(1)	Includes amounts deferred by the NEO under the John Deere Voluntary Deferred Compensation Plan. Salary amounts deferred in fiscal 2019 are included in the first column of the Fiscal 2019 Nonqualified Deferred Compensation Table.
(2)	Represents the aggregate grant date fair value of PSUs and RSUs computed in accordance with FASB ASC Topic 718. The values in this column exclude the effect of estimated forfeitures. Assumptions made in the calculation of these amounts are included in Note 24, “Stock Option and Restricted Stock Awards,” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended November 3, 2019 (“2019 Form 10-K”). For PSUs, the value at the grant date is based on the probable outcome of the performance metric over the three-year performance period. If the highest level of payout were achieved, the value of the PSU awards as of the grant date would be as follows: $6,863,973 (Allen); $311,353 (Campbell); $1,350,217 (Kalathur); $1,350,217 (Field); $1,408,752 (May); $1,350,217 (Reed). RSUs will vest three years after the grant date, at which time they may be settled in Deere common stock. Refer to the Fiscal 2019 Grants of Plan-Based Awards table and footnote (7) thereto for a detailed description of the grant date fair value of stock awards. Mr. Field was granted a special equity award with a grant date fair value of $4 million in March 2019. For more information on this award, reference the introduction to the CD&A.
(3)	Represents the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. The values in this column exclude the effect of estimated forfeitures. The assumptions made in valuing option awards reported in this column and a more detailed discussion of the binomial lattice option pricing model appear in Note 25, “Stock Option and Restricted Stock Awards,” of our consolidated financial statements filed with the SEC in the 2019 Form 10-K. Refer to the Fiscal 2019 Grants of Plan-Based Awards table and footnote (7) for a detailed description of the grant date fair value of option awards.

56	DEERE & COMPANY	2020 PROXY STATEMENT

Advisory Vote on Executive Compensation
Executive Compensation Tables

(4)

Non-equity incentive plan compensation includes cash awards under the STI and LTIC plans. Cash awards earned under the STI and LTIC plans for the performance period ended in fiscal 2019 were paid to the NEOs on December 13, 2019, unless deferred under the Voluntary Deferred Compensation Plan. Deferred STI and LTIC amounts are included in the first column of the Fiscal 2019 Nonqualified Deferred Compensation Table.

The following table shows the awards earned under the STI and LTIC plans:

		STI (a)			LTIC (b)
Name	Fiscal Year	Target Award as % of Salary	Actual Performance as % of Target	Award Amount	Target Award as % of Median Salary	Actual Performance as % of Target	Award Amount	Total Non-Equity Incentive Plan Compensation
Samuel R. Allen	2019	150%	69%	$1,640,451	121%	117%	$2,119,920	$3,760,371
Ryan D. Campbell (c)	2019	61%/66%/100%	69%	$297,701	56%	117%	$241,035	$538,736
Rajesh Kalathur	2019	100%	69%	$495,902	93%	117%	$770,141	$1,266,043
James M. Field	2019	100%	69%	$546,845	93%	117%	$770,141	$1,316,986
John C. May (d)	2019	100%/110%	69%	$651,466	93%	117%	$770,141	$1,421,607
Cory J. Reed	2019	100%	69%	$460,356	93%	117%	$770,141	$1,230,497

(a)

Based on actual performance, as discussed in the CD&A under “Fiscal 2019 Performance Results and Payout Amounts” in the STI section, the NEOs earned an STI award equal to 69% of the target opportunity.

(b)	Based on actual performance, as discussed in the CD&A under “Fiscal 2019 Performance Results for LTIC,” the NEOs earned an LTIC award equal to 117% of the target opportunity.
(c)

STI prorated during fiscal 2019 due to position level (61% beginning of fiscal year through November 15, 2018; 66% November 16, 2018 through March 31, 2019; 100% April 1, 2019 through fiscal year end). LTIC target based on Mr. Campbell’s position as of September 30, 2018.

(d)	STI prorated at 100% from November 2018 - March 2019 due to position level.

(5)	The following table shows the change in pension value and above-market earnings on nonqualified deferred compensation during fiscal 2019.

Name	Fiscal Year	Change in Pension Value (a)	Nonqualified Deferred Compensation Earnings (b)	Total
Samuel R. Allen	2019	$3,385,326	$0	$3,385,326
Ryan D. Campbell	2019	$265,965	$771	$266,736
Rajesh Kalathur	2019	$872,056	$0	$872,056
James M. Field	2019	$1,382,119	$0	$1,382,119
John C. May	2019	$970,162	$0	$970,162
Cory J. Reed	2019	$630,578	$10,273	$640,851

(a)

Represents the change in the actuarial present value of each NEO’s accumulated benefit under all defined benefit plans year over year. The pension value calculations include the same assumptions as used in the pension plan valuations for financial reporting purposes. For more information on the assumptions, see footnote (4) under the Fiscal 2019 Pension Benefits Table.

(b)

Represents above-market earnings on compensation that is deferred by the NEOs under our nonqualified deferred compensation plans. Above-market earnings represent the difference between the interest rate used to calculate earnings under the applicable plan and 120% of the applicable federal long-term rate prescribed by the Internal Revenue Code. See the Fiscal 2019 Nonqualified Deferred Compensation Table for additional information.

Previously, modifications have been made for the investment options available under the Nonemployee Director Deferred Compensation Plan and the Voluntary Deferred Compensation Plan for employees to ensure that participants cannot earn above-market returns on new deferrals. During Fiscal 2019 all senior officers have divested of these investments. There will be no senior officers in fiscal 2020 receiving above market interest.

(6)	The following table provides details about each component of the “All Other Compensation” column in the Fiscal 2019 Summary Compensation Table:

Name	Personal Use of Company Aircraft (a)	Financial Planning (b)	Medical Exams (c)	Misc Perquisites (d)	Company Contributions to Defined Contribution Plans (e)	Total All Other Compensation
Samuel R. Allen	$236,668	$0	$4,338	$3,177	$380,499	$624,682
Ryan D. Campbell	$0	$0	$242	$0	$68,712	$68,954
Rajesh Kalathur	$0	$10,000	$3,736	$642	$136,753	$151,131
James M. Field	$0	$7,001	$3,752	$4,295	$150,829	$165,877
John C. May	$29,400	$0	$4,152	$6,276	$152,418	$192,246
Cory J. Reed	$0	$0	$0	$642	$123,437	$124,079

(a)

Per IRS regulations, the NEOs recognize imputed income on the personal use of Deere’s aircraft. For SEC disclosure purposes, the cost of personal use of Deere’s aircraft is calculated based on the incremental cost to Deere. To determine the incremental cost, we calculate the variable costs for fuel on a per-mile basis, plus any direct trip expenses such as on-board catering, landing/ramp fees, and crew expenses. Fixed costs that do not change based on usage, such as pilot salaries, depreciation of aircraft, and maintenance costs, are excluded. Mr. Allen’s personal usage of company aircraft in fiscal 2019 amounted to approximately 92 hours of travel, which represents less than 1.3% of the total hours flown by company aircraft. Mr. May was required to use the company aircraft after the August 2019 announcement of his promotion to CEO effective November 4, 2019.

(b)	This column contains amounts Deere paid for financial planning assistance to the NEOs. Each year, the CEO may receive up to $15,000 of assistance and the other NEOs may receive up to $10,000.
(c)	This column contains the amounts Deere paid for annual medical exams for the NEOs.
(d)	Miscellaneous perquisites include spousal attendance at company events.

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(e)

Deere makes contributions to the John Deere Savings and Investment Plan for all eligible employees. Deere also credits contributions to the John Deere Defined Contribution Restoration Plan for all employees covered by the Contemporary Option under our tax-qualified pension plan whose earnings exceed relevant IRS limits. All of our current NEOs are covered by the Contemporary Option.

(7)	See Compensation Discussion & Analysis footnotes on page 29 for title changes effective in fiscal 2019 and fiscal 2020.

The following table provides additional information regarding fiscal 2019 grants of RSU, PSU, and stock option awards under the Omnibus Plan and the potential range of awards that were approved in fiscal 2019 under the STI and LTIC plans for payout in future years. These awards are further described in the CD&A under “Direct Compensation Elements.”

FISCAL 2019 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4)	All Other Option Awards: Number of Securities Underlying Options (5)	Exercise or Base Price of Option Awards ($/Sh) (6)	Grant Date Fair Value of Stock and Option Awards (7)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Samuel R. Allen	12/4/18-STI	$—	$2,387,500	$4,775,000	—	—	—	—	—	—	$—
	12/4/18-LTIC	$1,100	$2,060,106	$4,120,212	—	—	—	—	—	—	$—
	12/12/18	$—	$—	$—	—	—	—	15,390	—	—	$2,279,875
	12/12/18	$—	$—	$—	6,156	24,625	49,250	—	—	—	$6,863,973
	12/12/18	$—	$—	$—	—	—	—	—	67,972	$148.14	$3,191,991
		$1,100	$4,447,606	$8,895,212	6,156	24,625	49,250	15,390	67,972		$12,335,839
Ryan D. Campbell	12/4/18-STI	$—	$433,272	$866,544	—	—	—	—	—	—	$—
	12/4/18-LTIC	$200	$855,755	$1,711,510	—	—	—	—	—	—	$—
	12/12/18	$—	$—	$—	—	—	—	698	—	—	$103,402
	12/12/18	$—	$—	$—	279	1,117	2,234	—	—	—	$311,353
	12/12/18	$—	$—	$—	—	—	—	—	3,085	$148.14	$144,873
		$200	$1,289,027	$2,578,054	279	1,117	2,234	698	3,085		$559,628
Rajesh Kalathur	12/4/18-STI	$—	$721,732	$1,443,464	—	—	—	—	—	—	$—
	12/4/18-LTIC	$400	$855,755	$1,711,510	—	—	—	—	—	—	$—
	12/12/18	$—	$—	$—	—	—	—	3,027	—	—	$448,420
	12/12/18	$—	$—	$—	1,211	4,844	9,688	—	—	—	$1,350,217
	12/12/18	$—	$—	$—	—	—	—	—	13,370	$148.14	$627,860
		$400	$1,577,487	$3,154,974	1,211	4,844	9,688	3,027	13,370		$2,426,497
James M. Field	12/4/18-STI	$—	$795,874	$1,591,748	—	—	—	—	—	—	$—
	12/4/18-LTIC	$400	$855,755	$1,711,510	—	—	—	—	—	—	$—
	12/12/18	$—	$—	$—	—	—	—	3,027	—	—	$448,420
	12/12/18	$—	$—	$—	1,211	4,844	9,688	—	—	—	$1,350,217
	12/12/18	$—	$—	$—	—	—	—	—	13,370	$148.14	$627,860
		$400	$1,651,629	$3,303,258	1,211	4,844	9,688	3,027	13,370		$2,426,497
John C. May	12/4/18-STI	$—	$948,138	$1,896,276	—	—	—	—	—	—	$—
	12/4/18-LTIC	$400	$978,605	$1,957,210	—	—	—	—	—	—	$—
	12/12/18	$—	$—	$—	—	—	—	3,159	—	—	$467,974
	12/12/18	$—	$—	$—	1,263	5,054	10,108	—	—	—	$1,408,752
	12/12/18	$—	$—	$—	—	—	—	—	13,952	$148.14	$655,191
		$400	$1,926,743	$3,853,486	1,263	5,054	10,108	3,159	13,952		$2,531,917
Cory J. Reed	12/4/18-STI	$—	$669,999	$1,339,998	—	—	—	—	—	—	$—
	12/4/18-LTIC	$400	$855,755	$1,711,510	—	—	—	—	—	—	$—
	12/12/18	$—	$—	$—	—	—	—	3,027	—	—	$448,420
	12/12/18	$—	$—	$—	1,211	4,844	9,688	—	—	—	$1,350,217
	12/12/18	$—	$—	$—	—	—	—	—	13,370	$148.14	$627,860
		$400	$1,525,754	$3,051,508	1,211	4,844	9,688	3,027	13,370		$2,426,497

(1)

For the non-equity incentive plan awards, the grant date is the date the Committee approved the range of estimated potential future payouts for the performance periods noted under footnote (2) below. For equity awards, the grant date is seven calendar days after the first regularly scheduled Board meeting of the fiscal year.

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(2)

These columns show the range of potential payouts under the STI and LTIC plans. The performance period for STI in this table covers fiscal 2019. For actual performance between threshold, target, and maximum, the earned STI award will be prorated. The range of the LTIC award covers the three-year performance period beginning in fiscal 2019 and ending in fiscal 2021. Awards will not be paid unless Deere generates at least $5 million of SVA for the performance period. The target LTIC award will be earned if $3,900 million or more of SVA is accumulated and the maximum LTIC award will be earned if $7,800 million or more of SVA is accumulated during the performance period. The LTIC award will be adjusted based on Deere’s TSR for the performance period relative to to the companies in a subset of the S&P Industrial Sector: (i) a reduction up to 25% will be applied if the ranking is below the 50th percentile or (ii) an increase up to 25% will be applied if the ranking is above the 50th percentile. The amounts shown in the table represent potential LTIC awards based on the median salary of the NEOs’ respective salary grades as of September 30, 2019. The actual LTIC award payout will depend on Deere’s actual SVA performance, Deere’s relative TSR performance, and the median salary of the NEOs’ respective salary grades as of September 30, 2020.

(3)

Represents the potential payout range of PSUs granted in December 2018. The number of shares that vest is based solely on revenue growth performance relative to a subset of companies in the S&P Industrial Sector. At the end of the three-year performance period, the actual award, delivered as Deere common stock, can range from 0% to 200% of the original grant.

(4)

Represents the number of RSUs granted in December 2018. RSUs will vest three years after the grant date, at which time they will be settled in Deere common stock. Prior to settlement, RSUs earn dividend equivalents in cash at the same time as dividends are paid on Deere’s common stock.

(5)	Represents the number of options granted in December 2018. These options vest in three approximately equal annual installments on the first, second, and third anniversaries of the grant date.
(6)	The exercise price is the closing price of Deere common stock on the NYSE on the grant date.
(7)

Amounts shown represent the grant date fair value of equity awards granted to the NEOs in fiscal 2019 calculated in accordance with FASB ASC Topic 718. The values in this column exclude the effect of estimated forfeitures. For RSUs, fair value is the market value of the underlying stock on the grant date (which is the same as the exercise price in footnote (6) for stock options). For options, the fair value on the grant date was $46.96, which was calculated using the binomial lattice option pricing model. The grant date fair value of the PSUs based on the probable outcome of the revenue growth metric was $139.37 based on the market price of a share of underlying common stock, excluding dividends.

For additional information on the valuation assumptions, refer to Note 25, “Stock Option and Restricted Stock Awards,” of Deere’s consolidated financial statements filed with the SEC in the 2019 Form 10-K.

OUTSTANDING EQUITY AWARDS AT FISCAL 2019 YEAR-END

The following table itemizes outstanding options, RSUs, and PSUs held by the NEOs:

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Intrinsic Value of Unexercised Options (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (4)	Market Value of Shares or Units of Stock That Have Not Vested (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (6)	Equity Incentive Plan Awards: Market or Payout Value Unearned Shares, Units, or Other Rights That Have Not Vested (7)
Samuel R. Allen	12/8/10	114,253	-	$80.61	$10,911,162	12/8/20	-	$0		$0
	12/14/11	135,897	-	$74.24	$13,843,827	12/14/21	-	$0		$0
	12/12/12	128,899	-	$86.36	$11,568,685	12/12/22	-	$0		$0
	12/11/13	123,633	-	$87.46	$10,960,065	12/11/23	-	$0	-	$0
	12/10/14	135,263	-	$88.19	$11,892,999	12/10/24	-	$0	-	$0
	12/9/15	173,360	-	$79.24	$16,793,383	12/9/25	-	$0	-	$0
	12/14/16	80,233	39,519	$100.55	$9,048,461	12/14/26	19,888	$3,502,476	66,512	$11,713,428
	12/13/17	27,790	53,948	$151.95	$1,974,790	12/13/27	14,386	$2,533,518	48,014	$8,455,746
	12/12/18	-	67,972	$148.14	$1,901,177	12/12/28	15,390	$2,710,333	43,340	$7,632,607
		919,328	161,439		$88,894,549		49,664	$8,746,327	157,866	$27,801,781
Ryan D. Campbell	12/10/14	2,625	-	$88.19	$230,803	12/10/24	-	$0	-	$0
	12/9/15	6,116	-	$79.24	$592,457	12/9/25	-	$0	-	$0
	12/14/16	3,800	1,872	$100.55	$428,576	12/14/26	984	$173,292	3,148	$554,394
	12/13/17	1,261	2,449	$151.95	$89,634	12/13/27	681	$119,931	2,178	$383,568
	12/12/18	-	3,085	$148.14	$86,287	12/12/28	698	$122,925	1,965	$346,056
		13,802	7,406		$1,427,757		2,363	$416,148	7,291	$1,284,018

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	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Intrinsic Value of Unexercised Options (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (4)	Market Value of Shares or Units of Stock That Have Not Vested (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (6)	Equity Incentive Plan Awards: Market or Payout Value Unearned Shares, Units, or Other Rights That Have Not Vested (7)
Rajesh Kalathur	12/9/09	12,151	-	$52.25	$1,505,023	12/9/19	-	$0	-	$0
	12/8/10	7,379	-	$80.61	$704,695	12/8/20	-	$0	-	$0
	12/14/11	7,996	-	$74.24	$814,553	12/14/21	-	$0	-	$0
	12/12/12	24,083	-	$86.36	$2,161,449	12/12/22	-	$0	-	$0
	12/11/13	20,086	-	$87.46	$1,780,624	12/11/23	-	$0	-	$0
	12/10/14	27,800	-	$88.19	$2,444,315	12/10/24	-	$0	-	$0
	12/9/15	32,391	-	$79.24	$3,137,716	12/9/25	-	$0	-	$0
	12/14/16	16,468	8,112	$100.55	$1,857,265	12/14/26	4,266	$751,285	13,652	$2,404,254
	12/13/17	5,228	10,151	$151.95	$371,557	12/13/27	2,823	$497,159	9,034	$1,590,978
	12/12/18	-	13,370	$148.14	$373,959	12/12/28	3,027	$533,085	8,525	$1,501,338
		153,582	31,633		$15,151,156		10,116	$1,781,529	31,211	$5,496,570
James M. Field (8)	12/10/14	25,273	-	$88.19	$2,222,129	12/10/24	-	$0	-	$0
	12/9/15	32,391	-	$79.24	$3,137,716	12/09/25	-	$0	-	$0
	12/14/16	16,468	8,112	$100.55	$1,857,265	12/14/26	4,091	$720,466	13,652	$2,404,254
	12/13/17	5,466	10,612	$151.95	$388,444	12/13/27	2,830	$498,391	9,444	$1,663,183
	12/12/18	-	13,370	$148.14	$373,959	12/12/28	3,027	$533,085	8,525	$1,501,338
	3/1/19	-	-		$0		18,369	$3,234,965	4,078	$718,177
	3/1/19	-	-		$0		-	$0	2,045	$360,145
		79,598	32,094		$7,979,513		28,317	$4,986,907	37,744	$6,647,097
John C. May	12/14/16	-	8,112	$100.55	$612,943	12/14/26	4,266	$751,285	13,652	$2,404,254
	12/13/17	-	10,151	$151.95	$245,248	12/13/27	2,823	$497,159	9,034	$1,590,978
	12/12/18	-	13,952	$148.14	$390,237	12/12/28	3,159	$556,331	8,895	$1,566,498
		-	32,215		$1,248,428		10,248	$1,804,775	31,581	$5,561,730
Cory J. Reed	12/9/15	2,957	-	$79.24	$286,445	12/9/25	-	$0	-	$0
	12/14/16	4,145	2,043	$100.55	$467,565	12/14/26	1,074	$189,142	3,436	$605,114
	12/13/17	4,991	9,689	$151.95	$354,669	12/13/27	2,694	$474,440	8,622	$1,518,420
	12/12/18	-	13,370	$148.14	$373,959	12/12/28	3,027	$533,085	8,525	$1,501,338
		12,093	25,102		$1,482,638		6,795	$1,196,667	20,583	$3,624,872

(1)	Options become vested and exercisable in three approximately equal annual installments on the first, second, and third anniversaries of the grant date.
(2)

The amount shown represents the number of options that have not been exercised (vested and unvested) multiplied by the difference between the closing price for Deere common stock on the NYSE as of November 3, 2019, which was $176.11, and the option exercise price. No value is shown for underwater options.

(3)	Options expire 10 years from the grant date.
(4)	RSUs vest three years after the grant date, at which time they are settled in Deere common stock.
(5)	The amount shown represents the number of RSUs that have not vested multiplied by the closing price for Deere common stock on the NYSE as of November 3, 2019, which was $176.11.
(6)

For PSUs granted in fiscal 2017, the three-year performance period ended on November 3, 2019. The final payout determination was made by the Committee in December 2019 and was settled in Deere common stock on December 14, 2019 (the third anniversary of the grant date). As discussed in the CD&A under “Performance Period 2017-2019 PSUs,” the final payout under the award was based on revenue growth and TSR relative to the peer group of the S&P Industrial Sector and was equal to 200% of the target opportunity. For the PSUs granted in fiscal years 2018 and 2019, the amount shown represents estimated achievement of the PSUs granted relative to the peer group subset of the S&P Industrial Sector, assuming truncated performance measurement periods. The final number of shares earned, if any, for the 2018 and 2019 PSUs granted will be based upon performance as determined solely by revenue growth relative to the peer group at the end of the applicable performance period.

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PSU Grant Date	December 13, 2017	December 12, 2018
Truncated performance period	11/1/2017-10/31/2019	11/1/2018-10/31/2019
Actual performance period ending date	10/31/20	10/31/21
Payout of shares (as a % of target) based on revenue growth	200%	176%

(7)	The amount shown represents the number of PSUs described in footnote (6) to this table multiplied by the closing price for Deere common stock on the NYSE as of NYSE as of November 3, 2019, which was $176.11.
(8)	Mr. Field was granted a special equity award in March 2019. For more information on this award, reference the introduction to the CD&A.

FISCAL 2019 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding option exercises and vesting of RSUs and PSUs during fiscal 2019. These options and stock awards were granted in prior fiscal years and are not related to performance solely in fiscal 2019:

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (2)	Number of Shares Acquired on Vesting (3)	Value Realized on Vesting (4)
Samuel R. Allen	-	$0	111,393	$16,404,815
Ryan D. Campbell	-	$0	-	$0
Rajesh Kalathur	11,133	$1,244,772	20,696	$3,047,693
James M. Field	-	$0	20,992	$3,091,800
John C. May	33,357	$2,070,408	22,576	$3,324,542
Cory J. Reed	-	$0	5,722	$842,622

(1)	Represents the total number of shares that were exercised before any withholding of shares to pay the exercise price and taxes.
(2)	Value realized on exercise is based on the market price upon exercise minus the exercise price (the grant price).
(3)

Represents the number of RSUs and PSUs that vested during fiscal 2019. RSUs include shares granted in fiscal 2016 as well as accelerated vesting of shares to satisfy tax withholding requirements.

The three-year performance period for PSUs granted in fiscal 2016, ended on October 31, 2018, and vested on December 9, 2018. The final number of shares earned was based on Deere’s revenue growth and TSR relative to the S&P Industrial Sector over the performance period. The final payout determination, made by the Committee in December 2018, reflects revenue growth and TSR comparable to the 80th and 85th percentiles, respectively, of the S&P Industrial Sector. Accordingly, the resulting payout of PSUs was equal to 200% of the target award.

The following table shows the number of RSUs and PSUs that vested during fiscal 2019:

Name	RSUs	PSUs
Samuel R. Allen	26,993	84,400
Ryan D. Campbell	-	-
Rajesh Kalathur	4,928	15,768
James M. Field	5,224	15,768
John C. May	5,376	17,200
Cory J. Reed	1,362	4,360

(4)	Represents the number of RSUs and PSUs vested multiplied by the closing price ($147.26) of Deere common stock on the NYSE as of the vesting date.

Pension Benefits
The NEOs are eligible to participate in pension plans that provide benefits based on years of service and pay. Pension benefits are provided under a qualified defined benefit pension plan called the John Deere Pension Plan for Salaried Employees (the “Salaried Plan”) and two nonqualified pension plans called the Senior Supplementary Pension Benefit Plan (the “Senior Supplementary Plan”) and the John Deere Supplemental Pension Benefit Plan (the “Deere Supplemental Plan”).

In 1996, we introduced a new pension option under the Salaried Plan known as the “Contemporary Option.” At that time, participants could elect to remain in the existing Salaried Plan option, known as the “Traditional Option,” or convert to the new Contemporary Option. New employees hired between January 1, 1997, and October 31, 2014, automatically participated in the Contemporary Option. For new employees hired on or after November 1, 2014, pension benefits under the Salaried Plan

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are calculated based on a cash balance methodology instead of the Traditional or Contemporary Option formula. None of the current NEOs participates in the Traditional or cash balance plan.

SALARIED PLAN

The Salaried Plan is a qualified plan subject to certain IRS limitations on benefits and is subject to the Employee Retirement Income Security Act of 1974. Deere makes contributions to and benefits are paid from a tax-exempt pension trust. Pension benefits provided by the Salaried Plan under the Contemporary Option are summarized on the following page.

Under the Contemporary Option, “Career Average Pay” is used in computing retirement benefits. Career Average Pay is calculated using salary plus STI (up to IRS limits). For participants hired before January 1, 1997, the transition to Career Average Pay includes salary and STI awards from 1992 until retirement. Deere makes additional contributions to the 401(k) retirement savings accounts of salaried employees participating in this option.

The formula for calculating benefits under the Contemporary Option is:

Career Average Pay	Years of Service	1.5%

Early retirement eligibility under the Contemporary Option is the earlier of:

1. age 55 with 10 or more years of service; or
2. age 65 with five or more years of service

Pension payments are reduced by 4% for each year the employee is under the unreduced benefits age upon retirement. Mr. Field is the only NEO currently eligible to retire early with reduced benefits under the Contemporary Option.

Eligibility to retire with unreduced benefits under the Contemporary Option occurs at age 67 for all participating employees who were hired on or after January 1, 1997. For participants hired before this date, the eligibility age to retire with unreduced benefits is based on years of service as of January 1, 1997, and ranges from ages 60 to 67. Mr. Allen is the only NEO currently eligible to retire with unreduced benefits under the Contemporary Option.

SENIOR SUPPLEMENTARY PLAN

The Senior Supplementary Plan is an unfunded, nonqualified excess defined benefit plan that provides additional pension benefits in an amount comparable to those the participant would have received under the Salaried Plan in the absence of IRS limitations. Benefit payments for the Senior Supplementary Plan are made from the assets of Deere and are at-risk in the event Deere seeks bankruptcy protection.

The Senior Supplementary Plan uses the same formula as the Salaried Plan to calculate the benefit payable, except that eligible earnings include only amounts above qualified plan IRS limits.

DEERE SUPPLEMENTAL PLAN

The Deere Supplemental Plan is an unfunded, nonqualified supplemental retirement plan for certain employees, including all the NEOs. Benefit payments for the Deere Supplemental Plan are made from the assets of Deere and are at-risk in the event Deere seeks bankruptcy protection. The Deere Supplemental Plan was closed to new participants effective November 1, 2014, although benefits will continue to accrue for employees who were already participating in the plan as of that date.

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The formula for calculating benefits is:

Career Average Pay	Years of Service (at grade 13 and above since January 1, 1997)	0.5%

FISCAL 2019 PENSION BENEFITS TABLE

Name	Plan Name (1)	Assumed Retirement Age (2)	Number of Years of Credited Service (3)	Present Value of Accumulated Benefit (4)
Samuel R. Allen	Salaried Plan	66	44.4	$2,067,831
Contemporary Option	Senior Supplementary Plan	66	44.4	$17,996,362
	Deere Supplemental Plan	66	22.8	$3,323,727
	TOTAL			$23,387,920
Ryan D. Campbell	Salaried Plan	65	12.0	$312,668
Contemporary Option	Senior Supplementary Plan	65	12.0	$176,343
	Deere Supplemental Plan	65	7.8	$124,421
	TOTAL			$613,432
Rajesh Kalathur	Salaried Plan	65	22.4	$601,406
Contemporary Option	Senior Supplementary Plan	65	22.4	$1,328,276
	Deere Supplemental Plan	65	13.8	$427,615
	TOTAL			$2,357,297
James M. Field	Salaried Plan	65	25.5	$817,239
Contemporary Option	Senior Supplementary Plan	65	25.5	$2,768,343
	Deere Supplemental Plan	65	20.7	$1,014,561
	TOTAL			$4,600,143
John C. May	Salaried Plan	65	22.6	$624,773
Contemporary Option	Senior Supplementary Plan	65	22.6	$1,393,057
	Deere Supplemental Plan	65	18.8	$605,446
	TOTAL			$2,623,276
Cory J. Reed	Salaried Plan	65	21.4	$525,583
Contemporary Option	Senior Supplementary Plan	65	21.4	$708,217
	Deere Supplemental Plan	65	14.5	$308,371
	TOTAL			$1,542,171

(1)	Benefits are provided under the Salaried Plan, the Senior Supplementary Plan, and the Deere Supplemental Plan.
(2)	The assumed retirement age is the earliest age at which the NEO could retire without any benefit reduction due to age, or, if earlier, normal retirement age.
(3)	Years and months of service credit under each plan as of October 31, 2019. The years of credited service are equal to years of eligible service with Deere for the Salaried and Senior Supplementary Plan. Service credit under the Deere Supplemental Plan has been based on service at grade 13 or above since January 1, 1997.
(4)	The actuarial present value of the accumulated benefit is shown as of October 31, 2019, and is provided as a straight-life annuity for the qualified pension plan and a lump sum for nonqualified pension plan benefits. Pension benefits are not reduced for any social security benefits or other offset amounts an NEO may receive.
The actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount that, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. Actual benefit present values will vary from these estimates depending on many factors, including actual retirement age.

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The following assumptions were used to calculate the present value of the accumulated benefit:

—

Each of the NEOs continues as an executive until the earliest age at which he could retire without any benefit reduction due to age or normal retirement age, whichever is earlier, as defined in the Salaried Plan.

—	Other assumptions relate to those used for financial accounting:
●

Present value amounts were determined based on financial accounting discount rates equal to 3.33% for the Salaried Plan, 2.86% for the Senior Supplementary Plan, and 2.71% for the Deere Supplemental Plan.

●	Benefits subject to a lump sum distribution were determined using an interest rate of 2.17%.
●

The mortality table used for the Salaried Plan was the PRI2012WC table (with mortality projection scale MP2019, as published by the Society of Actuaries), and the mortality table used for the Supplementary and Deere Supplemental Plans was the 2020 417(e) table, as published by the IRS.

●

Pensionable earnings are calculated for the most recently completed fiscal year using base pay as an estimate (assuming one base pay increase of 3.5% – 4.5%, depending on age), with no future increase, and the STI bonus at target. Pensionable earnings for prior years are calculated based on actual base pay and actual STI earned for prior years.

Nonqualified Deferred Compensation

The Fiscal 2019 Nonqualified Deferred Compensation Table below shows information about three programs:

(1)	the John Deere Voluntary Deferred Compensation Plan (“Deferred Plan”), a nonqualified deferred compensation plan;

(2)	the John Deere Defined Contribution Restoration Plan (DCRP), a nonqualified savings plan; and

(3)	deferred RSUs.

DEFERRED PLAN

Under the Deferred Plan, through fiscal 2008, NEOs could defer any of their base salary, STI, and LTIC in 5% increments up to 95%. For deferrals elected after 2008, up to 70% of base salary can be deferred while STI and LTIC awards can be deferred up to 95%. On the first day of each calendar quarter, the balance in each account under the Deferred Plan is credited with interest. For deferrals made through calendar 2009, interest is credited at the prime rate (as determined by the Federal Reserve Statistical Release for the prior month) plus 2% as of the last day of the preceding quarter. For deferrals made after December 31, 2009, through January 1, 2016, the deferred amounts earn interest based on the Moody’s “A” rated Corporate Bond Rate.

During fiscal 2019, amounts deferred under the Deferred Plan were credited with interest at the following rates:

	Deferrals through calendar 2009 Prime plus 2%	Deferrals 2009-2016 Moody’s “A” Corporate Bond Rate
November 2018	7.25%	4.53%
February 2019	7.50%	4.23%
May 2019	7.50%	4.01%
August 2019	7.25%	3.32%

NEOs must elect to defer salary before the beginning of the calendar year in which deferral occurs. An election to defer STI must be made before the beginning of the fiscal year upon which the award is based. An election to defer LTIC must be made before the close of the fiscal year preceding the calendar year of payment. Participants may elect to receive the deferred funds in a lump sum or in equal annual installments, but distribution must be completed within 10 years following retirement. All deferral elections and associated distribution schedules are irrevocable. This plan is unfunded and participant accounts are at-risk in the event Deere seeks bankruptcy protection.

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As of January 1, 2016, the earnings rate described above is no longer available for new deferrals under the Deferred Plan. Instead, the investment options under the Deferred Plan now parallel the investment options offered under our 401(k) plan (with certain limited exceptions). Funds deferred prior to January 1, 2016, may remain invested under the previous options, although participants also may move these funds into the new options. Minimal above-market amounts may be reported in future years for prior years’ deferrals. Additionally, as of November 1, 2016, participants may change investment options at any time. These changes effectively ensure that Deferred Plan participants cannot earn above-market interest on new deferrals. During Fiscal 2019 all senior officers have divested of these investments. There should be no senior officers in fiscal 2020 receiving above market interest.

DCRP

The DCRP is designed to allow executives participating in our Contemporary Option to defer employee contributions and receive employer matching contributions on up to 6% of eligible earnings that are otherwise limited by tax regulations. For DCRP purposes, eligible earnings include base salary, STI, and commission compensation. (None of the NEOs receives commission compensation.) The DCRP deferral percentage selected by the employee by October 31 each year is used during the following calendar year to calculate the DCRP employee contribution. This plan is unfunded and participant accounts are at-risk in the event Deere seeks bankruptcy protection.

Until November 1, 2015, two investment options were available under the DCRP: the prime rate (as determined by the Federal Reserve Statistical Release for the prior month) plus 2% or a rate of return based on the S&P 500 Index for the prior month. Participants could choose either investment option for any portion of their accounts and could change investment options between the first and 10th day of any month. During fiscal 2019, the annualized rates of return under the two options were as follows:

EARNINGS FOR DCRP

	Prime plus 2%	S&P 500 Index
November 2018	7.25%	-47.99%
December 2018	7.25%	-26.81%
January 2019	7.33%	-68.71%
February 2019	7.50%	18.73%
March 2019	7.50%	67.87%
April 2019	7.50%	21.40%
May 2019	7.50%	42.72%
June 2019	7.50%	-20.29%
July 2019	7.50%	14.91%
August 2019	7.50%	43.99%
September 2019	7.28%	-39.52%
October 2019	7.16%	35.08%

As of November 1, 2015, the investment options described above are no longer available for new deferrals under the DCRP. Instead, the investment options under the DCRP now parallel the investment options offered under our 401(k) plan, with certain limited exceptions. Funds deferred prior to November 1, 2015, may remain invested under the previous options, although participants may move these funds into the new options. Minimal above-market amounts may be reported in future years for prior years’ deferrals. Additionally, as of November 1, 2015, participants may change investment options at any time. These changes effectively ensure that DCRP participants cannot earn above-market interest on new deferrals. During fiscal 2019 all senior officers have divested of these investments. There should be no senior officers in fiscal 2020 receiving above market interest.

Distribution options under the DCRP consist of a lump-sum distribution one year following the date of separation, or, in the case of retirement, five annual installments beginning one year following the retirement date.

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DEFERRED RESTRICTED STOCK UNITS

There are two scenarios under which deferred RSUs can appear in the Fiscal 2019 Nonqualified Deferred Compensation Table. First, certain RSUs are required to be held for a defined period of time after they vest. The following tranches of RSUs have vested but remain subject to restriction:

Grant Date	Date Vested	Restriction Period
December 2002	December 2005	Until retirement or no longer active employee
December 2007	December 2010	Until retirement or no longer active employee
December 2008	December 2011	Until retirement or no longer active employee
December 2009	December 2012	Until retirement or no longer active employee

Second, for RSUs granted starting in December 2003, NEOs may elect deferral of settlement for a minimum of five years. If a deferral election is made, the RSUs will be settled in shares of Deere common stock five or more years after the originally scheduled conversion date.

Deferred RSUs will not be settled in Deere common stock until either the period elected or the restriction period expires.

FISCAL 2019 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Plan	Beginning Balance	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Balance at Last FYE (4)
Samuel R. Allen	DCRP Plan	$8,070,650	$211,800	$352,999	$212,382	$8,847,831
	Deferred RSUs	$9,684,927	$—	$—	$3,139,227	$12,824,154
	TOTAL	$17,755,577	$211,800	$352,999	$3,351,609	$21,671,985
Ryan D. Campbell	DCRP Plan	$181,423	$24,727	$41,212	$26,247	$273,609
	TOTAL	$181,423	$24,727	$41,212	$26,247	$273,609
Rajesh Kalathur	DCRP Plan	$1,593,771	$65,552	$109,253	$241,111	$2,009,687
	TOTAL	$1,593,771	$65,552	$109,253	$241,111	$2,009,687
James M. Field	DCRP Plan	$3,094,612	$73,997	$123,329	$405,409	$3,697,347
	Deferred RSUs	$3,407,460	$—	$—	$1,104,478	$4,511,938
	TOTAL	$6,502,072	$73,997	$123,329	$1,509,887	$8,209,285
John C. May	Deferred Plan	$53,471	$—	$—	$7,701	$61,172
	DCRP Plan	$1,565,773	$74,951	$124,918	$234,159	$1,999,801
	TOTAL	$1,619,244	$74,951	$124,918	$241,860	$2,060,973
Cory J. Reed	DCRP Plan	$686,550	$57,562	$95,937	$80,716	$920,765
	TOTAL	$686,550	$57,562	$95,937	$80,716	$920,765

(1)	The amounts in this column represent employee compensation deferrals that are included in the Fiscal 2019 Summary Compensation Table under the “Salary” and “Non-Equity Incentive Plan Compensation” columns.
(2)	The amounts in this column associated with the DCRP represent Deere’s contributions during the fiscal year as included in the Fiscal 2019 Summary Compensation Table under the “All Other Compensation” column. The amounts in this column associated with deferred RSUs represent RSUs that vested in the current fiscal year, but have not been converted into Deere common stock and are included in the Fiscal 2019 Option Exercises and Stock Vested table under the column “Value Realized on Vesting.”
(3)	For rates of return on account balances under the Deferred Plan and DCRP, see the applicable earnings charts in the narrative preceding this table. For the deferred RSU accounts, the earnings represent the change in the intrinsic value of the RSUs. The above-market portions of the amounts shown in this column are reported in the Fiscal 2019 Summary Compensation Table under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column and are quantified in footnote (5) to that table.
(4)	Of the aggregate balance, the following amounts were reported as compensation in the Summary Compensation Table in prior years: $7,170,476 (Allen); $0 (Campbell); $693,906 (Kalathur); $2,135,299 (Field); $363,732 (May); $0 (Reed).

Fiscal 2019 Potential Payments upon Change in Control

The Change in Control (CIC) Program includes a “double trigger” approach, under which participants will receive severance benefits only if both a change in control and qualifying termination occur. A “qualifying termination” is either:

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—	Deere’s termination of an executive’s employment within the six months preceding or the 24 months following a change in control for reasons other than death, disability, or “cause” (defined as an executive’s willful and continued nonperformance of duties after written demand; willful conduct that is demonstrably and materially injurious to Deere; or illegal activity); or
—	An executive’s termination of his or her own employment for “good reason” (defined as material reductions or alterations in an executive’s authority, duties, or responsibilities; change in office location of at least 50 miles from the executive’s current residence; material reductions in an executive’s participation in certain Deere compensation plans; or certain other breaches of the covenants in the CIC Program) within 24 months following a change in control.

The CIC Program defines the following as “change in control” events:

—	any “person,” as defined in the Securities Exchange Act of 1934 (with certain exceptions), acquires 30% or more of Deere’s voting securities;
—	a majority of Deere’s directors are replaced without the approval of at least two-thirds of the existing directors or directors previously approved by the then-existing directors;
—	any merger or business combination of Deere and another company, unless the outstanding voting securities of Deere prior to the transaction continue to represent at least 60% of the voting securities of the new company; or
—	Deere is completely liquidated or all, or substantially all, of Deere’s assets are sold or disposed.

Benefits provided under the CIC program and other benefit plans are described in the footnotes to the following table. Although not reflected in the table, the CIC Program provides that Deere will pay the executive’s reasonable legal fees and expenses if the executive must enforce the program terms. Under the CIC Program, the executive agrees: (a) not to disclose or use for his or her own purposes confidential and proprietary Deere information and (b) for a period of two years following termination of employment, not to induce Deere employees to leave Deere or to interfere with Deere’s business.

In addition, the Omnibus Plan, the LTIC plan, and the Deferred Plan each contain change in control provisions that may trigger payments. Under the Omnibus Plan, unless the Board or the Committee determines otherwise, and regardless of whether the employee is terminated, all then-outstanding equity awards that were granted before February 24, 2010, would vest and restriction periods would end upon a change in control. All outstanding RSUs would be cashed out as of the date of the change in control and the executive would have the right to exercise all outstanding options. Unvested PSUs are cashed out at a target award level and the change of control price described in the Omnibus Plan. Such potential payments are disclosed in the following table adjacent to “Change in Control only.” For awards made under the Omnibus Plan on and after February 24, 2010, the foregoing provisions will apply only if there is both a change in control and a qualifying termination. The LTIC plan provides for payment upon a change in control based on actual performance results to date for all performance periods then in progress. Under the Deferred Plan, in the event of certain changes in control, the Committee may elect to terminate the plan within 12 months and distribute all account balances or the Committee may decide to keep the Deferred Plan in effect and modify it to reflect the impact of the change in control.

The following table includes estimated potential payments that would have been due to each NEO if a change in control event had occurred and, if applicable, the NEO experienced a qualifying termination as of the end of fiscal 2019. Although the calculations are intended to provide reasonable estimates of the potential payments, they are based on numerous assumptions, as described in the footnotes, and may not represent the actual amount each NEO would receive if a change in control occurred. The payments listed represent the incremental amounts due to NEOs beyond what the NEOs would have received without the change in control. Not included in this table are the following payments to which the NEOs are already entitled and which are reported elsewhere in this Proxy Statement:

—	amounts already earned under the STI and LTIC plans (reported in the Fiscal 2019 Summary Compensation Table)
—	the exercise of outstanding vested options (reported in the Outstanding Equity Awards at Fiscal 2019 Year-End table)
—	distribution of nonqualified deferred compensation (reported in the Fiscal 2019 Nonqualified Deferred Compensation Table)

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Name	Salary (1)	STI (2)	LTIC (3)	Stock Awards (4)	Stock Options (5)	Welfare Benefits (6)	Defined Contribution Plans (7)	Total Payments (8)
Samuel R. Allen
–Change in Control only	$—	$—	$2,754,397	$—	$—	$—	$—	$2,754,397
–Change in Control and
Qualifying Termination	$4,800,000	$7,162,501	$2,754,397	$14,421,296	$—	$94,681	$380,499	$29,613,374
Ryan D. Campbell
–Change in Control only	$—	$—	$1,144,159	$—	$—	$—	$—	$1,144,159
–Change in Control and
Qualifying Termination	$1,135,536	$866,545	$1,144,159	$1,081,844	$286,903	$30,259	$68,712	$4,613,958
Rajesh Kalathur
–Change in Control only	$—	$—	$1,144,159	$—	$—	$—	$—	$1,144,159
–Change in Control and
Qualifying Termination	$1,448,952	$1,443,463	$1,144,159	$4,632,221	$1,232,150	$32,634	$136,753	$10,070,332
James M. Field
–Change in Control only	$—	$—	$1,144,159	$—	$—	$—	$—	$1,144,159
–Change in Control and
Qualifying Termination	$1,597,800	$1,591,747	$1,144,159	$3,965,117	$—	$36,301	$150,829	$8,485,953
John C. May
–Change in Control only	$—	$—	$1,308,412	$—	$—	$—	$—	$1,308,412
–Change in Control and
Qualifying Termination	$2,001,528	$1,896,276	$1,308,412	$4,692,451	$1,248,428	$32,673	$152,418	$11,332,186
Cory J. Reed
–Change in Control only	$—	$—	$1,144,159	$—	$—	$—	$—	$1,144,159
–Change in Control and
Qualifying Termination	$1,402,800	$1,339,998	$1,144,159	$3,111,511	$762,414	$31,437	$123,437	$7,915,576

(1)	In the event of a change in control and qualifying termination, the CIC Program provides for a lump-sum payment of three times the annual base salary for the CEO and two times annual base salary for senior officers.
(2)	In the event of a change in control and qualifying termination, the CIC Program provides for a lump-sum payment of three times (CEO) and two times (senior officers) the target STI bonus amount for the fiscal year in which the termination occurs. In addition, the NEO is entitled to a prorated STI award for the current year. Since the change in control calculations in this table are made as of the end of the fiscal year, the prorated award for the current year is equal to the STI earned for the current fiscal year as reported in the Fiscal 2019 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and is not duplicated in this table.
(3)	The LTIC plan contains a change in control provision that entitles participants, as of the date of a change in control, to a lump-sum LTIC payment based on actual performance results to date for all performance periods then in progress. The payout for the three-year performance period ended with fiscal 2019 is reported in the Fiscal 2019 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and is not duplicated in this table. For each of the NEOs, the amount shown in this table represents the payout for the two remaining performance periods.
(4)	Vesting of RSUs and PSUs does not accelerate unless there is both a change in control and a qualifying termination. In such cases, the vesting and restriction requirements no longer apply. Unvested RSUs will be cashed out and unvested PSUs will be cashed out at a target award level.
For purposes of the table, all unvested PSUs and RSUs are valued based on the closing price for Deere common stock on the NYSE as of November 3, 2019, which was $176.11. Since Messrs. Allen and Field are eligible for retirement and all currently unvested RSUs would vest immediately on the date of such event, there is no incremental benefit of the accelerated vesting for these individuals. Vested RSUs are not included since they have been earned and are included on the Fiscal 2019 Nonqualified Deferred Compensation Table. Unvested PSUs and RSUs are included in the Outstanding Equity Awards at Fiscal 2019 Year-End table.
(5)	Vesting of outstanding stock options granted after February 24, 2010 does not accelerate in the event of a change in control only. Instead, outstanding stock options will continue to vest over the three-year vesting period, subject to continued employment conditions.
In the event of a change in control and qualifying termination, all outstanding stock options vest and can be exercised immediately. Since Messrs. Allen and Field are eligible for retirement and all unvested stock options would vest immediately on the date of such event, there is no incremental benefit of the accelerated vesting for these individuals. For Messrs. Campbell, Kalathur, May, and Reed, who are not eligible for retirement, the amount represents the number of outstanding, unexercisable options multiplied by the difference between the closing price for Deere common stock on the NYSE as of November 3, 2019, which was $176.11, and the option exercise prices. These amounts are included in the Outstanding Equity Awards at Fiscal 2019 Year-End table.
(6)	In the event of a change in control and qualifying termination, the CIC Program provides for continuation of health care, life, accidental death and dismemberment, and disability insurance for three full years for the CEO and two full years for the senior officers at the same premium cost and coverage. This benefit will be discontinued if the NEO receives similar benefits from a subsequent employer during this three-year period.
(7)	In the event of a change in control and qualifying termination, the CIC Program includes a cash payment equal to Deere’s contributions on behalf of each of the NEOs under our defined contribution plans for the plan year preceding termination (or, if greater, for the plan year immediately preceding the change in control).
(8)	The amounts set forth under “Deferred Compensation” and “Accumulated Pension Benefit” in the Termination table would also be payable upon a change in control and qualifying termination.

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FISCAL 2019 POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OTHER THAN FOLLOWING A CHANGE IN CONTROL
The following table summarizes the estimated payments to be made to the NEOs under our plans or established practices in the event of termination of employment due to death, disability, retirement, termination without cause, termination for cause, or voluntary separation. Although the calculations are intended to provide reasonable estimates of the potential payments, they are based on numerous assumptions, as described in the footnotes, and may not represent the actual amounts the NEOs would receive.

The amounts shown assume the termination event occurred at the end of fiscal 2019 and the NEO was actively employed until that time.

Name	Salary (1)	STI (2)	LTIC (3)	Stock Awards (4)	Stock Options (5)	Deferred Compensation (6)	Accumulated Pension Benefit (7)	Total Payments
Samuel R. Allen
Death	$–	$1,640,451	$2,119,920	$49,372,262	$88,894,549	$8,847,831	$13,345,459	$164,220,472
Disability	$6,235,480	$1,640,451	$2,119,920	$49,372,262	$88,894,549	$8,847,831	$23,659,976	$180,770,469
Retirement	$–	$1,640,451	$2,119,920	$49,372,262	$88,894,549	$8,847,831	$24,198,733	$175,073,746
Termination Without Cause	$1,600,000	$1,640,451	$2,119,920	$12,824,154	$–	$8,847,831	$24,198,733	$51,231,089
Termination For Cause	$–	$1,640,451	$2,119,920	$12,824,154	$–	$8,847,831	$24,198,733	$49,631,089
Voluntary Separation (8)	$–	$–	$–	$–	$–	$–	$–	$–
Ryan D. Campbell
Death	$–	$297,701	$241,035	$1,700,166	$1,427,757	$273,609	$378,237	$4,318,505
Disability	$6,038,622	$297,701	$241,035	$1,700,166	$1,427,757	$273,609	$2,301,630	$12,280,520
Retirement (9)	$–	$–	$–	$–	$–	$–	$–	$–
Termination Without Cause	$307,541	$297,701	$241,035	$–	$–	$273,609	$692,495	$1,812,381
Termination For Cause	$–	$297,701	$241,035	$–	$–	$273,609	$692,495	$1,504,840
Voluntary Separation	$–	$297,701	$241,035	$–	$–	$273,609	$692,495	$1,504,840
Rajesh Kalathur
Death	$–	$495,902	$770,141	$7,278,098	$15,151,156	$2,009,687	$1,345,748	$27,050,732
Disability	$13,096,959	$495,902	$770,141	$7,278,098	$15,151,156	$2,009,687	$4,593,551	$43,395,494
Retirement (9)	$–	$–	$–	$–	$–	$–	$–	$–
Termination Without Cause	$694,290	$495,902	$770,141	$–	$–	$2,009,687	$2,455,453	$6,425,473
Termination For Cause	$–	$495,902	$770,141	$–	$–	$2,009,687	$2,455,453	$5,731,183
Voluntary Separation	$–	$495,902	$770,141	$–	$–	$2,009,687	$2,455,453	$5,731,183
James M. Field
Death	$–	$546,845	$770,141	$16,145,941	$7,979,513	$3,697,347	$2,646,833	$31,786,620
Disability	$9,683,216	$546,845	$770,141	$16,145,941	$7,979,513	$3,697,347	$6,814,671	$45,637,674
Retirement	$–	$546,845	$770,141	$16,145,941	$7,979,513	$3,697,347	$4,819,723	$33,959,510
Termination Without Cause	$798,900	$546,845	$770,141	$4,511,938	$–	$3,697,347	$4,819,723	$15,144,894
Termination For Cause	$–	$546,845	$770,141	$4,511,938	$–	$3,697,347	$4,819,723	$14,345,994
Voluntary Separation (8)	$–	$–	$–	$–	$–	$–	$–	$–
John C. May
Death	$–	$651,466	$770,141	$7,366,505	$1,248,428	$2,060,973	$1,534,480	$13,631,993
Disability	$13,440,016	$651,466	$770,141	$7,366,505	$1,248,428	$2,060,973	$5,304,697	$30,842,226
Retirement (9)	$–	$–	$–	$–	$–	$–	$–	$–
Termination Without Cause	$959,066	$651,466	$770,141	$–	$–	$2,060,973	$2,798,748	$7,240,394
Termination For Cause	$–	$651,466	$770,141	$–	$–	$2,060,973	$2,798,748	$6,281,328
Voluntary Separation	$–	$651,466	$770,141	$–	$–	$2,060,973	$2,798,748	$6,281,328
Cory J. Reed
Death	$–	$460,356	$770,141	$4,821,540	$1,482,638	$920,765	$901,821	$9,357,261
Disability	$11,457,225	$460,356	$770,141	$4,821,540	$1,482,638	$920,765	$3,393,659	$23,306,324
Retirement (9)	$–	$–	$–	$–	$–	$–	$–	$–
Termination Without Cause	$642,950	$460,356	$770,141	$–	$–	$920,765	$1,647,549	$4,441,761
Termination For Cause	$–	$460,356	$770,141	$–	$–	$920,765	$1,647,549	$3,798,811
Voluntary Separation	$–	$460,356	$770,141	$–	$–	$920,765	$1,647,549	$3,798,811

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Advisory Vote on Executive Compensation
Executive Compensation Tables

(1)	Our NEOs do not have employment agreements. However, we have severance guidelines that provide compensation if termination is initiated by Deere for reasons other than cause. Our severance guidelines provide for payment of one-half month of salary plus another one-half month of salary for each complete year of employment, up to a maximum of one year’s salary. We may elect to pay severance in either a lump sum or via salary continuance, unless the amount of severance exceeds two times the applicable limit under Section 401(a)(17) of the Internal Revenue Code, in which case severance will be paid in a lump sum.
Under our Long-Term Disability Plan, if disabled before age 62, NEOs receive monthly benefits until age 65 equal to 60% of their salary plus the average of the three STI awards received immediately prior to the start of disability. The amount shown for disability represents the present value of the monthly benefit from the time of the disability, assumed to be October 31, 2019, until the time the NEO reaches age 65.
(2)	Under all termination events, the amount of STI earned for the fiscal year ended November 3, 2019, would be payable in a lump sum no later than March 15 of the next calendar year. This amount is reported in the Fiscal 2019 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.”
(3)	Under all termination events, the amount of LTIC earned for the performance period ended November 3, 2019, would be payable in a lump sum no later than March 15 of the next calendar year. This amount is reported in the Fiscal 2019 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.”
(4)	In the event of death, disability, or retirement, the most recent RSU and PSU awards are prorated based on the number of months the NEO remains employed in the year of grant. The remaining units are forfeited. All unvested and non-forfeited RSUs will vest on the date of separation from service, while PSUs that are not forfeited will continue to convert to shares at the end of the three-year performance period based on the performance metrics. When applicable restrictions lapse, vested RSUs will be converted to shares of common stock. Restrictions on vested RSUs will lapse as provided in the following table:

Type of Separation from Service	Fiscal Year of RSU Award	Lapse of Restrictions
Death	2010 and prior	First business day of January following death
	2011 and 2012	First business day in the later of January or July following death
	After 2012	Third anniversary of grant date

Disability or Retirement	2012 and prior	First business day in the later of January or July following separation from service
	After 2012	Third anniversary of grant date

In the event of termination with or without cause or voluntary separation, any vested RSUs will be cashed out. All unvested PSUs and RSUs will be forfeited. The amounts shown in the table correspond to vested RSUs, including RSUs that vest as a result of the termination of employment.
The value of PSUs for each outstanding tranche represents actual achievement relative to the S&P Industrial Sector or subset thereof assuming in the case of PSUs granted in fiscal years 2018 and 2019 truncated performance measurement periods. The performance period for PSUs granted in fiscal year 2017 ended on October 31, 2019. The final number of shares earned is based upon performance as determined by revenue growth and TSR relative to the S&P Industrial Sector or subset thereof at the end of the applicable performance period. See footnotes (4) and (6) to the Outstanding Equity Awards at Fiscal 2019 Year-End table for performance information relating to each outstanding tranche of PSUs.
All amounts shown in the table are based on the closing price for Deere common stock on the NYSE as of November 3, 2019, which was $176.11.
(5)	In the event of death, all outstanding stock options vest immediately and the heirs must exercise those options within one year. In the event of disability or retirement, vesting accelerates for all outstanding stock options, but occurs no sooner than six months following the grant date. These options expire within five years. In the event of retirement, the most recent stock option awards granted to the NEOs are prorated based on the number of months the NEOs remain actively employed in the year of grant. The remaining options are forfeited. The amount shown in this table represents the number of stock options multiplied by the difference between the closing price for Deere common stock on the NYSE as of November 3, 2019, and the option exercise prices. These outstanding stock options are reported in the Outstanding Equity Awards at Fiscal 2019 Year-End table. In the event of a termination other than for death, disability, or retirement, all outstanding stock options are forfeited.
(6)	In all cases, balances held in the U.S. nonqualified deferred compensation plans are payable to the employee. These amounts are reported in the Fiscal 2019 Nonqualified Deferred Compensation Table under Deferred Plan and DCRP. The deferred RSUs reported in the Fiscal 2019 Nonqualified Deferred Compensation Table appear in the Stock Awards column.
(7)	The present value of the accumulated pension benefit was calculated using the following assumptions:

–present value amounts were determined based on a discount rate of 3.33% for the Salaried Plan, 2.86% for the Senior Supplementary Plan, and 2.71% for the Deere Supplemental Plan
–lump-sum distribution amounts were determined using an interest rate of 2.16% for the Senior Supplementary and Deere Supplemental Plans
–the mortality table used for the Salaried Plan was PRI2012WC with mortality projection scale MP2019
–the mortality table used for the Senior Supplementary and Deere Supplemental Plans was 2019 417(e) table as published by the IRS
–pensionable earnings were based on actual base salary and forecasted STI for fiscal 2019

Following are additional explanations related to the various scenarios:

–Death: This amount represents the present value of the accrued survivor benefit as of October 31, 2019
–Disability: This amount assumes service through age 65 and includes service credit for time on long-term disability
–Retirement: For the NEOs eligible to retire, this amount represents the present value of the accrued benefits if they were to retire as of October 31, 2019
–Termination Without Cause, Termination For Cause, and Voluntary Separation: This amount represents the present value of the accrued benefit as of October 31, 2019

(8)	Since Messrs. Allen and Field are eligible for retirement, the scenario for Voluntary Separation is not applicable. Under this scenario, they would retire.
(9)	Since Messrs. Campbell, Kalathur, May, and Reed are not eligible for normal or early retirement, this scenario is not applicable.

70	DEERE & COMPANY	2020 PROXY STATEMENT

Advisory Vote on Executive Compensation
Pay Ratio Disclosure

Pay Ratio Disclosure

Our Company strives to establish fair and competitive employee compensation programs in each local market within our global operations to effectively attract, retain, and motivate our talented workforce. Presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO). The ratio shown below is a reasonable estimate calculated in a manner consistent with Item 402 of Regulation S-K under the Securities Exchange Act of 1934. Per SEC guidelines, the median employee is only required to be determined once every three years provided there have been no changes to the employee population or compensation arrangement that cause Deere to reasonably believe there will be a significant change in the pay ratio disclosure. There have not been changes in our employee population or our employee compensation arrangements in 2019 that we believe would significantly impact the pay ratio disclosure.

Our median employee was identified using the Company’s global full-time, part-time, temporary, and seasonal employees employed as of September 1, 2018. As of that date, we had 73,361 employees globally, with 29,152 employees located in the U.S. and 44,209 located outside the U.S. As permitted under the “5% de minimis exemption” of the pay ratio disclosure rule, we excluded all employees in 28 countries(1), which totaled 1,263, or 2%, of our total employee population.

After the exclusions, 29,152 employees in the U.S. and 42,946 employees located outside the U.S. were considered for identifying the median employee. To identify the median employee, we used annualized base pay as of September 1, 2018, as our consistently applied compensation measure. For salaried employees, this included annualized base salary. For hourly employees, this included annual hourly wages excluding overtime, bonuses, or other earnings. Base pay was annualized for permanent employees not employed a full year in 2018. Base pay paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on October 26, 2018, which is considered the October spot rate.

Using this methodology, we identified our median employee to be a full-time, hourly employee located in the U.S. The annual total compensation was calculated in accordance with the SEC rules applicable to the Summary Compensation Table. The annual total compensation of our median employee for fiscal 2019 was $80,267. Mr. Allen’s annual total compensation as presented in the Fiscal 2019 Summary Compensation Table was $21,697,885. Calculated in this manner, the ratio of the CEO’s total compensation to our median employee’s total compensation for fiscal 2019 was about 270 to 1.

(1)	The countries and approximate number of employees excluded from the calculation are as follows: Austria (29), Belgium (35), Bulgaria (14), Czech Republic (20), Denmark (31), Estonia (10), Georgia (7), Hungary (19), Ireland (23), Italy (106), Japan (28), Kazakhstan (20), Latvia (8), Libya (4), Lithuania (20), Malaysia (33), Norway (53), Philippines (13), Romania (33), Serbia (11), Singapore (76), Slovakia (6), South Africa (195), Sweden (175), Taiwan (34), Thailand (121), Turkey (86), and Ukraine (53).

Equity Compensation Plan Information

The following table shows the total number of outstanding options and shares available for future issuances under our equity compensation plans as of November 3, 2019:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column a) (c)
Equity Compensation Plans Approved by Security Holders	8,884,410	(1)	92.85	8,300,130	(2)
Equity Compensation Plans Not Approved by Security Holders	0		0	0	(3)
Total	8,884,410			8,300,130

(1)	This amount includes 1,819,413 PSUs and RSUs awarded under the Omnibus Plan and 109,236 RSUs awarded under the Nonemployee Director Stock Ownership Plan. Under the Omnibus Plan, the PSUs are payable only in stock after the three-year performance period is ended and the RSUs are payable only in stock three to five years after the award is granted or upon retirement. The number of shares reflects the maximum number of shares that may be earned under the PSUs. Under the Nonemployee Director Stock Ownership Plan, RSUs are payable only in stock upon retirement. The weighted-average exercise price information in column (b) does not include these units.
(2)	This amount includes 389,261 shares available under the Nonemployee Director Stock Ownership Plan for future awards of restricted stock or RSUs and 7,910,869 shares available under the Omnibus Plan. Under the Omnibus Plan, Deere may award shares in connection with stock options and stock appreciation rights, performance awards, restricted stock or restricted stock equivalents, or other awards consistent with the purposes of such plan as determined by the Committee. In addition, shares covered by outstanding awards become available for new awards if the award is forfeited or expires before delivery of the shares.
(3)	Deere currently has no equity compensation plans that have not been approved by stockholders.

71	DEERE & COMPANY	2020 PROXY STATEMENT

Item 4 – Approval of the John Deere 2020 Equity and Incentive Plan

The Board has approved the John Deere 2020 Equity and Incentive Plan (referred to in this section of the Proxy Statement as the “Plan”). The Plan was recommended to the Board by the Compensation Committee and is subject to the approval of our shareholders. We are asking our shareholders to approve the Plan which is intended to replace the John Deere Omnibus Equity and Incentive Plan (the “Prior Plan”) first approved by shareholders in 2000, with amendments approved by shareholders in 2003, 2006, 2010 and 2015.

A copy of the Plan is attached as Appendix C to this Proxy Statement. The description that follows is qualified in its entirety by reference to the full text of the Plan as set forth in Appendix C.

Summary of Proposal

The purpose of the Plan, as discussed in the “Long-Term Incentive (“LTI”)” portion of the CD&A section of this Proxy Statement, is to foster and promote the long-term financial success of the Company and materially increase shareholder value by: (a) strengthening the Company’s capability to develop, maintain, and direct an outstanding employee team; (b) motivating superior performance by means of long-term performance related incentives; (c) encouraging and providing the means for employees to obtain an ownership interest in the Company; (d) attracting and retaining outstanding talent by providing incentive compensation opportunities competitive with other major companies; and (e) enabling eligible employees to participate in the long-term growth and financial success of the Company.

The Plan allows us to grant our salaried employees a range of compensation awards based on or related to Deere common stock, including stock options, stock appreciation rights, restricted stock and stock units, performance shares and performance units, cash equivalent awards and substitute awards. The amount of compensation realized by employees with respect to certain awards may be reduced or eliminated unless certain performance goals are met or restrictions are removed.

The 2015 amendments to the Prior Plan authorized an additional 13,000,000 shares for the grant of awards of all types. As of December 31, 2019, approximately ___ of these previously-approved shares remained available for new awards under the Prior Plan.

72	DEERE & COMPANY	2020 PROXY STATEMENT

Approval of the John Deere 2020 Equity and Incentive Plan
Summary of Proposal

The Plan authorizes an additional ___ shares for awards under the Plan. If the Plan is approved, the total number of shares available for issuance under the Plan would be 18,000,000, which is the sum of (x) ___new shares and (y)___ shares remaining for issuance under the Prior Plan as of December 31, 2019, plus any shares corresponding to outstanding awards under the Prior Plan or the Plan that are subsequently forfeited. Outstanding awards under the Prior Plan would continue to be governed by the terms of the Prior Plan, except that no new awards will be allowed to be granted under the Prior Plan as of the date the Plan is approved by our shareholders.

The Plan will enable us to continue an equity-based long-term incentive program that has been in effect since 1960. The Board believes that the program and the Plan have helped Deere compete for, motivate, and retain high caliber executive, administrative, and professional employees. The Board believes that it is in the best interests of Deere and its shareholders to approve the Plan as proposed. Consistent with our compensation objectives, rewards under the Plan primarily depend on factors that directly benefit our shareholders: dividends paid and appreciation in the market value of our common stock. The Plan is scheduled to expire on December 31, 2030.

The Committee’s independent consultant, Pearl Meyer, LLC, provided analysis to management regarding the number of shares to reserve for issuance pursuant to the Plan and conducted a general review of the Plan with respect to current market practices.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the proposed Plan. If our shareholders fail to approve the Plan, the Plan will not be given effect, and the Prior Plan will continue as in effect until its expiration on December 31, 2020.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE JOHN DEERE 2020 EQUITY AND INCENTIVE PLAN.

BURN RATE CALCULATION
In setting and recommending to shareholders the number of additional shares to authorize, the Compensation Committee and the Board considered the historical number of equity awards under the Plan, as well as the Company’s three-year average burn rate (i.e., 2017-2019) of approximately 0.31%, which is significantly below the median of the Company’s peer group. The following table sets forth information regarding awards granted and the burn rate for each of the last three fiscal years and the average burn rate over such period. For each fiscal year, the burn rate has been calculated as the quotient of (x) awards granted in such fiscal year divided by (y) the average number of shares outstanding during such fiscal year. If the Plan is not approved, the Company will no longer be able to grant equity awards after the date the Prior Plan expires on December 31, 2020, which we expect will be prior to our 2021 Annual Meeting.

Burn Rates	Fiscal Year Ended
	2019	2018	2017	Three-Year Average
Equity Awards Granted (1)	804,684	862,015	1,286,043	984,247
Average Shares Outstanding	316,499,101	322,586,093	319,499,480	319,528,225
Burn Rate	0.25%	0.27%	0.40%	0.31%

(1)	Represents, with respect to each fiscal year listed above, the sum of (x) the number of share awards granted in such fiscal year and (y) the number of share awards that may be issued under performance awards granted in the fiscal year based on target-level performance. Further details of the awards granted during the fiscal year appear in Note 25, “Stock Option and Restricted Stock Awards,” of our consolidated financial statements filed with the SEC in the 2019 Form 10-K and in Note 24 in the 2018 and 2017 Forms 10-K.

DILUTION CALCULATION
The table below represents our potential dilution (or overhang) levels based on our shares outstanding and our request of ___ additional shares to be available for awards pursuant to the Plan. Our Board believes that the shares requested for purposes of the Plan represent a reasonable amount of potential equity dilution, which is consistent with the current level of dilution under the Prior Plan and will allow us to continue awarding equity incentives, an important component of our overall program.

73	DEERE & COMPANY	2020 PROXY STATEMENT

Approval of the John Deere 2020 Equity and Incentive Plan
Principal Features of the Plan

Additionally, this share limit would maintain our low burn rate, which has historically been below the median burn rate of the Company’s peers. Although the use of equity is an important part of our compensation program, we are mindful of our responsibility to our shareholders in granting equity awards.

Potential Dilution
Share Allocation and Potential Dilution
New Share Request
Available Shares from the Prior Plan
Shares Subject to Currently Outstanding Awards
Total Potential Outstanding Equity Awards
Common Stock Outstanding as of December 31, 2019
Potential Dilution as a Percentage of Shares Outstanding

Based on historical granting practices and the recent trading price of the Company’s common stock, the Company currently expects future awards under the Plan to utilize annually approximately 0.__% of fully diluted shares outstanding. Based on the same assumptions, the additional shares (if approved and remaining available for grant), in combination with the remaining authorized and unused shares, should be sufficient to provide for approximately 9 to 10 years of awards under the Plan.

Consistent with Prior Plan provisions, the number of shares authorized for the Plan will be reduced by one share for each stock option or stock appreciation right granted, and by 2.5 shares for each share awarded in connection with full value awards, such as restricted stock, restricted stock units, and performance awards (generally, full value awards are any awards other than stock options and stock appreciation rights). The number of authorized shares is reduced by a greater amount for full value awards in recognition of the greater initial value of these types of awards.

Principal Features of the Plan

We describe below the other principal terms of the Plan.

ADMINISTRATION
The Plan is administered by the Compensation Committee or a subcommittee thereof (the “Committee”), which Committee, for purposes of the Plan, is required to be composed of at least two members of the Board who qualify as “non-employee” directors within the meaning of Rule 16b-3 under the Exchange Act. The Committee may delegate any of its authority under the Plan to other persons, including officers of the Company, except for its authority to amend, suspend, or terminate the Plan or as may otherwise be prohibited by law, regulation, or stock exchange rule.

The Committee is responsible for interpreting and administering the Plan and has the authority to select those salaried employees (including executive officers) who will receive awards and make all other determinations and take all other actions it deems necessary or advisable for the implementation and administration of the Plan. The Committee’s determinations on matters within its authority are conclusive and binding on the Company and all other persons.

TYPES OF AWARDS
The plan provides for the grant of the following types of awards: (i) stock options, which may be either “incentive stock options” meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or “nonqualified stock options” that do not meet the requirements of Section 422 of the Code; (ii) stock appreciation rights; (iii) restricted stock and restricted stock equivalents; (iv) performance shares and performance units (collectively, “performance awards”); and (v) other equity-based and cash equivalent awards.

74	DEERE & COMPANY	2020 PROXY STATEMENT

Approval of the John Deere 2020 Equity and Incentive Plan
Principal Features of the Plan

ELIGIBILITY AND PARTICIPATION
Salaried employees and potential salaried employees who have been extended an offer of employment, including executive officers, of Deere and its subsidiaries are eligible to receive awards under the Plan. We presently have approximately 38,000 salaried employees. The Committee, in its discretion, selects those eligible employees who will receive awards. Deere is not obligated to make awards under the Plan at any time or to any person. As a result, we cannot at this time determine with any more specificity the number of potential salaried employees eligible to receive grants or the benefits that will be received by or allocated to eligible persons under the Plan.

During the fiscal year ended November 3, 2019, we granted restricted stock units under the Prior Plan equivalent to 345,528 shares to 916 employees; restricted stock awards covering 2,641 shares to 2 employees; stock options covering 401,774 shares to 111 employees; and performance stock units equivalent to 91,550 shares to 23 employees. In December 2019, we granted for fiscal 2020 compensation purposes restricted stock units under the Prior Plan equivalent to___shares to___employees; stock options covering___shares to___employees; and performance stock units equivalent to___shares to___employees.

SHARES AVAILABLE FOR AWARDS; INDIVIDUAL LIMITS
Subject to adjustment for changes in capitalization, the maximum aggregate number of shares available to be delivered pursuant to awards granted under the Plan would be 18,000,000 (i.e., the sum of (x)___new shares and (y)___, which is the number of shares previously authorized under the Prior Plan that remain available for issuance as of December 31, 2019), plus any shares corresponding to outstanding awards under the Prior Plan or the Plan that are subsequently forfeited. We may use previously unissued common stock or common stock held in treasury for awards under the Plan.

During any fiscal year, no participant may receive awards of stock options and stock appreciation rights covering more than 1,000,000 shares of Deere common stock. In addition, no participant may receive more than the equivalent of 400,000 shares of our common stock in any fiscal year pursuant to performance awards, restricted stock awards, restricted stock equivalent awards, other awards, and/or substitute awards. The aggregate fair market value of the shares with respect to a grant of incentive stock options that are exercisable for the first time by any participant during any calendar year may not exceed $100,000, determined as of the date of grant.

OPTIONS AND STOCK APPRECIATION RIGHTS
The per share exercise price of options granted under the Plan may not be less than the fair market value of a share of Deere common stock on the date of grant and may not be modified once it is established except pursuant to anti-dilution adjustments (see “Amendment and Adjustment” below). For purposes of the Plan, the fair market value of a share on any date is the closing price on the NYSE at the conclusion of regular trading hours on that date (or the last date on which this information was reported). As of December 31, 2019, the closing price of the Company’s common stock was $__ per share. With certain exceptions, option holders may pay the exercise price of options in cash, in Deere common stock, in a combination of cash and stock, through a “cashless exercise” program, or through a “net share settlement” procedure established by the Committee.

The Committee may designate options awarded under the Plan as incentive stock options (“ISOs”), a type of option authorized under the IRC. Options not designated as ISOs are referred to as “nonqualified” options. In recent years, Deere has issued only nonqualified options.

The Plan also authorizes the Committee to grant stock appreciation rights. A stock appreciation right entitles the grantee to receive, upon exercise of the right, an amount equal to the excess of (a) the fair market value on the exercise date of a specified number of shares of Deere common stock over (b) the exercise price of the right. The exercise price may not be less than the fair market value of Deere common stock on the date the right is granted. We may pay the amount due to the holder of a stock appreciation right in Deere common stock, cash, or a combination of cash and stock. Stock appreciation rights may be unrelated to a stock option or may be granted alternative to (“in tandem with”) an option.

Generally, the date when stock options and stock appreciation rights first become exercisable must be at least six months after the date of grant. Options and stock appreciation rights may have a term of up to ten years. Dividends and dividend equivalents may not be paid or accrued on unexercised options or stock appreciation rights.

75	DEERE & COMPANY	2020 PROXY STATEMENT

Approval of the John Deere 2020 Equity and Incentive Plan
Principal Features of the Plan

Options and stock appreciation rights generally remain exercisable for a limited time following termination of employment due to death, disability, retirement, or otherwise with the consent of the Committee. Upon any other kind of termination, options and stock appreciation rights immediately expire.

Except in connection with certain corporate transactions, the exercise and base prices of options and stock appreciation rights may not be lowered, and out-of-the-money options and rights may not be repurchased or exchanged without shareholder approval.

PERFORMANCE AWARDS
The Committee may grant performance awards either as performance shares (with each performance share representing one share of Deere common stock) or performance units (representing a value established by the Committee at the time of the award). Performance awards are earned over a performance period of at least one year. There may be more than one performance award in existence at any one time, and the performance periods may differ or overlap.

The Committee establishes minimum, target, and maximum performance goals when it grants performance awards, and determines the portion of the performance award to be earned by the participant based on the degree to which the performance goals are achieved over the relevant performance period. A participant will not earn any portion of a performance award unless the minimum performance goals are met. When earned, performance awards may be paid in cash, Deere common stock, or a combination of cash and stock, and in lump sums or installments. The Committee determines the form and manner of payment. Dividends may be accrued but not paid on performance shares while they are subject to performance targets.

The Committee may establish performance goals it deems appropriate for each performance period.

The Plan also authorizes the Committee to reduce grants or adjust performance goals if Deere acquires or disposes of certain assets or securities or if Deere adopts new or revised accounting standards that have a material effect on Deere’s ability to meet performance targets.

RESTRICTED STOCK AND RESTRICTED STOCK EQUIVALENTS
Restricted stock and restricted stock equivalents have restriction periods and/or price goals that the Committee designates at the time of the award. Restriction periods must be at least one year. A maximum of 5% of the aggregate shares authorized for the Plan may be awarded in the form of restricted stock or stock equivalents with no minimum vesting periods.

Each restricted stock equivalent represents the right to receive either shares or an amount determined by the Committee at the time of the award. The value of a restricted stock equivalent may be equal to the full monetary value of one share of our common stock.

OTHER AWARDS
The Committee may grant other forms of equity-based awards consistent with the purposes of the Plan. The Committee may base other awards on the value of Deere common stock or other criteria. Other awards may not vest in less than one year.

The Plan also authorizes the Committee to grant awards in substitution for awards granted by an entity that Deere acquires or that combines with Deere. Substitute awards are not subject to the minimum holding period and minimum exercise price provisions of the Plan, and do not count towards the Plan’s authorized share limits.

SHAREHOLDER RIGHTS
During the performance or restriction periods applicable to restricted stock or performance share awards, participants generally have the right to receive dividends on and vote the shares of common stock that they have been awarded, provided that in the case of performance share awards, dividends may be accrued but not paid while these awards are subject to performance targets. Holders of stock options do not have rights as a shareholder prior to exercise. Holders of restricted stock units, restricted stock equivalents, and performance stock units also generally do not have rights as a shareholder prior to vesting and payment in shares, although holders of restricted stock equivalents and restricted stock units may receive dividend equivalents in cash at the same time as dividends are paid on Deere’s common stock. The Company’s recent practice with respect to restricted stock units is for dividends to be accrued and paid when the shares vest. With limited exceptions, participants may not transfer, assign, pledge, or encumber awards under the Plan.

76	DEERE & COMPANY	2020 PROXY STATEMENT

Approval of the John Deere 2020 Equity and Incentive Plan
Principal Features of the Plan

CASH EQUIVALENTS AND DEFERRAL
The Committee may permit participants to elect to receive performance awards and restricted stock in cash instead of shares. The Committee may also award cash equivalent awards or other alternative forms of awards to employees of non-U.S. subsidiaries or branches. Payments of cash equivalent awards are applied against the Plan’s authorized share limits based on the number of shares that would have been paid had the award been settled in stock. The Committee may also permit participants eligible for our voluntary deferred compensation plan to elect within certain time limits to defer the payment or settlement of performance and restricted awards.

OBLIGATIONS TO DEERE
Participants who leave Deere may lose their unexercised stock options and stock appreciation rights, unearned performance awards, and restricted stock and stock equivalent awards if they fail to honor certain consulting or noncompetition obligations to Deere or otherwise fail to satisfy the terms specified in the award agreements.

CHANGE IN CONTROL
Awards granted under the Plan do not vest solely as a result of a change in control of Deere. Instead, in the event that both a change in control and a qualifying termination occur (i.e., “double-trigger” protection), then (i) all restrictions and vesting requirements applicable to any award will terminate; (ii) all stock options and stock appreciation rights will become immediately exercisable and will remain exercisable through the duration of their term; and, (iii) to the extent permitted by Section 409A of the Code, the value of all awards other than stock options and stock appreciation rights will be cashed out on the basis of the “change of control price” (as defined in the Plan).

For purposes of the Plan, “change in control” and “qualifying termination” have the same meanings as in the CIC Program, as described above under “Fiscal 2019 Potential Payments upon Change in Control.”

In the event of a change in control, the Committee or Board may accelerate the vesting of awards, terminate awards in exchange for the intrinsic value thereof or have awards assumed or substituted as is considered equitable. The “double trigger” provisions of the Plan will not preclude participants from participating at the discretion of the Committee or the Board on the same terms as shareholders generally in a change in control transaction in which Deere shares are cancelled in exchange for other consideration (such as cash).

The lapse of limitations and payment of the value of equity incentive compensation in the event of a change in control may increase the net cost of the change in control and thus theoretically could render more difficult or discourage a change in control, even if the change in control would benefit Deere shareholders generally.

REPAYMENT OF AWARDS
Awards paid under the Plan to certain executives may be recovered by the Company pursuant to the terms of the Recoupment Policy or otherwise as required by law.

AMENDMENT AND ADJUSTMENT
The Committee may suspend or terminate the Plan or any portion thereof at any time, but, in alignment with NYSE rules, shareholder approval is required for certain amendments that materially increase, expand or extend Plan benefits.

No amendment, suspension, or termination of the Plan may materially and adversely affect the rights of any participant under any outstanding awards without the consent of the participant.

If there is a stock dividend or stock split, recapitalization, extraordinary cash dividend, merger, consolidation, combination, or another kind of increase or reduction in the number of issued shares of Deere common stock, the Board or the Committee will adjust the number and type of shares authorized under the Plan and covered by outstanding awards and the exercise price of outstanding awards, as appropriate, to prevent the dilution or enlargement of rights of awards granted under the Plan.

TERM OF THE PLAN
The Plan will remain in effect until all awards granted under the Plan are free of all restrictions imposed by the Plan, but in no event may awards be granted under the Plan after December 31, 2030.

77	DEERE & COMPANY	2020 PROXY STATEMENT

Approval of the John Deere 2020 Equity and Incentive Plan
U.S. Federal Income Tax Consequences of Stock Options

U.S. Federal Income Tax Consequences of Stock Options

The following summarizes the consequences under existing U.S. federal income tax rules of the award and exercise of stock options under the Plan.

ISOs
ISOs are intended to qualify as “incentive stock options” under Section 422 of the IRC. We understand that under current federal income tax law:

—	Our employees do not recognize income when we grant them ISOs.
—	An optionee does not recognize income when an ISO is exercised, although the difference between the option price and the fair market value of the shares acquired upon exercise is a “tax preference item” which, under certain circumstances, may give rise to alternative minimum tax liability on the part of the optionee.
—	If the optionee holds shares purchased pursuant to the exercise of an ISO for cash for at least two years from the option grant date and at least one year after the transfer of the shares to the optionee, then:
●	The optionee will recognize gain or loss only upon ultimate disposition of the shares. Any gain or loss generally will be treated as long-term capital gain or loss.
●	Deere will not be entitled to a federal income tax deduction in connection with the grant or exercise of the option.
—	If the optionee disposes of the shares purchased pursuant to the exercise of an ISO before the expiration of the required holding period, then:
●	The optionee will recognize ordinary income in the year of the disposition in an amount equal to the difference between the option price and the lesser of the fair market value of the shares on the exercise date or the selling price. The balance of any gain the optionee realizes on the disposition will be taxed as capital gain.
●	Deere will be entitled to a deduction in the year of the disposition equal to the amount of ordinary income recognized by the optionee.

NONQUALIFIED OPTIONS
“Nonqualified” stock options are stock options that do not qualify as ISOs. We understand that under existing U.S. federal income tax law:

—	Our employees do not recognize income when we grant them nonqualified stock options.
—	Upon exercise of a nonqualified option, the optionee recognizes ordinary income in the amount by which the fair market value of the shares purchased exceeds the exercise price of the option. Deere generally is entitled to a deduction in an equal amount.

OTHER TAX MATTERS
Certain additional rules apply if an optionee pays the exercise price of an option in shares he or she already owns.

To the extent permitted by applicable law, we may permit an optionee to have us withhold all or a portion of the shares that the optionee acquires upon the exercise of an option to satisfy all or part of the minimum withholding requirements for federal, state, and local income taxes. We may also permit the optionee to deliver other previously acquired shares (other than restricted stock) for the purpose of tax withholding.

Since awards under the Plan are determined by the Committee in its sole discretion, we cannot determine the benefits or amounts that will be received or allocated in the future under the Plan. For an explanation of the stock options, restricted stock units, and performance stock units granted in December 2019, see the “Plan Benefits” section that follows.

78	DEERE & COMPANY	2020 PROXY STATEMENT

Approval of the John Deere 2020 Equity and Incentive Plan
New Plan Benefits

New Plan Benefits

No determination has yet been made as to the awards, if any, that any eligible individuals will be granted in the future, and therefore, the benefits awarded under the Plan, which are determined by the Committee in its sole discretion, are not determinable at this time. The table below, however, sets forth the value of benefits that would have been received or allocated to each of the following persons or groups, in each case, under the Plan with respect to the 2020 fiscal year if the Plan had been in effect and the Prior Plan had not been in effect, in each case, based on awards made under the Prior Plan. These awards are not necessarily indicative of awards we may grant in the future. As of December 31, 2019, the closing price of our common stock was $__.

New Plan Benefits Table John Deere 2020 Equity and Incentive Plan
December 2019
	Stock Options (1)	Restricted Stock Units		Performance Stock Units
Name and position		Dollar Value $ (2)	# of RSUs	Dollar Value $ (3)	# of PSUs
Samuel R. Allen (4)
Chairman
Ryan D. Campbell
Senior Vice President and Chief
Financial Officer
Rajesh Kalathur
President, John Deere Financial
and Chief Information Officer

James M. Field
President, Construction & Forestry
and Power Systems
John C. May (5)
President and
Chief Executive Officer
Cory J. Reed
President, Worldwide Agriculture
& Turf Division: Americas and
Australia; Global Harvesting and Turf
Platforms; and Ag Solutions
Executive Group
Non-Executive Director Group (6)
Non-Executive Officer
Employee Group

(1)	Market-priced options that vest over three years (or upon retirement, if earlier) and have a ten-year term.
(2)	The dollar value is based on the closing price of Deere common stock on the NYSE on the grant date (which was $__.__).
(3)	The dollar value for PSUs subject to the TSR metric is $___.__ based on a lattice valuation model excluding dividends and for PSUs subject to the revenue growth metric is $___.__ based on the market price of a share of underlying common stock excluding dividends.
(4)	Mr. Allen was Chairman and Chief Executive Officer through November 3, 2019, the end of the 2019 fiscal year. Effective November 4, 2019, Mr. Allen continues as Chairman of the Company.
(5)	Mr. May became Chief Executive Officer effective November 4, 2019. Previously he was President and Chief Operating Officer and considered a named executive officer.
(6)	Non-employee directors are not eligible to participate in the plan.

79	DEERE & COMPANY	2020 PROXY STATEMENT

Item 5 – Ratification of Independent Registered Public Accounting Firm

The Audit Review Committee is directly responsible for the appointment, oversight, compensation, and retention of the independent registered public accounting firm that audits Deere’s financial statements and our internal control over financial reporting. The Audit Review Committee has approved the selection of Deloitte & Touche LLP to serve as the independent registered public accounting firm for fiscal 2020. Deloitte & Touche and its predecessors have acted as our independent registered public accounting firm since 1910. Benefits of a long-term engagement by an auditor include audit quality, enabled by understanding and expertise of the company’s global business and accounting practices, and audit efficiency and effectiveness, related to familiarity with the company and the avoidance of time and expense related to new auditor onboarding. The Audit Review Committee believes that the continued retention of Deloitte & Touche to serve as the independent registered public accounting firm for Deere is in the best interests of the company and its shareholders. The Audit Review Committee and the Board are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate practice. The current Deloitte & Touche lead auditor for Deere, Doug Alkema, was appointed in 2016.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to ratify the selection of Deloitte & Touche LLP. If the shareholders do not ratify the selection, the Audit Review Committee will consider any information submitted by the shareholders in connection with the selection of the independent registered public accounting firm for the next fiscal year. Even if the selection is ratified, the Audit Review Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Review Committee believes such a change would be in the best interests of Deere and its shareholders.

We expect a representative of Deloitte & Touche LLP to attend the Annual Meeting. This representative will have an opportunity to make a statement and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

80	DEERE & COMPANY	2020 PROXY STATEMENT

Ratification of Independent Registered Public Accounting Firm
Item 5 – Ratification of Independent Registered Public Accounting Firm

Pre-approval of Services by the Independent Registered Public Accounting Firm
The Audit Review Committee has adopted a policy for pre-approval of audit and permitted non-audit services provided by Deere’s independent registered public accounting firm. The Audit Review Committee will consider annually and, if appropriate, approve the provision of audit services by its independent registered public accounting firm. The Audit Review Committee will consider and, if appropriate, pre-approve the provision of defined audit and non-audit services. The Audit Review Committee also will consider on a case-by-case basis and, if appropriate, approve specific services that are not otherwise pre-approved.

Any proposed engagement that has not been pre-approved may be presented to the Audit Review Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Review Committee or one or more committee members. The member or members who have delegated authority to approve services between regular meetings will report any specific approvals to the Audit Review Committee at its next regular meeting. The Audit Review Committee regularly reviews summary reports detailing all services being provided to Deere by its independent registered public accounting firm. All of the audit and non-audit services provided to us by Deloitte & Touche LLP in 2019 were approved in accordance with their policy.

Fees Paid to the Independent Registered Public Accounting Firm
The following table summarizes the aggregate fees billed for professional services by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, Limited, and their respective affiliates for the fiscal years 2019 and 2018:

Plan Category	2019	2018
Audit Fees (1)	$20,045,000	$20,326,000
Audit-Related Fees (2)	$1,028,000	$852,000
Tax Fees (3)	$1,061,000	$2,742,000
All Other Fees	$—	$—
Total	$22,134,000	$23,920,000

(1)	Audit fees include amounts charged in connection with the audit of Deere’s annual financial statements and reviews of the financial statements included in Deere’s Quarterly Reports on Form 10-Q, including services related thereto such as comfort letters, statutory audits, attest services, consents, and accounting consultations.
(2)	Audit-related fees reflect fees charged for assurance and related services that are reasonably related to the performance of the audit of our financial statements. These services included audits of financial statements of employee benefit plans, various attestation services, and other consultations.
(3)	Tax fees in fiscal 2018 and 2019 were for tax advice and assistance regarding statutory, regulatory, and administrative developments in response to the United States Tax Reform and business acquisitions.

81	DEERE & COMPANY	2020 PROXY STATEMENT

Ratification of Independent Registered Public Accounting Firm
Audit Review Committee Report

Audit Review Committee Report

TO THE BOARD OF DIRECTORS:
The Audit Review Committee consists of the following members of the Board of Directors: Alan C. Heuberger, Dipak C. Jain, Michael O. Johanns, Gregory R. Page, Sherry M. Smith (Chair), and Sheila G. Talton. Each of the members is independent as defined under the rules of the New York Stock Exchange (NYSE). The Audit Review Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities pertaining to the accounting, auditing, and financial reporting processes of Deere. Management is responsible for establishing and maintaining Deere’s internal control over financial reporting and for preparing financial statements in accordance with accounting principles generally accepted in the United States. The Audit Review Committee is responsible for oversight of certain risks to the company. The Audit Review Committee is directly responsible for the appointment, oversight, compensation, and retention of Deloitte & Touche LLP, the independent registered public accounting firm for Deere. Deloitte & Touche LLP is responsible for performing an independent audit of Deere’s annual consolidated financial statements and internal control over financial reporting and expressing opinions on (i) the conformity of Deere’s financial statements with accounting principles generally accepted in the United States and (ii) Deere’s internal control over financial reporting.

All members of the Audit Review Committee are financially literate under the applicable NYSE rules, and three members of the Audit Review Committee — Mr. Heuberger, Mr. Page, and Ms. Smith — are “audit committee financial experts” within the meaning of that term as defined by the Securities and Exchange Commission in Regulation S-K under the Securities Exchange Act of 1934. The Audit Review Committee has a written charter describing its responsibilities that has been approved by the Board of Directors and is available on Deere’s website at www.JohnDeere.com/corpgov. Members of the Audit Review Committee rely on the information provided and the representations made to them by management, which has primary responsibility for establishing and maintaining appropriate internal control over financial reporting and for Deere’s financial statements and reports, and by the independent registered public accounting firm, which is responsible for performing an audit in accordance with Standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and expressing opinions on (i) the conformity of Deere’s financial statements with accounting principles generally accepted in the United States and (ii) Deere’s internal control over financial reporting.

In this context, we have reviewed and discussed with management Deere’s audited financial statements as of and for the fiscal year ended November 3, 2019. We have discussed with Deloitte & Touche LLP the matters required to be discussed by applicable requirements of the PCAOB and the Securities and Exchange Commission. We have discussed the scope of and plans for the annual audit with Deloitte & Touche LLP. We have received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Review Committee concerning independence and have discussed with them their independence. We have concluded that Deloitte & Touche LLP’s provision of audit and non-audit services to Deere is compatible with their independence.

On at least a quarterly basis, the Audit Review Committee meets in executive session with Deere management and the Deere internal audit staff, as well as separately with Deloitte & Touche LLP.

Based on the reviews and discussions referred to above and exercising our business judgment, we recommend to the Board of Directors that the financial statements referred to above be included in Deere’s Annual Report on Form 10-K for the fiscal year ended November 3, 2019, for filing with the SEC. We have selected Deloitte & Touche LLP as Deere’s independent registered public accounting firm for fiscal 2020 and have approved submitting the selection of the independent registered public accounting firm for ratification by the shareholders.

Audit Review Committee
Sherry M. Smith (Chair)
Alan C. Heuberger
Dipak C. Jain
Michael O. Johanns
Gregory R. Page
Sheila G. Talton

82	DEERE & COMPANY	2020 PROXY STATEMENT

Item 6 - Shareholder Proposal

We expect the following proposal to be presented by shareholders at the Annual Meeting, although if the proposal is not properly presented by or on behalf of the proponent, it will not be voted on. Following SEC rules, other than minor formatting changes, we are reprinting the proposal and supporting statement as it was submitted to us and we take no responsibility for its content. Upon request to our Corporate Secretary at the address listed under the “2020 Shareholder Proposals and Nominations” section below, we will provide the names, addresses, and shareholdings of the sponsors and any cosponsors of this proposal.

Shareholder Proposal — Board Ideology Disclosure Policy
A shareholder has submitted the following proposal:

“TRUE DIVERSITY BOARD POLICY
Resolved, that the shareholders of the Deere & Company (the “Company”) request the Board adopt a policy to disclose to shareholders the following:

1.	A description of the specific minimum qualifications that the Board’s nominating committee believes must be met by a nominee to be on the board of directors; and

2.	Each nominee’s skills, ideological perspectives, and experience presented in a chart or matrix form.

The disclosure shall be presented to the shareholders through the annual proxy statement and the Company’s website within six (6) months of the date of the annual meeting and updated on an annual basis.

SUPPORTING STATEMENT
We believe that boards that incorporate diverse perspectives can think more critically and oversee corporate managers more effectively. By providing a meaningful disclosure about potential Board members, shareholders will be better able to judge how well-suited individual board nominees are for the Company and whether their listed skills, experience and attributes are appropriate in light of the Company’s overall business strategy.

83	DEERE & COMPANY	2020 PROXY STATEMENT

Shareholder Proposal
Item 6 – Shareholder Proposal

The Company’s compliance with Item 407(c)(2)(v) of SEC Regulation S-K requires it to identify the minimum skills, experience, and attributes that all board candidates are expected to possess.

Ideological diversity contemplates differences in political/policy beliefs.

True diversity comes from diversity of thought. There is ample evidence that the many companies operate in ideological hegemony that eschews conservative people, thoughts, and values. This ideological echo chamber can result in groupthink that is the antithesis of diversity. This can be a major risk factor for shareholders.

We believe a diverse board is a good indicator of sound corporate governance and a well-functioning board. Diversity in board composition is best achieved through highly qualified candidates with a wide range of skills, experience, beliefs, and board independence from management.

We are requesting comprehensive disclosures about board composition and what qualifications the Company seeks for its Board, therefore we urge shareholders to vote FOR this proposal.”

Deere’s Response — Statement of Opposition to Shareholder Proposal

THE BOARD RECOMMENDS THAT YOU VOTE AGAINST THE PROPOSAL TO ADOPT A BOARD IDEOLOGY DISCLOSURE POLICY FOR THE FOLLOWING REASONS:

The Board has given careful consideration to this proposal and has concluded for the reasons described below that adoption of this resolution is unnecessary and is not in the best interests of Deere and its shareholders.

Our Board reflects a broad mix of skills, qualifications, leadership abilities and viewpoints. The Corporate Governance Committee and the Board believe that a Board is most effective when it embodies a diverse set of viewpoints and practical experiences and is composed of members with complementary skills, qualifications, experiences, and attributes that enable the Board to meet its responsibilities. Accordingly, we have assembled, and our shareholders have previously elected, a Board that consists of highly experienced directors who have led, advised and developed many leading global organizations. Our directors have diverse backgrounds and perspectives as engineers, technologists, agriculturists, financial, marketing, and operational experts, investors, government leaders, academics and entrepreneurs. We believe that the resulting experience, qualifications, attributes and skills of our directors are aligned with Deere’s businesses and structure, are critical to the oversight function of the Board and are in the best interests of shareholders.

The composition of the Board is evaluated regularly and there is a history of Board refreshment. As described in this proxy statement, the Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees, and regularly assesses the appropriate size, composition and needs of the Board and its respective committees. The Committee also regularly assesses the qualifications of candidates in light of Deere’s business. The Board has taken a thoughtful approach to its make-up to ensure that directors have backgrounds that enable them to collectively provide effective oversight of management and guide strategic decision-making that creates value for our shareholders. As part of an annual performance evaluation, the Board assesses the diversity of its members and nominees by considering, among other factors, diversity in expertise, experience, background, ethnicity, and gender. We strive to strike the right balance between long-term deep understanding of our business and fresh external perspectives. To this end, we have added five new directors in the past five years, while ensuring diversity within the boardroom. These newer Board members share perspectives with the other directors, four of whom have ten or more years of service on the Board.

The Company already provides robust disclosure in our proxy statement regarding Board composition. In the Election of Directors section of this proxy statement we disclose the skills, qualifications and experience that each of our directors brings to the Board. In addition, for the last several years we have provided enhanced disclosure about the strengths

84	DEERE & COMPANY	2020 PROXY STATEMENT

Shareholder Proposal
Item 6 – Shareholder Proposal

and composition of our Board through a directors’ skills matrix. Such strengths include skills in executive leadership, manufacturing, international operations, agriculture, finance, risk management, corporate governance, academia, and government affairs. The proxy statement and Deere’s Corporate Governance Policies also disclose the framework and criteria evaluated by the Corporate Governance Committee in assessing director candidates. In particular, the Committee considers each nominee’s skills, experience, international versus domestic background, age, legal and regulatory requirements, and the needs of the Board at the time. In addition, the Committee considers how each nominee’s background, experience, qualifications, attributes, and skills will contribute to Deere’s success. The assessment of nominees also takes into consideration the Board’s goal of maintaining a diversity of viewpoints.

Given the diverse composition of our Board, the regular evaluation processes of Board effectiveness and diversity, and our existing disclosures regarding Board membership criteria and composition, the Board believes that adoption of this shareholder proposal is not necessary or in the best interests of Deere’s shareholders.

FOR THE REASONS STATED, DEERE’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE PROPOSAL TO ADOPT A BOARD IDEOLOGY DISCLOSURE POLICY.

85	DEERE & COMPANY	2020 PROXY STATEMENT

Voting and Meeting Information

Why am I receiving this Proxy Statement?
You are receiving this Proxy Statement because you owned shares of Deere common stock at the close of business on December 31, 2019, which entitles you to vote, either in person at the Annual Meeting or by proxy. This Proxy Statement describes the matters on which you are asked to vote so you can make an informed decision.

This Proxy Statement, together with our Annual Report for the fiscal year ended November 3, 2019, a proxy card, and a voter instruction card, will be mailed or can be accessed online on or about January 10, 2020. We refer to these documents collectively as Deere’s Proxy Solicitation Materials.

What is “Notice and Access” and why did Deere elect to use it?
We make the Proxy Solicitation Materials available to shareholders electronically under the Notice and Access regulations of the U.S. Securities and Exchange Commission (SEC). Specifically, most of our shareholders receive a Notice of Electronic Availability (“Notice”) instead of a full set of Proxy Solicitation Materials in the mail. The Notice explains how to access and review the Proxy Solicitation Materials and how to vote online. We believe this method of delivery expedites distribution of Proxy Solicitation Materials and also allows us to conserve natural resources and reduce the costs of printing and distributing these materials.

If you received a Notice but would prefer to receive printed copies of the Proxy Solicitation Materials in the mail, please follow the instructions in the Notice for requesting such materials.

How do I vote?
You can vote either in person at the Annual Meeting or by proxy without attending the meeting. To ensure a quorum, we urge you to vote by proxy even if you plan to attend. If you attend the meeting and vote in person, that vote will override your proxy vote.

To vote your shares, follow the instructions in the Notice, voter instruction form, or proxy card. Telephone and internet voting are available to all registered and most beneficial shareholders.

86	DEERE & COMPANY	2020 PROXY STATEMENT

Additional Information
Voting and Meeting Information

Shareholders voting by proxy may use one of the following three options:

BY INTERNET (available for most shareholders)	BY MAIL (available for all shareholders)	BY TELEPHONE (available for most shareholders)
You can vote your shares online at www.proxyvote.com. You will need the 16-digit control number on the Notice of Internet Availability or proxy card.	You can vote by mail by marking, dating, and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.	In the U.S. or Canada, you can vote your shares by calling 1-800-690-6903.

If your shares are held in “street name” by a bank, broker, or other holder of record, the information sent by your holder of record will explain the voting options available to you. If your shares are held in “street name” and you wish to vote them in person at the Annual Meeting, you must obtain a legal proxy from your holder of record to do so.

The telephone and internet voting facilities for shareholders will close at 11:59 p.m. Eastern Standard Time on February 25, 2020.

If you hold shares through one of our employee savings plans, your vote must be received by the plan administrator by February 21, 2020, or your plan shares will not be voted.

Can I change my proxy vote?
Yes. At any time before your shares are voted by proxy at the meeting, you may change your vote by:

—	revoking it by written notice to Todd E. Davies, our Corporate Secretary, at the address on the Notice
—	delivering a later-dated proxy (including a telephone or internet vote)
—	voting in person at the meeting

If you hold your shares in “street name,” please refer to the information sent by your bank, broker, or other holder of record for information about revoking or changing your proxy.

How many votes do I have?
You will have one vote for each share of Deere common stock that you owned at the close of business on December 31, 2019.

How many shares are entitled to vote?
There were __ shares of Deere common stock outstanding as of December 31, 2019, and entitled to vote at the meeting.

How many votes must be present to hold the meeting?
Under our by-laws, a majority of the votes that can be cast must be present in person or by proxy to constitute a quorum for the Annual Meeting. Abstentions and shares represented by “broker non-votes” (explained on the following page) will be counted as present and entitled to vote for purposes of determining a quorum.

How many votes are needed for the proposals to pass?
In an uncontested election, nominees for director who receive a majority of “for” votes cast (meaning the number of shares voted “for” a nominee exceeds the number of shares voted “against” that nominee) will be elected. If an incumbent director nominee does not receive a majority of votes cast in an uncontested election, our bylaws require the director to promptly tender a written resignation to the Board. After receiving a recommendation from the Corporate Governance Committee, the Board will determine whether to accept or reject the resignation and will publicly disclose its decision and the rationale behind it within 90 days of the date the election results are certified.

87	DEERE & COMPANY	2020 PROXY STATEMENT

Additional Information
Voting and Meeting Information

If the number of nominees exceeds the number of directors to be elected (i.e., a contested election), the nominees who receive the most votes will be elected as directors.

Each of the other proposals will pass if the affirmative vote of a majority of the shares present in person or by proxy is cast in favor of the proposal.

What if I abstain from voting or vote “abstain”?
If you abstain from voting or vote “abstain” your shares will:

—	Be counted as present for purposes of determining whether there are enough votes to constitute a quorum;
—	Have no effect on the outcome of the election of directors; or
—	Count as a vote against any other proposal to be considered at the meeting.

What if I don’t return my proxy card and don’t attend the Annual Meeting?
If your shares are registered in your own name with our transfer agent and you do not vote, your shares will not be voted at all.

If you hold your shares in “street name” and you do not give your bank, broker, or other holder of record specific voting instructions, your record holder may vote your shares on the ratification of the independent registered public accounting firm, but may not vote your shares on any other matter that comes before the Annual Meeting. If you do not provide voting instructions on these other matters, the votes will be considered “broker non-votes.” Broker non-votes will be counted as present for purposes of determining whether there is a quorum, but will not affect the outcome of any proposal.

What happens if a nominee for director declines or is unable to accept election?
If you vote by proxy and unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, the designated proxy will vote your shares for that other person.

Is my vote confidential?
Yes. The tabulator, the proxy solicitation agent, and the inspectors of voting must comply with confidentiality guidelines that prohibit disclosure of votes to Deere. The tabulator of the votes and at least one of the inspectors of voting will be independent of Deere and our officers and directors. The only time your voting records will be disclosed is (i) as required by law, (ii) to the inspectors of voting, or (iii) if the election is contested.

If you write comments on the proxy card you return to Deere, those comments will be reviewed, but your vote will remain confidential.

Attendance at the Annual Meeting
If you plan to attend the meeting, you must be a holder of Deere shares as of December 31, 2019. To expedite your admission process, we encourage you to register for admission before 11:59 p.m. on Tuesday, February 25, 2020. You may register for admission for yourself and one guest by:

—	Visiting www.proxyvote.com and following the instructions provided. You will need the 16-digit control number included on your proxy card, voter instruction form, or notice.
—	At the entrance to the meeting, we will verify your registration and request to see a valid form of photo identification, such as a driver’s license or passport. To expedite your entry to the meeting, we encourage you to print your admission ticket prior to arriving at the meeting.

88	DEERE & COMPANY	2020 PROXY STATEMENT

Additional Information
Annual Report

If you do not register for admission in advance of the meeting, we will request to see your photo identification at the entrance to the meeting and will determine if you owned common stock on the record date by:

—	Verifying your name and stock ownership against our list of registered shareholders.
—	Asking to review evidence of your stock ownership as of December 31, 2019, such as your brokerage statement. You must bring such evidence with you to be admitted to the meeting.

Annual Report

Will I receive a copy of Deere’s Annual Report?
We have either mailed the Annual Report to you with this Proxy Statement or sent you a Notice with the web address for accessing the Annual Report online.

How can I receive a copy of Deere’s 10-K?
There are three ways to obtain, free of charge, a copy of our Annual Report on Form 10-K for the fiscal year ended November 3, 2019:

1.	Visit the Investor Relations section of our website at www.JohnDeere.com/stock and look under “SEC Filings.”
2.	Write to our Shareholder Relations Department at One John Deere Place, Moline, Illinois 61265-8098.
3.	Search the SEC’s EDGAR database at www.sec.gov.

Householding Information

What is “householding”?
If two or more shareholders reside at the same address and appear to be members of the same family, we will send single copies of either the Proxy Solicitation Materials or the Notice, as applicable, to that address unless one of the shareholders notifies us that he or she wishes to receive individual copies. This procedure reduces printing and distribution costs related to the Annual Meeting. We do not rely on householding when we mail dividend checks.

If Proxy Solicitation Materials were delivered to an address that you share with another shareholder and you prefer to receive separate copies, please contact our Shareholder Relations Department at One John Deere Place, Moline, Illinois 61265-8098 or by phone at (309) 765-4491.

A number of brokerage firms have instituted householding. They will have their own procedures for shareholders who wish to receive individual copies of the Proxy Solicitation Materials.

How do I revoke my consent to the householding program?
To revoke your consent to householding, please contact Broadridge Investor Communication Solutions, Inc. either by calling (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

89	DEERE & COMPANY	2020 PROXY STATEMENT

Additional Information
Electronic Delivery of Proxy Statement and Annual Report

Electronic Delivery of Proxy Statement and Annual Report

Can I access Deere’s Proxy Solicitation Materials electronically?
Most shareholders can elect to view future proxy statements and annual reports online instead of receiving copies in the mail. You can choose this option and save us the costs of printing and mailing these documents by:

—	following the instructions provided on your proxy card, voter instruction form, or notice
—	going to www.proxyvote.com and following the instructions provided
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON FEBRUARY 26, 2020: The Proxy Statement and Annual Report are available on our website at www.JohnDeere.com/stock.

If you choose to receive future proxy statements and annual reports electronically, you will receive an e-mail message next year containing the internet address to access these documents as well as voting instructions.

Information not Incorporated into This Proxy Statement

The information on our website (www.JohnDeere.com) is not and shall not be deemed to be a part of this Proxy Statement by reference or otherwise incorporated into any other filings we make with the SEC, except to the extent we specifically incorporate it by reference.

Other Matters

We do not know of any other matters that will be considered at the Annual Meeting. If any other appropriate business should properly come before the meeting, the Board will have discretionary authority to vote according to its best judgment.

2021 Shareholder Proposals and Nominations

Proposals for Inclusion in 2021 Proxy Statement
Next year’s Annual Meeting of shareholders will be held on February 24, 2021. If you intend to present a proposal at next year’s Annual Meeting and you wish to have the proposal included in the proxy statement for that meeting, the Corporate Secretary must receive your proposal in writing, at the address on the following page, no later than September 12, 2020.

Director Nominations for Inclusion in 2021 Proxy Statement
In 2016, our Board amended the company’s bylaws to permit a shareholder or a group of up to 20 shareholders that has owned at least 3% of our outstanding common stock for at least three years to nominate and include in our proxy statement candidates for our Board, subject to certain requirements. Any such nomination must be received at the address on the following page no earlier than the close of business on August 13, 2020, and no later than the close of business on September 12, 2020. Any such notice must meet the other requirements set forth in our bylaws.

Other Proposals and Nominations
If you would like to present a proposal at next year’s Annual Meeting or if you would like to nominate one or more directors without inclusion in the proxy statement, you must provide written notice to the Corporate Secretary at the address on the following page between October 29, 2020, and November 28, 2020. Directors may be nominated at the Annual Meeting of

90	DEERE & COMPANY	2020 PROXY STATEMENT

Additional Information
Cost of Solicitation

shareholders only by or at the direction of, or authorization by, the Board, or by any shareholder entitled to vote at the meeting who provides the requisite notice.

Notice of a proposal must include for each matter: (1) a brief description of the business to be brought before the meeting; (2) the reasons for bringing the matter before the meeting; (3) your name and address; (4) the class and number of Deere shares you own, either beneficially or of record; (5) whether and the extent to which you (or someone on your behalf) have entered into any derivative or other instrument, transaction, agreement, or arrangement with respect to Deere’s stock; (6) any material interest you may have in the proposal; and (7) any other information related to you that is required to be disclosed in connection with the solicitation of proxies with respect to such business under federal securities laws then in effect.

Notice of a nomination must include: (1) your name and address; (2) the name, age, business address, residence address, and principal occupation of the nominee; (3) the class, series, and number of Deere shares that you and the nominee own, either beneficially or of record; (4) whether and the extent to which you or the nominee (or anyone on behalf of either of you) has entered into any derivative or other instrument, transaction, agreement, or arrangement with respect to Deere’s stock; (5) a description of all agreements or arrangements between you and the nominee regarding the nomination; (6) the nominee’s consent to be elected and to serve; (7) a completed certification of director eligibility; and (8) any other information related to you that is required to be disclosed in the solicitation of proxies for election of directors under federal securities laws then in effect. We may require any nominee to furnish other information, within reason, that may be needed to determine the nominee’s eligibility.

Where to Send All Proposals and Nominations
Proponents must submit shareholder proposals and recommendations for nomination as a director in writing to the following address:

Corporate Secretary
Deere & Company
One John Deere Place
Moline, Illinois 61265-8098

The Corporate Secretary will forward the proposals and recommendations to the Corporate Governance Committee for consideration.

Cost of Solicitation

Deere pays for the Annual Meeting and the solicitation of proxies. In addition to soliciting proxies by mail, Deere has made arrangements with banks, brokers, and other holders of record to send proxy materials to you. We will reimburse them for their expenses in doing so.

We have retained Georgeson Inc., a proxy soliciting firm, to assist in the solicitation of proxies for an estimated fee of $20,000 plus reimbursement of certain out-of-pocket expenses. In addition to their usual duties, directors, officers, and certain other employees of Deere may solicit proxies personally or by telephone, fax, or e-mail. They will not receive special compensation for these services.

For the Board of Directors,

Todd E. Davies
Corporate Secretary
Moline, Illinois
January 10, 2020

91	DEERE & COMPANY	2020 PROXY STATEMENT

Appendix A

Director Independence Categorical Standards of Deere & Company Corporate Governance Policies
NYSE STANDARDS OF INDEPENDENCE
A director may not be considered independent if the director does not meet the criteria for independence established by the New York Stock Exchange (NYSE) and applicable law. A director is considered independent under the NYSE criteria if the Board finds that the director has no material relationship with the company. Under the NYSE rules, a director will not be considered independent if within the past three years:

—	the director has been employed by Deere, either directly or through a personal or professional services agreement
—	an immediate family member of the director was employed by Deere as an executive officer
—	the director receives more than $120,000 during any 12-month period in direct compensation from Deere, other than for service as an interim chairman or CEO and other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service
—	an immediate family member of the director receives more than $120,000 during any 12-month period in direct compensation from Deere, other than for service as a non-executive employee and other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service
—	the director was affiliated with or employed by Deere’s independent auditor
—	an immediate family member of the director was a partner of Deere’s independent auditor or was affiliated with or employed in a professional capacity by Deere’s independent auditor and personally worked on Deere’s audit
—	a Deere executive officer has served on the compensation committee of a company that at the same time employed the director or an immediate family member of the director as an executive officer
—	the director is employed, or an immediate family member of a director, is employed as an executive officer of another company and the annual payments to or received from Deere exceed in any of the last three fiscal years the greater of $1 million or 2% of such other company’s consolidated gross annual revenues

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Appendix A

In addition, in determining the independence of any director who will serve on the Compensation Committee, the Board must consider all factors specifically relevant to determining whether the director has a relationship to Deere that is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including but not limited to:

—	the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by Deere to such director
—	whether such director is affiliated with Deere or an affiliate of Deere

CATEGORICAL STANDARDS OF INDEPENDENCE
The Board has established the following additional categorical standards of independence to assist it in making independence determinations:

Business Relationships. Any payments by Deere to a business employing or 10% or more owned by a director or an immediate family member of a director for goods or services or other contractual arrangements must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. The following relationships are not considered material relationships that would impair a director’s independence:

—	if a director or an immediate family member of the director is an officer of another company that does business with Deere and the annual sales to or purchases from Deere during such company’s preceding fiscal year are less than 1% of the gross annual revenues of such company
—	if a director is a partner of or of counsel to a law firm, the director or an immediate family member of the director does not personally perform any legal services for Deere and the annual fees paid to the firm by Deere during such firm’s preceding fiscal year do not exceed $100,000
—	if a director is a partner, officer, or employee of an investment bank or consulting firm, the director or an immediate family member of the director does not personally perform any investment banking or consulting services for Deere and the annual fees paid to the firm by Deere during such firm’s preceding fiscal year do not exceed $100,000

Relationships with Not-for-Profit Entities. A director’s independence will not be considered impaired solely for the reason that the director or an immediate family member is an officer, director, or trustee of a foundation, university, or other not-for-profit organization that receives from Deere or its foundation during any of the prior three fiscal years contributions in an amount not exceeding the greater of $1 million or 2% of the not-for profit organization’s aggregate annual charitable receipts during the entity’s fiscal year. (Any automatic matching of employee charitable contributions by Deere or its foundation is not included in Deere’s contributions for this purpose.) All contributions by Deere in excess of $100,000 to not-for-profit entities with which the director is affiliated shall be reported to the Corporate Governance Committee and may be considered in making independence determinations.

For purposes of these standards, “Deere” shall mean Deere & Company and its direct and indirect subsidiaries, and “immediate family member” shall have the meaning set forth in the NYSE independence rules, as may be amended from time to time.

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Appendices
Appendix B

Appendix B

Deere & Company Reconciliation of Variable Compensation Measures to Non-GAAP Measures
SHORT-TERM INCENTIVE:
As described in the CD&A under Short-Term Incentive (STI), Operating Return on Operating Assets (OROA) and Return on Equity (ROE) are the metrics used to measure performance for the STI program. The OROA and ROE calculations for fiscal 2019 are summarized as follows. The Equipment Operations OROA calculation excludes the assets from our captive financial services. ROE is based solely on the Financial Services segment.

(Millions of $) OROA Calculation for Equipment Operations:	Equipment Operations	Agriculture & Turf Operations	Construction & Forestry Operations
Operating Profit (1)	$3,378	$2,506	$872
Average Identifiable Assets With Inventories at Standard Cost (1)(2)	$15,677	$11,699	$3,978
OROA With Inventories at Standard Cost	21.6%	21.4%	21.9%

ROE Calculation for Financial Services:
Net Income Attributable to Deere & Company	$539
Average Equity	$5,040
ROE	10.7%

(1)	On December 1, 2017, the Company acquired the stock and certain assets of substantially all of Wirtgen Group Holding GmbH’s operations (Wirtgen), the leading manufacturer worldwide of road construction equipment. Wirtgen is included in the Construction & Forestry segment. Wirtgen is excluded from the metrics above in order to allow time for integration and assimilation.
(2)	When goodwill from an acquisition exceeds $50 million, goodwill is excluded for two years to allow time for integration of the new business. Goodwill for STI purposes for the fiscal year 2019 was reduced by $160.9M to reflect the partial year impact of acquisitions made over the past two years. Average Identifiable Assets with Inventories at LIFO were $14,460, $10,748, and $3,712 for Equipment Operations, Agriculture & Turf Operations and Construction & Forestry Operations - excluding Wirtgen, respectively. OROA with Inventories at LIFO and goodwill as reported were 23.4%, 23.3%, and 23.5% for Equipment Operations, Agriculture & Turf and Construction & Forestry—excluding Wirtgen, respectively.

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Appendix B

LONG-TERM INCENTIVE CASH:
As described in the CD&A under Long-Term Incentive Cash (LTIC), Shareholder Value Added (SVA) is the metric used to measure performance for the LTIC program. The computation of SVA is summarized as follows for the performance period ended with fiscal 2019:

(Millions of $)	Fiscal Year 2017	Fiscal Year 2018	Fiscal Year 2019	Total SVA for Three-Year Performance Period Ending 2019
SVA Calculation for Equipment Operations:
Operating Profit (1)(6)	$2,821	$3,568	$3,378
Average Identifiable Assets
With Inventories at LIFO (1)(2)	$12,150	$13,566	$14,460
With Inventories at Standard Cost (1)(2)	$13,319	$14,615	$15,677
Less Estimated Cost of Assets (2)(3)	$(1,599)	$(1,753)	$(1,880)
SVA (6)	$1,222	$1,815	$1,498
SVA Calculation for Financial Services:
Net Income Attributable to Deere & Company (4)	$477	$530	$539
Operating Profit	$722	$792	$694
Average Equity (4)	$4,497	$4,793	$5,040
Less Cost of Equity (5)	$(680)	$(722)	$(657)
SVA	$42	$70	$37
Deere Enterprise SVA	$1,264	$1,885	$1,535	$4,684

Accounting Standard Adoption Adjustment (6)	$31	$–	$–
Effect of Goodwill Exclusion (2)	$(12)	$(25)	$(20)
Deere Reported SVA	$1,283	$1,860	$1,515

(1)	On December 1, 2017, the Company acquired the stock and certain assets of substantially all of Wirtgen Group Holding GmbH’s operations (Wirtgen), the leading manufacturer worldwide of road construction equipment. Wirtgen is included in the Construction & Forestry segment. Wirtgen is excluded from the metrics above in order to allow time for integration and assimilation.
(2)	When goodwill from an acquisition exceeds $50 million, goodwill is excluded for two years to allow time for integration of the new business. Goodwill for LTIC purposes for the fiscal years 2019, 2018, and 2017 was reduced by $160.9 million, $209.6 million and $101.2 million, respectively. The resulting increase to SVA for LTIC purposes for fiscal years 2019, 2018, and 2017 was $20 million, $25 million, and $12 million, respectively.
(3)	For purposes of determining SVA, the equipment segments are assessed a pretax cost of assets – which on an annual basis is generally 12% of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost (believed to more closely approximate the current cost of inventory and the company’s investment in the asset).
(4)	On December 22, 2017, the U.S. government enacted new tax legislation (tax reform), which resulted in a significant discrete income tax benefit for the Financial Services segment in 2018. The Financial Services segment SVA is based on net income and average equity. As a result, the 2018 SVA calculation was adjusted for certain tax reform effects. The 2019 SVA is calculated with unadjusted U.S. GAAP information.
(5)	For SVA, Financial Services is assessed an annual pretax cost of average equity of approximately 13% for fiscal year 2019 and approximately 15% for fiscal years 2018 and 2017.
(6)	In the first quarter of 2018, the company adopted the Financial Accounting Standard Board (FASB) Accounting Standards Updated (ASU) No. 2016-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-retirement Benefit Cost. While the accounting standard was adopted on a retrospective basis, the SVA for 2017 utilized for LTIC was not restated. The retrospective adoption increased reported 2017 operating profit and SVA by $31 million.

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Appendices
Appendix C

Appendix C
John Deere 2020 Equity and Incentive Plan
ARTICLE I: GENERAL
1.1 Purpose
Deere & Company, a Delaware corporation (the “Corporation”), hereby adopts, subject to stockholder approval, this plan, which shall be known as the JOHN DEERE 2020 EQUITY AND INCENTIVE PLAN (the “Plan”). The Corporation and its Subsidiaries are severally and collectively referred to hereinafter as the “Company.” The purpose of the Plan is to foster and promote the long-term financial success of the Company and materially increase stockholder value by: (a) strengthening the Company’s capability to develop, maintain, and direct an outstanding employee team; (b) motivating superior performance by means of long-term performance related incentives; (c) encouraging and providing the means for employees to obtain an ownership interest in the Company; (d) attracting and retaining outstanding talent by providing incentive compensation opportunities competitive with other major companies; and (e) enabling eligible employees to participate in the long-term growth and financial success of the Company.

1.2 Administration
(a) The Plan shall be administered by and under the direction of the Compensation Committee of the Board of Directors of the Corporation (the “Board of Directors”) or such other committee of directors as may be designated by the Board of Directors from time to time (the “Committee”), which shall consist of two or more members who are not current or former officers or employees of the Company, who are “non-employee directors” to the extent required by and within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 as it may be amended from time to time (the “Exchange Act”) or any similar rule which may subsequently be in effect (“Rule 16b 3”), and who are independent directors pursuant to New York Stock Exchange (“NYSE”) rules. The members shall be appointed by the Board of Directors, and any vacancy on the Committee shall be filled by the Board of Directors.

(b) Subject to the limitations of the Plan, the Committee shall have the sole and complete authority to: (i) select from eligible employees of the Company those who shall participate in the Plan (a “Participant” or “Participants”); (ii) make awards in such forms and amounts as it shall determine; (iii) impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate; (iv) interpret the Plan and adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan; (v) correct any defect or omission or reconcile any inconsistency in this Plan or in any award granted hereunder; and (vi) make all other determinations and take all other actions deemed necessary or advisable for the implementation and administration of the Plan. The Committee’s determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons. The inadvertent failure of any member of the Committee to meet the qualification requirements of a “non-employee director” under Rule 16b-3 or an independent director under NYSE rules shall not invalidate or otherwise impair any actions taken or awards granted by the Committee.

(c) Except as provided below, the Committee may, to the extent that any such action will not prevent the Plan or any award under the Plan from complying with Rule 16b-3, the rules of the NYSE applicable to companies listed for trading thereon or any other law, delegate any of its authority hereunder to such persons as it deems appropriate. The Committee shall not delegate its authority to amend, suspend or terminate the Plan.

1.3 Types of Awards Under the Plan
Awards under the Plan may be in the form of any one or more of the following: (a) Statutory Stock Options (“ISOs”, which term shall be deemed to include ISOs as such term is defined in Section 422 of the Code and any future type of tax-qualified option which may subsequently be authorized), Non-statutory Stock Options (“NSOs” and, collectively with ISOs, “Options”), and Stock Appreciation Rights (“SARs”) as described in Article II; (b) Performance Units and Performance Shares (“Performance Units” and “Performance Shares”) as described in Article III; (c) Restricted Stock and Restricted Stock Equivalents (“Restricted Stock” and “Restricted Stock Equivalents”) as described in Article IV; (d) Other Awards (“Other Awards”) as described in Article V; and (e) Substitute Awards as defined in Article IX (collectively, “Awards”).

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Appendix C

1.4 Shares Subject to the Plan
(a) Shares of stock covered by Awards under the Plan may be authorized and unissued or treasury shares of the Corporation’s common stock, $1.00 par value per share, or such other shares as may be substituted pursuant to Section 1.6 (“Common Stock”).

(b) Effective February 26, 2020, the maximum number of shares of Common Stock which may be awarded for all purposes under the Plan shall be the aggregate of:

(i) __,000,000 shares;

(ii) the number of shares previously authorized for Awards under the John Deere Omnibus Equity and Incentive Plan (the “Former Plan”) but not reserved for outstanding Awards as of the date the Plan as amended is approved by the Corporation’s stockholders; and

(iii) any shares corresponding to Awards under the Plan that are forfeited after the date the Plan is approved or (ii) awards under the Former Plan that are forfeited after the date the Plan is approved.

(c) Awards of Performance Awards, Restricted Stock, Restricted Stock Equivalents and Other Awards shall reduce the maximum number of available authorized shares of Common Stock under the Plan by 2.5 shares for each share awarded. Awards of Options and SARs shall reduce the maximum number of available authorized shares of Common Stock under the Plan by one share for each share awarded. Shares subject to Substitute Awards shall not reduce the maximum number of available authorized shares of Common Stock under the Plan. The full number of shares underlying any Award (other than a Substitute Award) that is settled by the issuance of shares shall be counted against the number of shares available under the Plan in accordance with the first two sentences of this Section 1.4(c), regardless of the number of shares actually issued upon settlement of such Award.

(d) Any shares of Common Stock subject to an Option, or any portion of an Option, which for any reason is cancelled (excluding shares subject to an Option cancelled upon the exercise of a related SAR to the extent shares are issued upon exercise of such SAR) or terminated without having been exercised, or any shares corresponding to any other Award or portion of an Award under the Plan which is cancelled or terminated before delivery of such shares, shall again be available for Awards under the Plan. For the avoidance of doubt, however, none of the following types of shares shall be available for use in connection with future Awards under the Plan: (i) shares not issued or delivered as a result of the net settlement of an Option or SAR; (ii) shares used to pay the exercise price of an Option or SAR or the withholding taxes related to the exercise or settlement of any Award; or (iii) shares repurchased on the open market with the proceeds of the exercise price of an Option.

(e) No fractional shares shall be issued, and the Committee shall determine the manner in which fractional share value shall be treated.

1.5 Maximum Awards Per Participant
(a) The aggregate number of shares of Common Stock (including any cash equivalents thereof) that may be subject to Options and SARs awarded during any fiscal year to a Participant shall not exceed 1,000,000.

(b) The aggregate number of all (i) Performance Awards; (ii) Restricted Stock and Restricted Stock Equivalents; (iii) Other Awards; and (iv) Substitute Awards awarded to a Participant in any fiscal year shall not exceed the equivalent of 400,000 shares or the cash equivalent thereof (based on the Fair Market Value of Common Stock as of the date of the Award).

1.6 Adjustments Upon Certain Changes
In the event of a stock dividend or stock split, recapitalization, extraordinary cash dividend, merger, consolidation, combination, exchange of shares or other increase or reduction in the number of issued shares of Common Stock, the Board of Directors or the Committee shall, in order to prevent the dilution or enlargement of rights under Awards (including Deferred Amounts), make such adjustments in the number and type of shares authorized by this Plan, the number and type of shares covered by, or with respect to which payments are measured under, outstanding Awards and the exercise prices specified therein as may be determined to be appropriate and equitable to prevent dilution or enlargement of rights. The determination of the Board of Directors or the Committee as to what adjustments shall be made, and the extent thereof, shall be final.

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Appendix C

1.7 Eligible Participants
Participants shall be selected by the Committee from among the salaried employees of the Company and potential salaried employees of the Company who have been extended an offer of employment.

ARTICLE II: STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
2.1 Award of Stock Options
The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, award to any Participant ISOs and/or NSOs to purchase Common Stock.

2.2 Documentation of Stock Option Awards
The award of an Option may be evidenced by a signed written agreement, a certificate or an electronic record containing such terms and conditions as the Committee may from time to time determine.

2.3 Option Price
The purchase price of Common Stock under each Option (the “Option Price”) shall be fixed by the Committee and except for Substitute Awards, shall be not less than the Fair Market Value of the Common Stock on the date the Option is awarded.

2.4 Exercise and Term of Options
(a) Options awarded under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall approve, either at the time of grant of such Options or pursuant to a general determination, and which need not be the same for all Participants, provided that no such Option (other than Substitute Awards) shall be exercisable within the first six months of its term (except in connection with a Change of Control or in the event of the death of the Participant in which event Section 2.8(b) shall control without regard to the six-month or other holding period requirements) and the term of each Option shall not extend later than ten years after the date of grant of the Option. Each Option which is intended to qualify as an ISO pursuant to Section 422 of the Code, and each Option which is intended to qualify as another type of Statutory Stock Option which may subsequently be authorized by law, shall comply with the applicable provisions of the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder (the “Code”) pertaining to such Options.

(b) The Committee shall establish procedures governing the exercise of Options and shall require that written or electronic notice of exercise be given and that the Option Price be paid in full in cash (including check, bank draft or money order) at the time of exercise; provided, however, the Participant may instruct the Corporation to sell shares delivered on exercise as the Participant’s agent pursuant to a “cashless exercise” program or other similar program established or recognized by the Committee or may exercise Options using a “net share settlement” procedure established or recognized by the Committee. The Committee may permit a Participant, in lieu of part or all of the cash payment, to make payment in Common Stock already owned by that Participant, valued at Fair Market Value on the date of exercise, as partial or full payment of the Option Price; provided, however, that the Committee may, in any instance, in order to prevent any possible violation of law, require the Option Price to be paid in cash. As soon as practicable after receipt of each notice and full payment, the Company shall deliver the acquired shares of Common Stock to the Participant. The exercise of an Option shall cancel any related SAR to the extent of the number of shares as to which the Option is exercised.

(c) Notwithstanding the foregoing, in respect of Participants who at the time of award, vesting or exercise of Options are located in a jurisdiction that would but for this Section 2.4(c) subject such Options to tax prior to exercise, any exercise shall be subject to the prior written approval of the Associate Director, Executive Compensation; Manager Global Compensation, Global Director – Total Rewards or an officer of the Corporation. Such approval shall be at the sole discretion of such individual. If and when granted, such approval will constitute the notice to the Corporation referred to above in Section 2.4(b).

2.5 Limitations on ISOs
Notwithstanding anything in the Plan to the contrary, to the extent required from time to time by the Code, the following additional provisions shall apply to the grant of Options which are intended to qualify as ISOs:

(a) The aggregate Fair Market Value (determined as of the date the Option is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the

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Appendix C

Company) shall not exceed $100,000 or such other amount as may subsequently be specified by the Code; provided that, to the extent that such limitation is exceeded, any excess Options (as determined under the Code) shall be deemed to be NSOs.

(b) Any ISO authorized under the Plan shall contain such other provisions as the Committee shall deem advisable but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the Options as ISOs.

(c) All ISOs must be granted within ten years from the earlier of the date on which this amended Plan was adopted by the Board of Directors or the date this amended Plan was approved by the stockholders.

(d) Unless sooner exercised, terminated, or cancelled, all ISOs shall expire no later than ten years after the date of grant.

2.6 Advances
Subject to applicable laws and regulations, the Committee may provide for the Corporation or any Subsidiary to advance to a Participant amounts needed to finance the exercise price of any Option and/or the estimated or actual amount of any taxes payable by the holder as a result of the exercise or payment of any Option or other Award and may prescribe, or may empower the Corporation or such Subsidiary to prescribe, the other terms and conditions of such advance.

2.7 Award of Stock Appreciation Rights
(a) General. A SAR is a right to receive, without payment (except for applicable withholding taxes) to the Company, a number of shares of Common Stock, cash, or a combination thereof, the amount of which is determined pursuant to the formula set forth in Section 2.7(e). A SAR may be granted (i) in tandem with any Option granted under this Plan, either concurrently with the grant of such Option, or at such later time as determined by the Committee (as to all or any portion of the shares of Common Stock subject to the Option); or (ii) alone, without reference to any related Option. Each SAR granted by the Committee under this Plan shall be subject to the terms and conditions of this Section 2.7.

(b) Number. Each SAR granted to any Participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 1.6. In the case of a SAR granted with respect to an Option, the number of shares of Common Stock to which the SAR pertains shall be reduced in the same proportion that the holder of the Option exercises the related Option.

(c) Duration. The term of each SAR shall be determined by the Committee but in no event shall a SAR (other than a Substitute Award) be exercisable during the first six months of its term (except in connection with a Change of Control or in the event of the death of the Participant in which event Section 2.8(b) shall control without regard to the six-month or other holding period requirements) and the term of each SAR shall not extend later than ten years after the date of grant of the SAR. Subject to the foregoing, unless otherwise provided by the Committee, each SAR shall become exercisable at such time or times, to such extent and upon such conditions as the Option, if any, to which it relates is exercisable, or if the SAR is not granted in tandem with an Option, as determined by the Committee.

(d) Exercise. A SAR may be exercised, in whole or in part, by giving written or electronic notice to the Company, specifying the number of SARs which the holder wishes to exercise. As soon as practicable upon receipt of such notice, the Company shall deliver to the exercising holder the shares of Common Stock or cash or both, as determined by the Committee, to which the holder is entitled.

(e) Payment. Subject to the right of the Committee to deliver cash in lieu of shares of Common Stock, the number of shares of Common Stock which shall be issuable upon the exercise of a SAR shall be determined by dividing:

(i) the number of shares of Common Stock as to which the SAR is exercised multiplied by the amount of the appreciation in such shares (for this purpose, the “appreciation” shall be the amount by which the Fair Market Value of a share of Common Stock subject to the SAR on the exercise date exceeds a base price equal to (A) in the case of a SAR related to an Option, the purchase price of a share of Common Stock under the Option or (B) in the case of a SAR granted alone, without reference to a related Option, an amount which shall be determined by the Committee at the time of grant, provided, however, such amount is at least equal to the Fair Market Value of the Common Stock on the date the SAR is awarded, (subject to adjustment under Section 1.6)); by

(ii) the Fair Market Value of a share of Common Stock on the exercise date.

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Appendix C

In lieu of issuing shares of Common Stock upon the exercise of a SAR, the Committee may elect to pay the holder of the SAR cash equal to the appreciation (such appreciation to be determined as set forth in Section 2.7(e)(i) above) on the exercise date of any or all of the shares which would otherwise be issuable. No fractional shares of Common Stock shall be issued upon the exercise of a SAR; instead, the holder of the SAR shall be entitled to receive a cash adjustment equal to the same fraction of the Fair Market Value of a share of Common Stock on the exercise date.

(f) Documentation of SAR Awards. SARs awarded under the Plan may be evidenced by a signed written agreement, a certificate or an electronic record containing such terms and conditions as the Committee may from time to time determine.

2.8 Termination of Employment
(a) Unless the Committee establishes otherwise at the time of the granting of the Award, in the event the Participant ceases to be an employee of the Company with the consent of the Committee or upon the Participant’s death, or retirement or disability pursuant to applicable disability or retirement plans of the Company, each of the Participant’s outstanding Options and SARs shall be exercisable by the Participant (or the Participant’s legal representative or designated beneficiary), subject to the vesting requirements of the Options and SARs, at any time prior to an expiration date established by the Committee (which may be the original expiration date of such Option or such earlier time as the Committee may establish) or as set forth in Section 2.8(b) or (c), but in no event after its respective expiration date. If the Participant ceases to be an employee of the Company for any other reason and without such consent, all of the Participant’s then outstanding Options and SARs shall terminate immediately. A discontinuation of employment with the Company due to the divestiture of all or part of an entity, business unit or division resulting in less than majority direct or indirect ownership of such entity, business unit or division by the Corporation shall be considered a termination of employment for purposes of the Plan.

(b) Unless the Committee establishes otherwise at the time of the granting of the Award, in the event of termination of employment because of death, the Participant’s outstanding Options and SARs may be exercised by the legal representative or designated beneficiary of the holder, as the case may be, within twelve months after the Participant’s death. Such exercise shall be upon the same terms at the time of exercise as would have been available to the original holder, had he or she remained in the continuous employ of the Company, except that such legal representative or designated beneficiary may exercise any Options and SARs held at the date of the Participant’s death without regard to the holding period established pursuant to Section 2.4(a) or 2.7(c) above.

Unless the Committee establishes otherwise at the time of the granting of the Award, in the event of termination of employment of the holder of an Option or SAR with the consent of the Committee or because of disability or retirement pursuant to applicable disability or retirement plans of the Company, an Option or SAR may be exercised by such holder, within five years after such termination, to the same extent and upon the same terms (including among other things, the holding period requirement established pursuant to Section 2.4(a) or 2.7(c) above) at the time of exercise as would have been available had such holder remained in the continuous employ of the Company. In the event of the death of such holder of an Option or SAR prior to the expiration of the five-year period specified in the preceding sentence, an Option or SAR held at death by such holder may be exercised by the holder’s heirs, legatees, legal representatives or designated beneficiaries, as the case may be, (without regard to the holding period requirement established pursuant to Section 2.4(a) or 2.7(c) above) within one year after death or within five years following such termination, whichever is later, but only if and to the extent the Option or SAR would have been exercisable by the retired holder of the Option or SAR at the date of death.

(c) In the event of a termination of employment of a Participant with the consent of the Committee or because of the Participant’s death, or retirement or disability pursuant to applicable disability or retirement plans of the Company, the Committee in its sole discretion may elect to accelerate the date on which certain of the Options and SARs issued to such Participant become exercisable, which acceleration may be conditioned on the forfeiture of other Awards issued to such Participant. It is expressly provided, however, that, other than in the case of death, no such acceleration may permit the exercise of any Option or SAR within six months of the date of grant.

(d) Nothing in Section 2.8(b) and 2.8(c) shall make an Option or SAR exercisable after the stated expiration date of such Option or SAR. Subject to the preceding sentence, the Committee may elect to provide more favorable treatment upon termination of employment to a Participant after the date of grant of an Award.

2.9 Dividends
Dividends and dividend equivalents shall not be paid or accrued with respect to unexercised Options or unexercised SARs.

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2.10 Restrictions on Repricings
Subject to adjustments pursuant to Section 1.6, without stockholder approval:

(i) the Option Price and SAR base price for determining appreciation fixed by the Committee at the time of grant shall not be lowered;

(ii) Options and SARs shall not be repurchased or exchanged for other Awards when the Option Price or base price for determining appreciation exceeds the Fair Market Value of the Common Stock and cash buyouts of Options and SARs and the grant of reload Options shall be prohibited; and

(iii) no other action shall be taken that is treated as a repricing of Options or SARs under generally accepted accounting principles applicable to the Corporation.

ARTICLE III: PERFORMANCE SHARES AND UNITS
3.1 Award of Performance Units and Performance Shares
The Committee may award to any Participant Performance Shares and/or Performance Units (“Performance Awards”). Each Performance Share shall represent one share of Common Stock. Each Performance Unit shall represent the right of a Participant to receive an amount equal to the value determined in the manner established by the Committee at the time of award, which value may, without limitation, be one share of Common Stock or equal to the Fair Market Value of one share of Common Stock.

3.2 Documentation of Performance Awards
Each Performance Award under the Plan may be evidenced by a signed written agreement, a certificate or an electronic record containing such terms and conditions as the Committee may from time to time determine. Dividends or dividend equivalents may be accrued on Performance Awards while they are subject to performance targets. Such accrued dividends or dividend equivalents may be paid with respect to Performance Awards only if and when the Committee determines that the performance targets are met and the Performance Awards have vested. Performance Shares shall be held by the Corporation while subject to performance targets. Except for restrictions on transfer and as described above, the Participant as owner of such Performance Shares shall have all the rights of a holder of Common Stock.

3.3 Performance Period and Targets
(a) The performance period for each award of Performance Shares and Performance Units shall be of such duration as the Committee shall establish at the time of award; provided, however, that in no event will the performance period be less than one year (which may be a calendar year or a fiscal year, as determined by the Committee) (the “Performance Period”). There may be more than one award in existence at any one time and Performance Periods may differ.

(b) The Committee shall set performance targets relating to Performance Units and Performance Shares which shall be based on such performance measures as the Committee shall establish in its sole discretion. At the time of setting performance targets, the Committee shall establish minimum, target and maximum performance targets to be achieved within the Performance Period. Failure to meet the minimum performance target will earn no Performance Award. Performance Awards will be earned as determined by the Committee in respect of a Performance Period in relation to the degree of attainment of performance between the minimum and maximum performance targets and above the maximum performance target.

(c) If the Committee shall determine that (i) an acquisition or disposition of assets or securities by the Company or (ii) a significant change to the basis of the Company’s financial reporting due to the Company’s adoption during the Performance Period of new or revised accounting standards or International Financial Reporting Standards shall have a material effect (whether positive or negative) on the Company’s ability to meet its performance target(s) for the applicable Performance Period(s), the Committee shall have the discretion to take any action that would reduce the amount of an Award, or to adjust a performance target for a Performance Period.

(d) The Committee retains the discretion to eliminate or decrease the amount of an Award otherwise payable to any Participant.

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3.4 Payment Respecting Performance Awards
(a) Performance Awards shall be earned to the extent that their terms and conditions are met. Notwithstanding the foregoing, Performance Awards shall be payable to the Participant only in accordance with the terms thereof or otherwise when, if, and to the extent that the Committee determines to make such payment. Anything in the preceding two sentences to the contrary notwithstanding and subject to Section 3.4(b) below, all payments under a Performance Award shall be made no later than (i) the 15th day of the third month following the end of the calendar year in which the applicable Performance Period ends or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the applicable Performance Period ends, whichever is later.

(b) The Participant may elect to defer payment or settlement of a Performance Award pursuant to Section 5.3 hereof.

(c) Payment for Performance Awards may be made in a lump sum or in installments. Performance Awards may be paid in cash, Common Stock or in a combination thereof as the Committee may determine.

3.5 Termination of Employment
Unless the Committee establishes otherwise at the time of the granting of the Award, in the event the Participant ceases to be an employee of the Company before the end of any Performance Period with the consent of the Committee, or upon the Participant’s death, or retirement or disability pursuant to applicable disability or retirement plans of the Company before the end of any Performance Period: (a) each Performance Award previously granted to the participant shall continue to be subject to the performance targets for the Performance Period until such Awards are forfeited or earned pursuant to their terms and conditions; or (b) The Committee, in its absolute discretion, may authorize the payment to such Participant (or the Participant’s legal representative or designated beneficiary) of any of the Performance Units and Performance Shares which would have been paid to the Participant had the Participant continued as an employee of the Company to the end of the Performance Period provided that the number of Performance Units and Performance Shares paid early shall be discounted to reasonably reflect the time value of money and shall be based on the Company’s progress, measured as of the date of acceleration, with regard to reaching the applicable performance targets. In the event a Participant ceases to be an employee of the Company for any other reason and without such consent before the end of the Performance Period, all of the Participant’s Awards relating to outstanding Performance Periods shall be forfeited. The Committee may elect to provide more favorable treatment upon termination of employment to a Participant after the date of grant of an Award.

ARTICLE IV: RESTRICTED STOCK AND RESTRICTED STOCK EQUIVALENTS
4.1 Award of Restricted Stock
The Committee may award to any Participant shares of Common Stock, subject to this Article IV and such other terms and conditions as the Committee may prescribe (such shares being herein called “Restricted Stock”). Restricted Stock shall be held by the Corporation while subject to restrictions. As restrictions lapse the shares will be delivered to the Participant.

4.2 Documentation of Restricted Stock Awards
Awards of Restricted Stock and Restricted Stock Equivalents under the Plan may be evidenced by a signed written agreement, a certificate or an electronic record containing such terms and conditions as the Committee may from time to time determine.

4.3 Restriction Period
At the time of award there shall be established for each Participant a restriction period (the “Restriction Period”) which shall lapse (a) upon the completion of a period of time (“Time Goal”) as shall be determined by the Committee, or (b) upon the achievement of stock price goals within certain time limitations (“Price/Time Goal”) as shall be determined by the Committee. The Restriction Period on Awards shall not be less than one year, provided, however, that, the Committee may grant Restricted Stock or Restricted Stock Equivalent awards without regard to the foregoing restriction period requirements with respect to a maximum of 5% of the aggregate shares authorized by Section 1.4(b) (subject to adjustment under Section 1.6). Except for restrictions on transfer, the Participant as owner of such shares of Restricted Stock shall have all the rights of a holder of Common Stock. With respect to shares of Restricted Stock which are issued subject to a Time Goal, the Corporation shall deliver to the Participant (or the Participant’s legal representative or designated beneficiary) the shares at the expiration of the Restriction Period. With respect to shares of Restricted Stock which are issued subject to a Price/Time Goal, the Corporation shall deliver to the Participant (or the Participant’s legal representative or designated beneficiary) the shares upon the achievement of the Price/Time Goal on or before the close of the Restriction Period. With respect to shares of Restricted Stock which are issued subject to a Price/Time Goal which fail to meet the goal before the end of the Restriction Period, all such shares shall be forfeited.

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4.4 Termination of Employment
In the event the Participant ceases to be an employee of the Company before the end of any Restriction Period with the consent of the Committee, or upon the Participant’s death, or retirement or disability pursuant to applicable disability or retirement plans of the Company before the end of any Restriction Period, the Committee shall have the absolute discretion to waive all or a portion of the Time Goals and Price/Time Goals established under Section 4.3 The shares thereby released, if any, shall thereafter be delivered to such Participant (or the Participant’s legal representative or designated beneficiary). In the event and to the extent the Committee does not exercise its discretion to waive the Time Goals and Price/Time Goals or a Participant ceases to be an employee of the Company for any other reason and without such consent before achievement of the Time Goal or Price/Time Goal, each Award to such Participant upon which the Restriction Period has not lapsed shall automatically be forfeited.

4.5 Award of Restricted Stock Equivalents
In lieu of or in addition to the foregoing Restricted Stock Awards, the Committee may award to any Participant restricted stock equivalents, subject to the terms and conditions of Sections 4.2, 4.3, and 4.4 being applied to such Awards as if those Awards were for Restricted Stock and subject to such other terms and conditions as the Committee may prescribe (“Restricted Stock Equivalents”); provided, however, that other than the right to receive dividend equivalents in cash at the same time as dividends are paid on Common Stock, which right the Committee may grant in its discretion, a Participant will not have any of the rights of a holder of Common Stock unless and until shares subject to such Restricted Stock Equivalents are delivered to the Participant. Each Restricted Stock Equivalent shall represent the right of the Participant to receive either shares or an amount determined in the manner established by the Committee at the time of award, which value may, without limitation, be equal to the Fair Market Value of one share of Common Stock. Payment for Restricted Stock Equivalents may be made in shares or in cash, in a lump sum or in installments, as the Committee may determine.

ARTICLE V: OTHER AWARDS, CASH EQUIVALENT AWARDS AND DEFERRAL
5.1 Other Awards
The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which awards may provide for cash payments based in whole or in part on the value or future value of Common Stock, for the acquisition or future acquisition of Common Stock, or any combination thereof (“Other Awards”); provided, that such Other Awards shall not vest in less than one year. Performance goals shall be based on measures determined as described in Section 3.3(b). Other Awards shall also include cash payments (including the cash payment of dividend equivalents) under the Plan which may be based on one or more criteria determined by the Committee which are unrelated to the value of Common Stock and which may be granted in tandem with, or independent of, other Awards under the Plan.

5.2 Cash Equivalent Awards
The Committee may permit Participants, on such terms and conditions as the Committee may prescribe, to elect to receive Performance Share and Restricted Stock Awards in cash in lieu of Common Stock provided such election is made prior to the earlier of: (i) the date the shares are issued for the benefit of the Participant (including when held by the Corporation subject to restrictions); or (ii) the day prior to the beginning of the calendar year in which the Award would become payable. Any such cash equivalent payments shall be based on the Fair Market Value of the Common Stock on the date determined by the Committee and be on such terms as shall not represent an increase in benefits. Such cash equivalent payments shall be applied against the limits on the maximum number of shares of Common Stock pursuant to Sections 1.4 and 1.5 as if the Award in lieu of which such cash equivalent payment was elected had been settled in stock.

5.3 Election to Defer
Participants eligible to participate in the Deere & Company Voluntary Deferred Compensation Plan or any successor plan thereto may elect, with the consent of the Committee and on such terms and conditions as the Committee may prescribe, no later than the day prior to the beginning of the last calendar year of the Performance Period (and in any event no later than the date that is six months before the end of the Performance Period) or such other date as may be specified by the Committee, to defer the payment or settlement of all or a portion of the Participant’s Performance Award, Restricted Stock Equivalent Award or Other Award (the “Deferred Amount”). All Deferred Amounts that are payable in cash will be subject to the terms and

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conditions of the Deere & Company Voluntary Deferred Compensation Plan or any successor plan thereto. For the avoidance of doubt, Participants are not permitted to make a deferral election with respect to Options or SARs.

ARTICLE VI: NON-TRANSFERABILITY
6.1 Non-Transferability
Except as provided below, no Award under the Plan (including any Deferred Amount), and no interest therein, shall be transferable by the Participant otherwise than by will or, if the Participant dies intestate, by the laws of descent and distribution and no Award may be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered in any way (whether by operation of law or otherwise) or be subject to execution, attachment, or similar process. Upon any attempt to so transfer, assign, pledge, hypothecate or otherwise dispose of, or subject to execution, attachment or similar process, any Award, or any right thereunder, contrary to the provisions hereof, the Award shall immediately become null and void. Except as provided below, all Awards shall be exercisable or received during the Participant’s lifetime only by the Participant or his legal representatives.

6.2 Permitted Transfers
Notwithstanding the foregoing, the Committee may from time to time permit Awards to be transferable subject to such terms and conditions as the Committee may impose, provided, however, no Award may be transferred for value (within the meaning of the General Instructions to Securities and Exchange Commission Form S-8). Notwithstanding the foregoing or anything else in the Plan, and in addition to the Company’s rights under Section 8.5 (“Tax Withholding”), the Company shall have the right to deduct from the final amount realized by any Participant upon the exercise, settlement or payment of any Award any amount that the Participant owes the Company (pursuant to contract, debt obligation or otherwise) at the time the Award is scheduled for settlement, provided, that no such deduction shall be made to the extent it is prohibited by Section 409A of the Code or would cause a Participant to recognize income for United States federal income tax purposes before an Award is settled or to incur additional tax or interest under Section 409A of the Code.

6.3 Transferability of Stock Options and SARs
Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of Options and SARs granted or to be granted to a Participant to be on terms which permit transfer by gift or domestic relations orders (i) by such Participant to family members, (ii) by family members to other family members, and (iii) to such other persons or entities as may be permitted under Form S-8 under the Securities Act of 1933, as amended from time to time or any successor form thereto. Following transfer, any such Options and SARs shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of termination of employment of Section 2.8 hereof shall continue to be applied with respect to the employee, following which the Options shall be exercisable by the transferee only to the extent and for the periods established pursuant to Section 2.8. “Family members,” for purposes of this Section, has the meaning expressed in the instructions to Form S-8 under the Securities Act or 1933, as amended from time to time, or any successor form thereto.

6.4 Beneficiary Designation
Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each designation will revoke all prior designations for the Plan by the same Participant, shall be in a form prescribed by the Corporation, and will be effective only when executed and filed by the Participant in writing during the Participant’s lifetime with the Corporation at such address specified on the designation form. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

ARTICLE VII: CHANGE OF CONTROL
7.1
(a) In the event that both:

(i) a “Change of Control” as defined in paragraph (b) of this Article VII occurs; and

(ii) a Qualifying Termination occurs; then, unless otherwise determined by the Committee or the Board of Directors in writing at or after the making of an Award, but prior to the occurrence of such Change of Control, all restrictions and vesting requirements applicable to any Award shall terminate; all Options and SARs granted hereunder shall become

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immediately exercisable and shall remain exercisable throughout their entire term; and, to the extent permitted under Section 409A, the value of all Awards other than options and SARs hereunder shall, to the extent determined by the Committee at or after grant, be cashed out on the basis of the “Change of Control Price” (as defined in paragraph (e) of this Article VII). Notwithstanding anything to the contrary contained herein, in the event of a Change of Control, the Committee or the Board of Directors may elect to accelerate the vesting of outstanding Awards, terminate outstanding Awards immediately prior to the Change of Control in exchange for a payment (which may be in the form of cash or common stock or a combination of the two) equal to the intrinsic value of such Award as of such time (which will be $0 for Options or SARs that are not in-the-money) or having such Award assumed or substituted on such terms and conditions as the Committee or the Board of Directors considers to be equitable. This Article VII shall not preclude Participants from participating at the discretion of the Committee or the Board of Directors on the same terms as stockholders generally (or in the case of Participants who hold Options, SARs or similar awards, on terms intended to achieve the same economic result as will apply to stockholders generally) in any Change of Control transaction in which shares of Common Stock are cancelled or exchanged for other consideration.

The term “Section 409A” shall mean Section 409A of the Code.

(b) For purposes of paragraph (a) of this Article VII, a “Change of Control” means a change in control of a nature that would be required to be reported in response to Schedule 14A of Regulation 14A promulgated under the Exchange Act whether or not the Corporation is then subject to such reporting requirement, provided that, without limitation, such a Change of Control shall be deemed to have occurred if:

(i) any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) (other than a Participant or group of Participants, the Corporation or a Subsidiary, any employee benefit plan of the Corporation including its trustee, or any corporation or similar entity which becomes the beneficial owner of securities of the Corporation in connection with a transaction excepted from the provisions of clause (iii) below) is or becomes the “beneficial owner” (as defined in Rule 13(d-3) under the Exchange Act), directly or indirectly, of securities of the Corporation (not including the securities beneficially owned or any securities acquired directly from the Corporation) representing thirty percent (30%) or more of the combined voting power of the Corporation’s then outstanding securities;

(ii) the following individuals shall cease to constitute a majority of the Board of Directors: individuals who upon approval of the Plan by the stockholders constitute the Board of Directors and any new director(s) whose appointment or election by the Board of Directors or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the time of approval of the amended Plan by the stockholders or whose appointment or election or nomination for election was previously so approved but excluding, for this purpose, any such new director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors;

(iii) there is consummated a merger, consolidation or similar business combination transaction of the Corporation (including, for the avoidance of doubt, any business combination structured as a forward or reverse triangular merger involving any direct or indirect subsidiary of the Corporation) with any other company, other than a merger, consolidation or similar business combination transaction which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined voting power of the voting securities of the Corporation or such surviving entity or parent outstanding immediately after such merger, consolidation or similar business combination transaction; or

(iv) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.

To extent required to comply with Section 409A of the Code, any distribution upon a Change of Control shall be deemed to refer to a Change of Control only to the extent such event is also a “change in control event” within the meaning of Section 409A of the Code.

(c) For purposes of paragraph (a) of this Article VII,

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(i) Qualifying Termination. The occurrence of any one or more of the following events shall constitute a Qualifying Termination:

(a) An involuntary termination of the Participant’s employment by the Corporation for reasons other than Cause within six (6) months preceding or within twenty-four (24) months following a Change of Control; any such involuntary termination shall be pursuant to a Notice of Termination (specifying the Effective Date of Termination which shall be not less than five days from the date of the Notice of Termination) delivered to the Participant by the Corporation; or

(b) A voluntary termination of the Participant’s employment by the Participant for Good Reason within twenty-four (24) months following a Change of Control pursuant to a Notice of Termination delivered to the Corporation by the Participant.

For purposes of the Plan, a Participant’s employment will be considered to have terminated upon (and only upon) such Participant’s “separation from service” from the Corporation and its 409A Affiliates as determined under the default provisions in Treasury Regulation Section 1.409A-1(h).

Without limiting the generality of the foregoing, if a Divestiture occurs within six (6) months preceding or within twenty four (24) months following a Change of Control, then the Divestiture itself will not be considered to cause a termination of the Participant’s employment, and whether the Participant experiences a Qualifying Termination following such Divesture will be determined by reference to the Participant’s employment with the Participant’s employer immediately following the Divestiture (including all entities that are considered to be a single employer with such party under the default provisions in Treasury Regulations Section 1.409A-1(h)) (so that, for example, an involuntary termination of the Participant’s employment with the Participant’s employer immediately following the Divestiture (including all entities that are considered to be a single employer with such party under the default provisions in Treasury Regulations Section 1.409A-1(h)) for reasons other than Cause within 24 months following a Change of Control will trigger the acceleration and valuation provisions).

(ii) “Cause” means (a) the Participant’s willful and continued failure to substantially perform his duties with the Corporation (other than any such failure resulting from disability or occurring after issuance by the Participant of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Corporation believes that the Participant has wilfully failed to substantially perform his duties, and after the Participant has failed to resume substantial performance of his duties on a continuous basis within thirty (30) calendar days of receiving such demand; (b) the Participant’s wilfully engaging in conduct (other than conduct covered under (a) above) which is demonstrably and materially injurious to the Corporation, monetarily or otherwise; or (c) the Participant’s having been convicted of, or having entered a plea of nolo contendere to, a felony. For purposes of this subparagraph, no act, or failure to act, on the Participant’s part shall be deemed “wilful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interests of the Corporation.

(iii) “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

(iv) “Effective Date of Termination” means the date on which a Qualifying Termination occurs which triggers the termination of vesting requirements and restrictions and cash-outs if applicable hereunder.

(v) “Good Reason” shall mean, without the Participant’s express written consent, the occurrence of any one or more of the following:

(a) The assignment of the Participant to duties materially inconsistent with the Participant’s authorities, duties, responsibilities, and status (including offices and reporting requirements) as an employee of the Corporation, or a reduction or alteration in the nature or status of the Participant’s authorities, duties, or responsibilities from the greater of (i) those in effect during the fiscal year immediately preceding the year of the Change of Control; or (ii) those in effect immediately preceding the Change of Control;

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(b) The Corporation’s requiring the Participant to be based at a location which is at least fifty (50) miles further from the current primary residence than is such residence from the Corporation’s current headquarters, except for required travel on the Corporation’s business to an extent substantially consistent with the Participant’s business obligations in effect immediately preceding the Change of Control;

(c) A reduction by the Corporation in the Participant’s Base Salary as in effect immediately preceding the Change of Control or as the same shall be increased from time to time;

(d) A material reduction in the Participant’s level of participation in any of the Corporation’s short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Participant participates from the levels in place during the fiscal year immediately preceding the Change of Control; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be “Good Reason” if the Participant’s reduced level of participation in each such program remains substantially consistent with the average level of participation of other participants who have positions commensurate with the Participant’s position;

(e) The failure of the Corporation to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform the obligations under this Plan; or

(f) Any involuntary termination of Participant’s employment that is not affected pursuant to a Notice of Termination.

The existence of Good Reason shall not be affected by the Participant’s temporary incapacity due to physical or mental illness not constituting a disability. The Participant’s continued employment shall not constitute a waiver of the Participant’s rights with respect to any circumstance constituting Good Reason.

(vi) “Base Salary” means a Participant’s annual rate of salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

(vii) “Divestiture” means a transaction in which (x) the entity that employs a Participant is sold, spun-off or otherwise disposed of by the Corporation with the result that such entity is no longer a 409A Affiliate, or (y) the business unit or division in which the Participant is employed is spun-off as a separate entity that is not a 409A Affiliate or is sold or otherwise transferred to a third party that is not a 409A Affiliate.

(viii) “409A Affiliate” means any corporation that is included in a controlled group of corporations (within the meaning of Section 414(b) of the Code) that includes the Corporation and any trade or business (whether or not incorporated) that is under common control with the Corporation (within the meaning of Section 414(c) of the Code).

(d) For purposes of this Article VII, “Change of Control Price” means the highest price per share of Common Stock paid in any transaction reported on the NYSE Composite Tape, or offered in any transaction related to a Change of Control at:

(i) the date the Change of Control occurs; or

(ii) such other date as the Committee may determine at or after grant but before the Change of Control occurs;

or at any time selected by the Committee during the sixty (60) day period preceding such date.

ARTICLE VIII: MISCELLANEOUS
8.1 Participant Agreement to Plan Provisions
The Participant shall notify the Associate Director, Executive Compensation or the Secretary of the Corporation of any issues and disagreements regarding the terms and conditions of the Award within the number of days specified in the notice of the terms of the Award to the Participant. Upon resolution of such issues as determined by the Company or, no such notice having been received, upon the expiration of such number of days, the Participant (and the Participant on behalf of his legal representative and designated beneficiary) shall be deemed to have agreed to comply with all the terms and conditions of the Award and the Plan (including without limitation, the conditions of Section 8.2 below) and any agreements, certificates and records issued in connection herewith.

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Appendix C

8.2 Conditions on Awards
In the event that the employment of a Participant holding any unexercised Option or SAR, any unearned Performance Award, any unearned shares of Restricted Stock, or any unearned Restricted Stock Equivalents shall terminate with the consent of the Committee or by reason of retirement or disability, the rights of such Participant to any such Award shall be subject to the conditions that until any such Option or SAR is exercised, or any such Performance Award, share of Restricted Stock or Restricted Stock Equivalent is earned, the Participant shall (a) not engage, either directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any business or activity which is at the time competitive with any business or activity conducted by the Company and (b) be available, unless the Participant shall have died, at reasonable times for consultations (which shall not require substantial time or effort) at the request of the Company’s management with respect to phases of the business with which the Participant was actively connected during the Participant’s employment, but such consultations shall not (except in the case of a Participant whose active service was outside of the United States) be required to be performed at any place or places outside of the United States of America or during usual vacation periods or periods of illness or other incapacity. In the event that either of the above conditions is not fulfilled, the Participant shall forfeit all rights to any unexercised Option or SAR, Performance Award, shares of Restricted Stock or Restricted Stock Equivalents held on the date of the breach of the condition. Any determination by the Board of Directors, which shall act upon the recommendation of the Chairman, that the Participant is, or has, engaged in a competitive business or activity as aforesaid or has not been available for consultations as aforesaid shall be conclusive.

8.3 Effect on Other Plans
(a) Participation in the Plan shall not affect a Participant’s eligibility to participate in any other benefit or incentive plan of the Company.

(b) Any Awards made pursuant to the Plan shall not be included in the Participant’s remuneration for the purposes of determining the benefits provided under any other plan of the Company unless specifically provided in such other plan.

(c) The adoption of the Plan shall not preclude the adoption by appropriate means of any other stock option or other incentive plan for employees of the Company.

8.4 Rights of Participants
Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company for any period of time or to continue the Participant’s present or any other rate of compensation. No employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

8.5 Tax Withholding
(a) The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any withholding or other tax due from the Company with respect to any amount payable and/or shares issuable under the Plan, and, to the extent permitted by Section 409A, the Company may defer such payment or issuance unless indemnified to its satisfaction.

(b) Subject to the consent of the Committee, in connection with (i) the exercise of a NSO, (ii) lapse of restrictions on a Restricted Stock Award, or (iii) the issuance or settlement of any other stock Award under the Plan, a Participant may make an irrevocable election (an “Election”) to (A) have shares of Common Stock otherwise issuable under (i) withheld, or (B) tender back to the Corporation shares of Common Stock received pursuant to (i), (ii), or (iii), or (C) deliver back to the Corporation pursuant to (i), (ii), or (iii) previously-acquired shares of Common Stock of the Corporation, in each case having a Fair Market Value sufficient to satisfy all or part of the minimum federal, state and local statutory withholding requirements applicable to the Participant.

(c) Such Election must be made by a Participant prior to or on the date on which the relevant tax obligation arises (the “Tax Date”). The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Award under this Plan that the right to make Elections shall not apply to such Awards.

108	DEERE & COMPANY	2020 PROXY STATEMENT

Appendices
Appendix C

8.6 Foreign Alternatives
Notwithstanding the other provisions of the Plan, in the case of any Award (including any Deferred Amount) to any Participant who is an employee of a foreign Subsidiary or foreign branch of the Company or held by a Participant who is in any other category specified by the Committee, the Committee may specify that such Award shall not be represented by shares of Common Stock or other securities but shall be represented by rights approximately equivalent (as determined by the Committee) to the rights that such Participant would have received if shares of Common Stock or other securities had been issued in the name of such Participant otherwise in accordance with the Plan (such rights being hereinafter called “Stock Equivalents”). The Stock Equivalents representing any such Award may subsequently, at the option of the Committee, be converted into cash or an equivalent number of shares of Common Stock or other securities under such circumstances and in such manner as the Committee may determine. Stock Equivalents shall be applied against the limits on the maximum number of shares of Common Stock pursuant to Sections 1.4 and 1.5.

8.7 Non-Uniform Determinations
The Committee’s determinations under the Plan, including without limitation, (a) the determination of the Participants to receive Awards, (b) the form, amount and timing of such Awards, (c) the terms and provisions of such Awards and (d) agreements evidencing the same, need not be uniform and may be made by it selectively among Participants who receive, or who are eligible to receive, Awards under the Plan, whether or not such Participants are similarly situated.

8.8 Suspensions, Leaves of Absence, and Transfers
The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any suspension of employment or leave of absence from the Company granted to a Participant whether such suspension or leave is paid or unpaid and whether due to a disability or otherwise. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (a) whether or not any such suspension or leave of absence shall be treated as if the Participant ceased to be an employee of the Company and (b) the impact, if any, of any such suspension or leave of absence on Awards under the Plan. In the event a Participant transfers within the Company, such Participant shall not be deemed to have ceased to be an employee of the Company for purposes of the Plan. With respect to Participants who are not officers of the Corporation subject to Section 16 of the Exchange Act, each of the Senior Vice President or President of the Corporation with oversight of Human Resources, the Senior Vice President and General Counsel and the Vice President, Global Human Resources of the Corporation, individually, shall be entitled to exercise all of the power and authority of the Committee under this Section 8.8.

8.9 Requirements of Law, Governing Law
(a) The granting of Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Illinois, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of such agreement to the substantive law of another jurisdiction.

(b) Each Award (including Deferred Amounts) shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration, or qualification of such Award, or any shares of Common Stock or other property subject thereto, upon any securities exchange or under any foreign, federal, or state securities or other law or regulation, or the consent or approval of any governmental body or the taking of any other action to comply with or otherwise with respect to any such law or regulation, is necessary or desirable as a condition to or in connection with the granting of such Award or the issue, delivery or purchase of shares of Common Stock or other property thereunder, no such Award may be exercised or paid in Common Stock or other property unless such listing, registration, qualification, consent, approval, or other action shall have been effected or obtained free of any conditions not acceptable to the Committee and the holder of the Award will supply the Corporation with such certificates, representations and information as the Corporation shall request and shall otherwise cooperate with the Corporation in effecting or obtaining such listing, registration, qualification, consent, approval or other action. In the case of officers and other persons subject to Section 16 of the Exchange Act, the Committee may at any time impose any limitations upon the exercise, delivery, or payment of any Award (including Deferred Amounts) which, in the discretion of the Committee, are necessary or desirable in order to qualify such exercise, delivery or payment for any available exemption under Section 16(b) of the Exchange Act and the rules and regulations thereunder. If the Corporation, as part of an offering of securities or otherwise, finds it desirable because of foreign, federal, or state legal or regulatory

109	DEERE & COMPANY	2020 PROXY STATEMENT

Appendices
Appendix C

requirements to reduce the period during which Options or SARs may be exercised, the Committee may, in its discretion and without the holders’ consent, so reduce such period on not less than 15 days’ written notice to the holders thereof.

8.10 Amendment, Suspension and Termination of Plan
The Committee may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Committee may deem advisable in order that any Awards thereunder shall conform to or otherwise reflect any change in applicable laws or regulations, or to permit the Company or its employees to enjoy the benefits of any change in applicable laws or regulations, or in any other respect the Committee may deem to be in the best interests of the Company; provided, however, that no such amendment shall, without the approval of the stockholders of the Corporation to the extent required by law, agreement, or the rules of any exchange upon which the Common Stock is listed, (i) materially increase the number of shares of Common Stock which may be issued under the Plan (except as provided in Section 1.6), (ii) materially expand the class of employees eligible to participate in the Plan, (iii) expand the types of Awards available under the Plan, (iv) materially extend the termination date of the Plan, (v) materially change the method of determining the exercise price of Options under the Plan, or (vi) delete or limit any provision prohibiting repricing of Options under the Plan. No such amendment, suspension or termination shall materially and adversely affect the rights of Participants under outstanding Options, SARs, Performance Awards, awards of Restricted Stock or Restricted Stock Equivalents, Other Awards, or Deferred Amounts without the consent of the Participants affected thereby.

8.11 Effective Date
The Plan shall become effective upon approval by the stockholders of the Corporation.

8.12 Duration of the Plan
The Plan shall remain in effect until all Awards under the Plan are free of all restrictions imposed by the Plan, but no Awards shall be made hereunder after December 31, 2030.

8.13 Recoupment of Awards
All Awards granted under the Plan shall be subject to the terms of the Company’s Executive Incentive Award Recoupment Policy, as amended from time to time, or any successor policy thereto (the “Recoupment Policy”). The Company shall have the right to recover any amount realized by a Participant upon the exercise, settlement or payment of any Award granted, outstanding or paid under the Plan pursuant to the terms of the Recoupment Policy or otherwise as required by law.

ARTICLE IX: DEFINITIONS AND OTHER GENERAL PROVISIONS
(a) The term “Fair Market Value” as it relates to Common Stock on any given date means (i) the closing price of the Corporation’s Common Stock on the NYSE at the conclusion of regular trading hours on such date, as reported by the NYSE (or, if not so reported, as reported by a successor reporting service selected by the Corporation, or if not reported by any successor service, as reported on any domestic stock exchanges on which the Common Stock is then listed); or (ii) if the Common Stock is not listed on any domestic stock exchange, the closing price of the Corporation’s Common Stock as reported in the domestic over-the-counter market on such date or the last previous date reported (or, if not so reported, by the system then regarded as the most reliable source of such quotations) or, if there are no reported sales on such date, the mean of the closing bid and asked prices as so reported; or (iii) if the Common Stock is listed on a domestic exchange or quoted in the domestic over-the-counter market, but there are not reported sales or quotations, as the case may be, on the given date, the value determined pursuant to (i) or (ii) above using the reported closing prices or quotations on the last previous date on which so reported; or (iv) if none of the foregoing clauses applies, the fair value as determined in good faith by the Board of Directors or the Committee.

(b) The term “fiscal year” means the fiscal year of the Corporation.

(c) The terms “retirement” and “disability” as used under the Plan shall be construed by reference to the provisions of the pension plan or other similar plan or program of the Company applicable to a Participant. Unless the Committee establishes otherwise, the terms “retirement” and “disability” mean normal retirement, early retirement, and total and permanent disability, each as defined in the John Deere Pension Plan for Salaried Employees and the John Deere Long-Term Disability Plan, and similar events under other similar plans of the Company applicable to the Participant. Unless the Committee establishes otherwise, the terms “retirement” and “disability” do not include Participants entitled only to a deferred vested pension as defined in the John Deere Pension Plan for Salaried Employees, and/or only salary continuance under the

110	DEERE & COMPANY	2020 PROXY STATEMENT

Appendices
Appendix C

Company’s salary continuance policy, and similar events under other similar plans and policies of the Company applicable to the Participants.

(d) The term “Subsidiary” means, unless the context otherwise requires, any corporation or other legal entity (other than the Corporation) in an unbroken chain of legal entities beginning with the Corporation if each of the legal entities other than the last legal entity in such chain owns equity interests possessing at least 50% of the voting power in one of the other legal entities in such chain.

(e) The term “Substitute Award” shall mean an Award granted upon assumption of, or in substitution for, outstanding awards previously granted by a corporation or other legal entity in connection with a business transaction, such as a merger, combination, consolidation or acquisition of property or stock.

(f) Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

(g) Statements in the Plan that an action is permitted “to the extent permitted by Section 409A,” or similar expressions, shall mean that such action is permitted to the extent it will not result in a Participant being required to recognize income for United States federal income tax purposes before exercise, payment or settlement of an Award, as applicable, or in the Participant’s incurring additional tax or interest under Section 409A.

111	DEERE & COMPANY	2020 PROXY STATEMENT

Directions to Deere & Company World Headquarters

ONE JOHN DEERE PLACE
MOLINE, ILLINOIS 61265-8098

The Annual Meeting of Shareholders on Wednesday, February 26, 2020, will be held at 10 a.m. Central Standard Time in the auditorium at Deere & Company World Headquarters, which is located at One John Deere Place, Moline, Illinois. John Deere Place intersects with John Deere Road east of 70th Street, Moline. The entrance to World Headquarters and parking are on the east side of the building.

From Chicago (or the east)
Take I-290 (Eisenhower Expressway) west to I-88 West (East-West Tollway), which turns into IL5/John Deere Road. Follow IL5/John Deere Road to John Deere Place. Turn right onto John Deere Place. Follow that for about a 1/4 mile. Turn left onto World Headquarters grounds. Follow the signs to parking to the east side of the building.

From Des Moines (or the west)
Take I-80 east to exit 298. Exit onto I-74 East. Follow for about 9-1/4 miles to the IL5 East/John Deere Road exit (exit 4B). Exit onto IL5 East/John Deere Road. Follow IL5/John Deere Road east for 3.3 miles to John Deere Place. Turn onto John Deere Place and follow that for about a 1/4 mile. Turn left onto World Headquarters grounds. Follow the signs to parking to the east side of the building.

From Peoria (or the south)
Take I-74 West to the I-280 West exit. Exit onto I-280 West. Follow for about 10 miles to exit 18A. Exit onto I-74 West. Follow for about a 1/2 mile to the IL5 East/John Deere Road exit (exit 4B). Exit onto IL5 East/John Deere Road. Follow IL5/John Deere Road east for 3.3 miles to John Deere Place. Turn onto John Deere Place and follow that for about a 1/4 mile. Turn left onto World Headquarters grounds. Follow the signs to parking to the east side of the building.

DEERE & COMPANY
SHAREHOLDER RELATIONS
ONE JOHN DEERE PLACE
MOLINE, IL 61265

YOUR VOTE IS IMPORTANT.
THANK YOU FOR VOTING!

VOTE BY TELEPHONE AND INTERNET
24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on February 25, 2020 for shares held directly and by 11:59 P.M. Eastern Time on February 21, 2020 for shares held in an employee savings plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on February 25, 2020 for shares held directly and by 11:59 P.M. Eastern Time on February 21, 2020 for shares held in an employee savings plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Deere & Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned the proxy card.

If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy card.

VOTE IN PERSON
Submit your voting instructions at the meeting by filling out a ballot which, upon request, will be provided to you during the meeting.

SHAREHOLDER MEETING REGISTRATION:
To vote and/or attend the meeting, go to the "Register for Meeting" link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E87126-P31121	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DEERE & COMPANY
Vote on Directors
The Board of Directors recommends a vote FOR all Nominees.		For	Against	Abstain
1a.	Election of Director: Samuel R. Allen	☐	☐	☐

1b.	Election of Director: Alan C. Heuberger	☐	☐	☐

1c.	Election of Director: Charles O. Holliday, Jr.	☐	☐	☐

1d.	Election of Director: Dipak C. Jain	☐	☐	☐

1e.	Election of Director: Michael O. Johanns	☐	☐	☐

1f.	Election of Director: Clayton M. Jones	☐	☐	☐

1g.	Election of Director: John C. May	☐	☐	☐

1h.	Election of Director: Gregory R. Page	☐	☐	☐

1i.	Election of Director: Sherry M. Smith	☐	☐	☐

1j.	Election of Director: Dmitri L. Stockton	☐	☐	☐

1k.	Election of Director: Sheila G. Talton	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Vote on Proposals

The Board of Directors recommends a vote FOR the following Proposal:		For	Against	Abstain

2.	Amendment to Deere’s ByLaws to provide that courts located in Delaware will be the exclusive forum for certain legal disputes	☐	☐	☐

The Board of Directors recommends a vote FOR the following Proposal:		For	Against	Abstain

3.	Advisory vote on executive compensation	☐	☐	☐

The Board of Directors recommends a vote FOR the following Proposal:		For	Against	Abstain

4.	Approval of the John Deere 2020 Equity and Incentive Plan	☐	☐	☐

The Board of Directors recommends a vote FOR the following Proposal:		For	Against	Abstain

5.	Ratification of the appointment of Deloitte & Touche LLP as Deere's independent registered public accounting firm for fiscal 2020	☐	☐	☐

The Board of Directors recommends a vote AGAINST the following Proposal:		For	Against	Abstain

6.	Shareholder Proposal - Adopt a Board Ideology Disclosure Policy	☐	☐	☐

(Please sign, date, and return this proxy in the enclosed postage prepaid envelope.)

To receive your materials electronically in the future, please enroll at www.proxyvote.com.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Dear Shareholders:

It is a pleasure to invite you to the 2020 Annual Meeting of Shareholders of Deere & Company. The meeting will be held at 10 A.M. Central Time on Wednesday, February 26, 2020, at the Deere & Company World Headquarters, One John Deere Place, Moline, Illinois.

The enclosed Notice of Meeting and Proxy Statement covers the formal business of the meeting, which includes election of the named directors, four company proposals, including the ratification of the independent registered public accounting firm for fiscal 2020, one shareholder proposal, and any other business that properly comes before the meeting. The rules of conduct for the meeting include the following:

1.	No cameras, sound equipment, or recording devices may be brought into the auditorium.

2.	Cell phones and similar devices must be turned off and put away.

3.	There will be a discussion period at the end of the meeting. Questions are to be addressed to the Chairman. If you wish to present a question or comment, please make your way to a microphone and wait to be recognized, then begin by stating your name, indicating the city and state where you reside, and confirming that you are a shareholder.

4.	The Chairman is authorized to impose reasonable time limits on the remarks of individual shareholders and has discretion to rule on any matters that arise during the meeting. Personal grievances or claims are not appropriate subjects for the meeting.

5.	Voting results announced at the meeting by the Inspectors of Voting are preliminary. Voting results will be included in a Form 8-K filed with the Securities and Exchange Commission on or around March 3, 2020.

The Notice of the 2020 Annual Meeting, the Fiscal 2019 Proxy Statement, Form of Proxy, and the Fiscal 2019
Annual Report are available on Deere's Internet site at www.JohnDeere.com/stock.

Detach Proxy Card Here
▼	▼
E87127-P31121

DEERE & COMPANY
PROXY - ANNUAL MEETING / FEBRUARY 26, 2020

Solicited by the Board of Directors for use at the Annual Meeting of Shareholders of Deere & Company on February 26, 2020.

The undersigned appoints each of Samuel R. Allen and Todd E. Davies, attorney and proxy, with full power of substitution, on behalf of the undersigned, and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of Deere & Company that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof.

The shares represented by this proxy will be voted as specified and, in the discretion of the proxies, on all other matters. The proxies will vote as the Board of Directors recommends where a choice is not specified.

Please mark, date, and sign your name exactly as it appears on this proxy and return this proxy in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian, or officer of a corporation, please give your full title as such. For joint accounts, each joint owner should sign.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)